                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

--------------------------------------------------------------------------------

                                COMMON AGREEMENT

                          DATED AS OF FEBRUARY 26, 2004

                                      among

          CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V.,
                                  as Borrower,

               WESTLB AG, NEW YORK BRANCH, as Intercreditor Agent,

                   THE LENDERS FROM TIME TO TIME PARTY HERETO

          WESTLB AG, NEW YORK BRANCH, as Facility Administrative Agent,

                        CITIBANK, N.A., as Note Trustee,

       BANCO SANTANDER CENTRAL HISPANO, S.A., NEW YORK BRANCH, as Offshore
                                Collateral Agent,

           BANCO SANTANDER MEXICANO, S.A., as Onshore Collateral Agent

                                       and

          THE OTHER CREDITORS AND CREDITOR REPRESENTATIVES FROM TIME TO
                                TIME PARTY HERETO

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

                                TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS......................................................................        2

   Section 1.01.       Certain Defined Terms....................................................................        2
   Section 1.02.       Accounting Principles and Terms..........................................................       33
   Section 1.03.       Rules of Construction....................................................................       33

ARTICLE II PARTICIPATION IN THE FINANCING OF THE PROJECT........................................................       34

   Section 2.01.       Procedures for Disbursement of Loans.....................................................       34
   Section 2.02.       Procedures for Disbursements from Note Proceeds Accounts.................................       34

ARTICLE III PREPAYMENTS; TAXES..................................................................................       35

   Section 3.01.       Prepayments..............................................................................       35
   Section 3.02.       Taxes....................................................................................       38

ARTICLE IV CONDITIONS PRECEDENT.................................................................................       40

   Section 4.01.       Conditions Precedent to the Closing Date, the Initial Funding and the
                        Purchase of Investor Notes..............................................................       40
   Section 4.02.       Conditions Precedent to Each Funding.....................................................       46
   Section 4.03.       Reliance on Certificates.................................................................       49
   Section 4.04.       Project Costs............................................................................       49

ARTICLE V REPRESENTATIONS AND WARRANTIES........................................................................       49

   Section 5.01.       Representations and Warranties of the Borrower...........................................       49
   Section 5.02.       Rights and Remedies Not Limited..........................................................       59

ARTICLE VI COVENANTS OF THE BORROWER............................................................................       59

   Section 6.01.       Affirmative Covenants....................................................................       59
   Section 6.02.       Negative Covenants.......................................................................       67
   Section 6.03.       Reporting Obligations....................................................................       72

ARTICLE VII EVENTS OF DEFAULT...................................................................................       76

   Section 7.01.       Events of Default........................................................................       76
   Section 7.02.       Acceleration.............................................................................       80
   Section 7.03.       Other Remedies...........................................................................       81
   Section 7.04.       Application of Funds.....................................................................       84
   Section 7.05.       Additional Rights of Secured Parties.....................................................       86
   Section 7.06.       Notice to Borrower.......................................................................       87

ARTICLE VIII THE FACILITY ADMINISTRATIVE AGENT..................................................................       87

   Section 8.01.       Authorization and Action.................................................................       87
   Section 8.02.       Facility Administrative Agent's Reliance, Etc............................................       88
   Section 8.03.       Rights of Facility Administrative Agent..................................................       88
   Section 8.04.       WestLB and Affiliates....................................................................       90
   Section 8.05.       Indemnification..........................................................................       90
   Section 8.06.       Successor Agent..........................................................................       91

ARTICLE IX THE COLLATERAL AGENTS................................................................................       91

   Section 9.01.       Appointment and Duties of Collateral Agents..............................................       91
   Section 9.02.       Direction of Collateral Agents by Majority Creditors; Action by Collateral Agents........       92
   Section 9.03.       Administration of Collateral.............................................................       93
   Section 9.04.       Collateral Agent Reliance, Etc...........................................................       93
   Section 9.05.       Knowledge of Event of Default............................................................       94
   Section 9.06.       Successor Collateral Agents..............................................................       94
   Section 9.07.       Damages..................................................................................       95

ARTICLE X THE INTERCREDITOR AGENT...............................................................................       95

   Section 10.01.      Appointment and Duties of Intercreditor Agent............................................       95

ARTICLE XI MISCELLANEOUS........................................................................................      100

   Section 11.01.      Amendments, Etc..........................................................................      100
   Section 11.02.      Notices, Etc.............................................................................      102
   Section 11.03.      No Waiver of Remedies....................................................................      103
   Section 11.04.      Costs, Expenses and Indemnification......................................................      103
   Section 11.05.      Right of Set-off.........................................................................      105
   Section 11.06.      Binding Effect...........................................................................      105
   Section 11.07.      Use of Name..............................................................................      106
   Section 11.08.      WAIVER OF JURY TRIAL.....................................................................      106
   Section 11.09.      GOVERNING LAW, SUBMISSION TO JURISDICTION, ETC...........................................      106
   Section 11.10.      Relation of the Parties; No Beneficiary..................................................      107
   Section 11.11.      Execution in Counterparts................................................................      107
   Section 11.12.      Severability.............................................................................      107
   Section 11.13.      Waiver of Immunity.......................................................................      107
   Section 11.14.      English Language.........................................................................      108
   Section 11.15.      Judgment Currency........................................................................      108
   Section 11.16.      Execution of Other Documents; Conflicts..................................................      109

SCHEDULES:

SCHEDULE 1.01A    -     ADMINISTRATIVE DECISIONS
SCHEDULE 4.01(r)  -     SENIOR MANAGERS
SCHEDULE 5.01(c)  -     GOVERNMENTAL APPROVALS
SCHEDULE 5.01(j)  -     ENVIRONMENTAL NON-COMPLIANCE
SCHEDULE 5.01(r)  -     EASEMENTS, ETC.
SCHEDULE 5.01(hh) -     POWERS OF ATTORNEY
SCHEDULE 5.01(jj) -     CAPITAL STOCK
SCHEDULE 6.01(d)  -     INSURANCE REQUIREMENTS

EXHIBITS:

EXHIBIT A         -     FORM OF COST OVERRUN LC
EXHIBIT B-1       -     FORM OF DEPOSITARY AGREEMENT
EXHIBIT B-2       -     FORM OF NOTEHOLDER DEPOSITARY AGREEMENT
EXHIBIT C-1       -     FORM OF ENERGO GUARANTEE
EXHIBIT C-2       -     FORM OF ICA GUARANTEE
EXHIBIT C-3       -     FORM OF NACIONAL GUARANTEE
EXHIBIT D-1       -     FORM OF INITIAL DISBURSEMENT LC
EXHIBIT D-2       -     FORM OF SUBSEQUENT DISBURSEMENT LC
EXHIBIT E-1       -     FORM OF MEXICAN SUBORDINATION AGREEMENT
EXHIBIT E-2       -     FORM OF RUSSIAN SUBORDINATION AGREEMENT
EXHIBIT F-1       -     FORM OF U.S. SECURITY AGREEMENT
EXHIBIT F-2       -     FORM OF NOTEHOLDER SECURITY AGREEMENT
EXHIBIT G         -     FORM OF BORROWER PLEDGE AGREEMENT
EXHIBIT H-1       -     FORM OF MEXICAN STOCK PLEDGE AGREEMENT
EXHIBIT H-2       -     FORM OF RUSSIAN STOCK PLEDGE AGREEMENT
EXHIBIT I         -     FORM OF NOTICE OF FUNDING
EXHIBIT J-1       -     FORM OF CECSA CONSENT
EXHIBIT J-2       -     FORM OF INTERTECHNE/TECHNOPROJECT CONSENT
EXHIBIT J-3       -     FORM OF ENERGO CONSENT
EXHIBIT J-4       -     FORM OF ADDITIONAL PROJECT CONTRACT CONSENT
EXHIBIT K         -     FORM OF REVISED PERFORMANCE GUARANTEE
EXHIBIT L-1       -     FORM OF INITIAL JUNIOR PERFORMANCE LC
EXHIBIT L-2       -     FORM OF SUBSEQUENT JUNIOR PERFORMANCE LC

                                COMMON AGREEMENT

                          Dated as of February 26, 2004

      THIS COMMON AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance herewith, the "Common Agreement") is made by and among:

      (i) CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V., a sociedad anonima de capital variable organized under the laws of Mexico (the "Borrower");

      (ii) WESTLB AG, NEW YORK BRANCH, as intercreditor agent (together with its successors and assigns in such capacity, the "Intercreditor Agent") for the Secured Parties (as hereinafter defined);

      (iii) each of the banks and other financial institutions listed on the signature pages hereto as a "Lender" and any of their assignees that may from time to time become a party hereto (each individually a "Lender" and, collectively, the "Lenders");

      (iv) WESTLB AG, NEW YORK BRANCH, as facility administrative agent (together with its successors and assigns in such capacity, the "Facility Administrative Agent") for the Lenders;

      (v) CITIBANK, N.A., a national banking association under the laws of the United States of America, as note trustee (together with its successors and assigns in such capacity under the Note Indenture (as defined below), the "Note Trustee");

      (vi) BANCO SANTANDER CENTRAL HISPANO, s.a., new york branch, as offshore collateral agent (together with its successors and assigns in such capacity, the "Offshore Collateral Agent") for the Secured Parties;

      (vii) BANCO SANTANDER MEXICANO, S.A., as onshore collateral agent (together with its successors and assigns in such capacity, the "Onshore Collateral Agent"); and

      (viii) THE OTHER CREDITORS AND CREDITOR REPRESENTATIVES FROM TIME TO TIME PARTY HERETO.

                             PRELIMINARY STATEMENTS

      1. Pursuant to the International Public Bid (Licitacion Internacional Publica) No. 18164093-011-02 (the "RFP"), the Borrower has been awarded a contract to develop and construct a hydroelectric generating plant to be located in the La Yesca and Santa Maria del Oro municipalities of the State of Nayarit, Mexico, which construction shall be in accordance with the terms, conditions and specifications set forth in the Bid (as hereinafter defined) for the Project (as hereinafter defined) and the Mixed Financed Public Works Contract (Contrato Mixto de Obra Publica Financiada), dated March 26, 2003, entered into by the Borrower and the Comision Federal de Electricidad ("CFE").

      2. The Borrower desires that the Creditors provide an up to U.S.$629,381,031 construction facility and up to U.S.$53,000,000 contingent facility for the Project, and the Creditors are willing to provide such financing subject to and in accordance with the terms and conditions set forth herein.

      Accordingly, the parties hereto hereby agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

      Section 1.01. Certain Defined Terms. As used in this Common Agreement, the following terms shall have the following meanings:

      "Acceptable LC Provider" means a financial institution whose long-term senior unsecured indebtedness carries either (i) Mexican currency ratings of at least A2 by Moody's and A by S&P or (ii) foreign or dollar currency ratings of at least A2 by Moody's and A by S&P; provided, however, that each of Banco Nacional de Comercio Exterior, S.N.C. ("Bancomext"), Banco Nacional de Obras y Servicios Publicos, S.N.C. ("Banobras"), Banco Nacional de Mexico, S.A. ("Banamex") and Banco Santander Mexicano, S.A. shall also be deemed to be an Acceptable LC Provider so long as (a) the long-term senior unsecured indebtedness of such Person carries foreign or dollar currency ratings of at least Baa3 by Moody's and BBB- by S&P and (b)(i) with respect to each of Bancomext and Banobras, it remains one-hundred percent (100%) owned by the government of Mexico and benefits from the full faith and credit of Mexico, (ii) with respect to Banamex, it remains an Affiliate of Citigroup Inc. and (iii) with respect to Banco Santander Mexicano, S.A., it remains an Affiliate of Banco Santander Central Hispano, S.A.

      "Account Collateral" has the meaning assigned thereto in the Depositary Agreement.

      "Accounts" means, collectively the Onshore Account and the Offshore Accounts.

      "Accumulated Value" means, from time to time, the net present value of the aggregate of all amounts recognized by CFE in the relevant Monthly Report, included as "V" in all Notices of Funding delivered prior to the date of calculation of the "Accumulated Value" (and confirmed by the Independent Engineer), with such net present value calculated (a) assuming a maturity date for sixty percent (60%) of such amounts included in "V" that is sixty (60) days after February 28, 2007 (as such date may be extended pursuant to paragraph 1 of the Second Clarification Memorandum), and a maturity date for forty percent (40%) of such amounts that is sixty (60) days after August 31, 2007 (as such date may be extended pursuant to paragraph 1 of the Second Clarification Memorandum), and (b) applying a discount rate equal to the Weighted Average Rate.

      "Additional Amounts" has the meaning assigned thereto in Section 2.15 of the Note Indenture.

      "Additional Project Contracts" means, collectively, any additional contracts with an aggregate value equal to or greater than U.S.$5,000,000 entered into by or assigned to the

Borrower after the execution and delivery of this Common Agreement, related to the development, construction and completion of the Project.

      "Additional Works" means any Works performed or to be performed by the Borrower pursuant to any CFE Change Request or PWC Change Order pursuant to
Section 9.3 of the Public Works Contract.

      "Administrative Agent Default Rate" means, on any date of determination, with respect to any amounts payable to any Credit Representative on its own behalf, the rate per annum equal to the sum of (a) the Base Rate in effect on such date plus (b) 5.25%.

      "Administrative Decision" means any of the routine and administrative decisions, actions, authorizations, directions, approvals, determinations, waivers and consents set forth on Schedule 1.01A to the Common Agreement; provided, however, Administrative Decision shall not include any decision, action, authorization, direction, approval, determination, waiver or consent which relates to an Event of Default or Default (other than with respect to Section 7.01(w)).

      "Affiliate" means, with respect to any Person, any Subsidiary of such Person or any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation, a partnership or a limited liability company if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership or limited liability company, whether through the ownership of voting Securities, by contract or otherwise.

      "Applicable GAAP" means (a) with respect to the Borrower, ICA, Nacional, Peninsular, ICASA, Piadisa, Technoproject and CECSA, Mexican GAAP, (b) with respect to the issuer(s) and, if applicable, confirming institutions of the Performance Guarantee (including any Junior Performance LC), the Disbursement LC Providers and the Cost Overrun LC Providers, Mexican GAAP or International GAAP,
(c) with respect to Energo, International GAAP, and (d) with respect to Intertechne, Brazilian GAAP.

      "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office, in the case of a Base Rate Loan, and such Lender's LIBOR Lending Office, in the case of a LIBO Rate Loan.

      "Assignee" has the meaning assigned thereto in the Credit Agreement.

      "Assignment" has the meaning assigned thereto in the Credit Agreement.

      "Bankruptcy Event of Default" has the meaning assigned thereto in the Intercreditor Agreement.

      "Base Rate" has the meaning assigned thereto in the Credit Agreement.

      "Base Rate Loan" has the meaning assigned thereto in the Credit Agreement.

      "Bid" means the bidding documents prepared by the Borrower in connection with its bid for the Public Works Contract consisting of the Technical Proposal (Propuesta Tecnica), the Economic Proposal (Propuesta Economica) and all accompanying documents, representations and certificates.

      "Bidding Bases" means the Bases de Licitacion, as such term is defined in the Public Works Contract.

      "Borrower" has the meaning assigned thereto in clause (i) of the introductory paragraph to this Common Agreement.

      "Borrower Pledge Agreement" means the Pledge Agreement (Contrato de Prenda sin Transmision de Posesion) made by the Borrower in favor of the Onshore Collateral Agent in respect of (i) the collection rights of the Borrower under the Public Works Contract, (ii) the rights of the Borrower under each Principal Subcontract and under each guarantee, bond, letter of credit or other form of security provided in favor of or for the benefit of the Borrower pursuant to any Principal Subcontract and, to the extent requested by the Intercreditor Agent, each Additional Project Contract (other than the Performance Guarantee and Quality Guarantee), (iii) the rights of the Borrower under the Insurance Policies, and (iv) equipment, materials and other movable property of the Borrower, in substantially the form of Exhibit G hereto.

      "Borrowing" means a borrowing under the Credit Agreement consisting of Loans of the same Type and Interest Period and made on the same day by the Lenders, as thereafter Continued/Converted.

      "Brazilian GAAP" means the accounting rules of the Instituto Brasileiro de Contabilidade (IBRACON) as in effect and as may be modified from time to time.

      "Business Day" means a day of the year on which banks are not required or authorized to close in New York, New York, and, if the applicable Business Day relates to any LIBO Rate Loans, on which dealings are carried on in the London interbank market.

      "Capital Expenditures" means expenditures of the Borrower (other than expenditures made with the proceeds of casualty insurance) for fixed or capital assets that, in accordance with the Applicable GAAP, would be classified as capital expenditures.

      "Capital Lease Liabilities" means all monetary obligations of any Person under any leasing or similar arrangement that, in accordance with the Applicable GAAP, would be classified as capitalized leases, and, for purposes of this Common Agreement and each other Financing Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with the Applicable GAAP.

      "Capital Stock" has the meaning assigned thereto in Section 5.01(jj) of this Common Agreement.

      "CECSA" means Constructora El Cajon, S.A. de C.V.

      "CECSA Contract" means the Mixed Works Contract (Contrato Mixto de Obra) dated April 11, 2003 between the Borrower and CECSA, as amended and restated by the agreement dated February 9, 2004 between the Borrower and CECSA.

      "CFE" has the meaning assigned thereto in paragraph 1 of the Preliminary Statements.

      "CFE Change Request" means any request by CFE pursuant to Section 9.3 of the Public Works Contract with respect to Additional Works or reduction in the Works.

      "CFE Notice" means the notice delivered to and acknowledged in writing by CFE in connection with, among other things, the pledge of the Borrower's collection rights under the Public Works Contract, substantially in the form of Exhibit B to Exhibit G hereto.

      "CFE Side Letter" means the letter agreement dated November 18, 2003 between CFE and the Borrower with reference to the Public Works Contract.

      "Closing Balance Sheet" means the balance sheet of the Borrower dated December 31, 2003 and delivered to the Intercreditor Agent pursuant to Section 4.01(k).

      "Closing Date" means the first Business Day upon which each of the conditions precedent set forth in Sections 4.01 and 4.02 of the Common Agreement have been fulfilled to the satisfaction of each Lender and the Note Trustee, each of the conditions precedent set forth in Section 8 of the Note Purchase Agreement have been fulfilled to the satisfaction of the Lead Managers and each of the conditions precedent set forth in Section 4.02 of the Credit Agreement have been fulfilled to the satisfaction of each of the Lenders.

      "Code" means the Internal Revenue Code of 1986.

      "Collateral" means all of the real and personal property that is subject to or purported to be subject to any Lien under any or all of the Security Documents.

      "Collateral Agents" means the Offshore Collateral Agent and the Onshore Collateral Agent, collectively.

      "Commitment" has the meaning assigned thereto in the Credit Agreement.

      "Common Agreement" has the meaning assigned thereto in the introductory paragraph of this agreement.

      "Consortium Agreement" means the agreement, dated February 11, 2003, among the Shareholders.

      "Construction Budget" means the Borrower's budget for all anticipated Project Costs to be incurred in connection with the development, construction and commissioning of the Project, which shall include a balanced statement of sources and uses of proceeds of the Loans and Investor Notes and any other funds necessary to develop, construct and complete the Project.

      "Construction Loan Commitment" has the meaning assigned thereto in the Credit Agreement.

      "Construction Loans" has the meaning assigned thereto in the Credit Agreement.

      "Construction Note" has the meaning assigned thereto in the Credit Agreement.

      "Construction Schedule" means the schedule for construction and completion of the Project set forth in Annex 3 to the Public Works Contract and delivered by the Borrower on the date of this Common Agreement pursuant to Section 4.01(k) (without, unless otherwise expressly set forth in this Common Agreement, giving effect to any extensions of the same pursuant to the Public Works Contract as the result of any Event of Force Majeure, of any act or omission of CFE or otherwise).

      "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes but is not limited to any substance regulated under any EHS Requirement.

      "Contingency Loan Commitment" has the meaning assigned thereto in the Credit Agreement.

      "Contingency Note" has the meaning assigned thereto in the Credit
Agreement.

      "Continuation/Conversion", "Continue/Convert" or "Continued/Converted" has the meaning assigned thereto in the Credit Agreement.

      "Contract Price" has the meaning assigned to Precio del Contrato in the Public Works Contract.

      "Contract Proceeds Sub-Account" has the meaning assigned to such term in the Noteholder Depositary Agreement.

      "Contractual Obligation" means, as to any Person, any provision of any Security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

      "Cost Certificate" means a certificate, in substantially the form of
Schedule I to Exhibit I hereto, duly executed and delivered by the Borrower's Financial Representative to the Intercreditor Agent pursuant to Section 4.02(a) of this Common Agreement, the Facility Administrative Agent and the Independent Engineer pursuant to Section 2.04(b) of the Credit Agreement and, if applicable, the Note Trustee pursuant to Section 2.02 of the Common Agreement and Section 4.1(c) or 4.2, as applicable, of the Noteholder Depositary Agreement in connection with each Funding.

      "Cost Overrun Amount" has the meaning assigned thereto in Section 6.01(q) of this Common Agreement.

      "Cost Overrun Guarantee" means, collectively, (i) the available undrawn amounts of all Cost Overrun LCs then on deposit in the Dollar Cost Overrun Guarantee Account and (ii) all cash deposits held in the Dollar Cost Overrun Guarantee Account provided pursuant to Section 6.01(q) of this Common Agreement.

      "Cost Overrun LC" means one or more standby letters of credit required to be delivered pursuant to Section 6.01(q) of the Common Agreement or otherwise delivered by the Borrower at any time to the Intercreditor Agent, in an aggregate amount not exceeding U.S.$28,000,000 and in substantially the form attached as Exhibit A or otherwise in form and substance satisfactory to the Intercreditor Agent, issued or confirmed by a Cost Overrun LC Provider in favor of the Offshore Collateral Agent or, in the case of any such standby letter of credit issued or confirmed by any Cost Overrun LC Provider that is an Affiliate of the Offshore Collateral Agent, the Intercreditor Agent.

      "Cost Overrun LC Provider" means an Acceptable LC Provider (or any other financial institution acceptable to the Intercreditor Agent in its sole discretion) issuing or, if applicable, confirming any Cost Overrun LC.

      "Credit Agreement" means the credit agreement dated as of February 26, 2004 (as amended, supplemented or otherwise modified from time to time), among the Borrower, the Lenders and WestLB AG, New York Branch, as Facility Administrative Agent.

      "Credit Facilities" means the collective reference to the credit facilities available to the Borrower under the Credit Agreement and the Investor Notes.

      "Credit Parties" means, collectively, the Borrower and the Sponsors.

      "Creditor LC Providers" means, collectively, the issuers and, if applicable, confirming institutions of the Creditor LCs.

      "Creditor LCs" means, collectively, any Disbursement LCs, any Cost Overrun LCs and the Performance Guarantee (other than the irrevocable letter of credit in the form of the Modelo de Carta de Credito in Annex 16 to the Public Works Contract).

      "Creditor Representatives" means, collectively, the Facility Administrative Agent, the Intercreditor Agent, the Collateral Agents, the Note Trustee (acting at the direction of the appropriate Persons pursuant to the terms of the Note Indenture) and the Offshore Depositary Bank.

      "Creditors" means, collectively, the Lenders and the Note Holders.

      "Critical Event" has the meaning assigned to Evento Critico in the Public Works Contract.

      "Debt" means (a) all indebtedness for borrowed money, including all payments of principal, interest, premium and all other amounts payable in connection therewith, (b) obligations evidenced by debt securities, bonds, debentures, notes, acceptances or other similar instruments, (c) obligations to pay the deferred purchase price of property or services

(excluding trade accounts payable, supplier accounts payable or accrued liabilities arising in the ordinary course of business and which are not overdue by more than one-hundred twenty (120) days), (d) Capital Lease Liabilities, (e) obligations (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit, (f) obligations under "swaps," "caps," "floors," "collars" or other interest rate or currency exchange hedging contracts or similar arrangements, (g) Guaranty Obligations, and (h) Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person.

      "Debt Service" means, for any period (without duplication), all payments of interest, premium, Fees, Taxes, Other Taxes, Additional Amounts or other amounts (other than principal payments on the Loans and Investor Notes), made or required to be made by the Borrower during such period under this Common Agreement, the Facility Notes, the Investor Notes and any other Financing Document.

      "Default" means the occurrence and continuance of an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

      "Default Rate" means, on any date of determination, a rate per annum equal to the Administrative Agent Default Rate, Investor Default Rate or Lender Default Rate, as applicable.

      "Depositary Agreement" means an agreement among the Borrower, the Facility Administrative Agent, the Offshore Collateral Agent, the Onshore Collateral Agent, the Note Trustee, the Intercreditor Agent and the Offshore Depositary Bank, in substantially the form of Exhibit B-1 hereto.

      "Depositary Bank Claims" has the meaning assigned thereto in the Depositary Agreement.

      "Designated Bank Event" means any authorization, direction, approval, determination, waiver, amendment or consent relating to:

      (a) any particular action or event (other than a Fundamental Decision, a decision in respect of the Investor Notes upon an Event of Default or a decision thereafter in respect of the enforcement thereafter of the Collateral) in respect of which the Borrower obtains written evidence from each Relevant Rating Agency that such action or event would not result in a Ratings Downgrade;

      (b) any matter contemplated under the proviso contained in Section 11.01(c)(i) of the Common Agreement;

      (c) matters relating solely to the Credit Agreement or to the appointment, renewal or duties of the Facility Administrative Agent or other Creditors' Representative thereunder;

      (d) any matter relating to the manner of applying prepayments to reduce Funded Debt outstanding under the Credit Agreement; and

      (e) any decision that is expressed in the Financing Documents to be a decision of the Lenders.

      "Designated Creditor Agent" means the Facility Administrative Agent, the Note Trustee (acting at the direction of the appropriate Persons pursuant to the terms of the Note Indenture), and, from time to time, any other similar parties in relation to other Creditors.

      "Disbursement Guarantee" means, the lesser of (i) U.S.$26,000,000 and (ii) the sum of the available undrawn amount of all Disbursement LCs and all cash deposits held in the Dollar Disbursement Guarantee Deposit Account but provided pursuant to Section 6.01(r) of this Common Agreement.

      "Disbursement LC Provider" means an Acceptable LC Provider (or any other financial institution acceptable to the Intercreditor Agent in its sole discretion) issuing or, if applicable, confirming any Disbursement LC.

      "Disbursement LCs" means, collectively, the standby letters of credit, each in substantially the form of, in the case of any such letter of credit issued prior to the date of the initial Funding, Exhibit D-1 hereto or, in all other cases, substantially in the form of Exhibit D-2 hereto (or otherwise in form and substance acceptable to the Intercreditor Agent), issued or confirmed by the Disbursement LC Providers in favor of (i) prior to the date that is five
(5) Business Days following the payment in full of all amounts payable under the Interim Loan Documents, the Collateral Agent (as defined in the Interim Credit Agreement) and the Intercreditor Agent and (ii) at all times thereafter, the Offshore Collateral Agent or, in the case of any such standby letter of credit issued or confirmed by any Disbursement LC Provider that is an Affiliate of the Offshore Collateral Agent, the Intercreditor Agent.

      "Dollar Construction Account" has the meaning assigned thereto in the Depositary Agreement.

      "Dollar Cost Overrun Guarantee Account" has the meaning assigned thereto in the Depositary Agreement.

      "Dollar Cost Overrun Guarantee Deposit Account" has the meaning assigned thereto in the Depositary Agreement.

      "Dollar Disbursement Account" has the meaning assigned thereto in the Depositary Agreement.

      "Dollar Disbursement Guarantee Account" has the meaning assigned thereto in the Depositary Agreement.

      "Dollar Disbursement Guarantee Deposit Account" has the meaning assigned thereto in the Depositary Agreement.

      "Dollar DSU Account" has the meaning assigned thereto in the Depositary Agreement.

      "Dollar LC Accounts" shall mean the Dollar Disbursement Guarantee Account and the Dollar Cost Overrun Guarantee Account.

      "Dollar Loss Proceeds Deposit Account" has the meaning assigned thereto in the Depositary Agreement.

      "Dollar Performance Guarantee Account" has the meaning assigned thereto in the Depositary Agreement.

      "Dollar Permitted Investments" means U.S. Dollar-denominated investments that are:

            (a) obligations of or directly and fully guaranteed by the United States of America, or of any agency or instrumentality thereof, maturing not later than 365 days from the date of acquisition thereof;

            (b) certificates of deposit, time deposits and banker's acceptances maturing not later than 365 days from the date of acquisition thereof, or overnight bank deposits, in each case held or maintained by any commercial bank having capital in excess of U.S.$500,000,000 and having a commercial paper rating (or the holding company thereof having a commercial paper rating) of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and that is a member of the Federal Reserve System; or

            (c) commercial paper rated (on the date of acquisition thereof) A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, maturing not later than two hundred seventy
      (270) days from the date of acquisition thereof.

      "Dollar Revenue Account" has the meaning assigned thereto in the Depositary Agreement.

      "Domestic Lending Office" has the meaning assigned thereto in the Credit Agreement.

      "EHS" means environment, health and/or safety.

      "EHS Damages" means all claims, judgments, damages (including punitive damages), losses, obligations, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs and expenses (including costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any settlement or judgment), of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable (including reasonable attorney's and consultants' fees and disbursements), any of which are incurred at any time and arise out of or relate in any way to (a) violation or alleged violation by any Person of any EHS Requirements applicable to the Borrower or the Project, (b) the presence or the Release of any Contaminant at the Property (including any Release that occurred prior to the Borrower's construction, use or maintenance of the Project) and any related Remedial Action or (c) the transport, treatment, recycling, reuse, Release, use, storage or disposal at any location of any Contaminant generated, treated, recycled, stored, processed, used, transported, Released or disposed of by any Person at or from the

Project, or any other building, structure, facility or installation presently or formerly located at the Property.

      "EHS Decision" means (a) amending this definition of EHS Decision or the definition of EHS Requirements or of IFC Guidelines or (b) any authorization, direction, approval, determination, waiver, amendment or consent with respect to
(A) Section 6.01(f) of the Common Agreement [Compliance with Laws, Etc.] (but solely with respect to any EHS Requirement) or (B) Section 7.01(t) of the Common Agreement (but solely with respect to any EHS Requirement).

      "EHS Notice" means any complaint, order, report, citation, notice or other written communication received by the Borrower from any Person (including, but not limited to, an employee) (a) with respect to any violation or alleged violation of any EHS Requirement, or (b) relating to the Release of any Contaminant in violation of any EHS Requirement or requiring any Remedial Action at any location, that could affect the Borrower or the Project.

      "EHS Permits" means any Governmental Approval required by or applicable under any EHS Requirement.

      "EHS Report" means any written report issued from time to time by the Environmental Consultant regarding the environmental aspects of the Public Works Contract and the Project.

      "EHS Requirements" means (a) any applicable Law pertaining to (i) the protection of health, safety, and the indoor or outdoor environment, (ii) the conservation, management, or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater, (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, exposure to, any Contaminant or (v) pollution (including any Release to air, soil, surface water, groundwater, or into the workplace) and (b) the IFC Guidelines.

      "Electromechanical Contract" means the Contract No. CIISA - 001-2003 - Contract for the Scope of Electromechanical Works required for the El Cajon Hydroelectric Project (Contrato No. CIISA - 001 - 2003 - Contrato por el Alcance de las Obras Electromecanicas Requeridas para el Proyecto Hidroelectrico El Cajon) dated March 31, 2003 between the Borrower and Energo, as amended and restated by the agreement dated February 9, 2004 between the Borrower and Energo.

      "Energo" means Open Joint Stock Company "Power machines - ZTL, LMZ, Electrosila, Energomachexport", an open joint stock company organized under the laws of the Russian Federation.

      "Energo Guarantee" means the Guarantee Agreement made by Energo in favor of the Intercreditor Agent or Offshore Collateral Agent, in substantially the form of Exhibit C-1 hereto.

      "Enforcing Required Creditor" has the meaning assigned thereto in the Intercreditor Agreement.

      "Engineering Contract" means the Agreement to Provide Services (Contrato de Prestacion de Servicios) dated March 28, 2003 among the Borrower, Intertechne and Technoproject, as amended by Amendment No. 1 (Convenio Modificatorio No. 1) thereto dated April 10, 2003, Amendment No. 2 (Convenio Modificatorio No. 2) thereto dated September 19, 2003 and Amendment No. 3 (Convenio Modificatorio No.
3) thereto dated February 16, 2004.

      "Entitled Person" has the meaning assigned thereto in Section 11.15.

      "Equator Principles" means those principles voluntarily adopted by various banks and members of the financial community, generally known as the "Equator Principles" and derived from policies and guidelines promulgated by the International Finance Corporation or any Affiliate thereof designed to promote financing and development of projects in a manner that is socially responsible and employs environmentally sound and sustainable management practices.

      "Environmental Consultant" means URS Corporation, or such other environmental consultant as shall be engaged by the Intercreditor Agent from time to time to examine, report upon and advise the Intercreditor Agent and the Creditors with respect to all environmental issues pertaining to the Project.

         "Environmental Lien" means a lien in favor of any Governmental Authority for any (a) liability under any EHS Requirement, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release of a Contaminant into the environment.

      "Environmental Matter" has the meaning assigned thereto in Section
11.04(d).

      "Event of Default" has the meaning assigned thereto in Section 7.01.

      "Event of Default of the Commission" has the meaning assigned to Evento de Incumplimiento de la Comision in the Public Works Contract.

      "Event of Force Majeure" has the meaning assigned to Caso Fortuito o Fuerza Mayor in the Public Works Contract.

      "Event of Loss" means (a) the actual or constructive loss of all or substantially all of the Project, (b) a Taking with respect to all or substantially all of the Project, or (c) any damage, loss or destruction of all or any portion of the Project in an amount not covered by insurance in excess of U.S.$25,000,000.

      "Execution Date" means the date of execution of this Common Agreement by the parties hereto.

      "Facilities" means the credit facilities available to the Borrower under the Credit Agreement.

      "Facilities Fee Letter" means the Construction and Contingency Facilities Fee Letter dated February 26, 2004 among WestLB, ICA and the Borrower.

      "Facility Administrative Agent" has the meaning assigned thereto in clause
(iv) of the introductory paragraph to this Common Agreement.

      "Facility Administrative Agent Claims" means all obligations of the Borrower, now or hereafter existing, to pay fees, costs, expenses and other amounts to the Facility Administrative Agent under the Financing Documents (including pursuant to Section 11.04) and any agreements, instruments and documents executed and delivered pursuant thereto.

      "Facility Note" means any Construction Note or Contingency Note.

      "Federal Reserve System" means the Federal Reserve System of the United States of America.

      "Fee Letters" means, collectively, (a) the Facilities Fee Letter, (b) the Lender Fee Letters (as such term is defined in the Credit Agreement), (c) the Initial Purchaser Fee Letter dated February 26, 2004 between the Borrower and the Lead Managers and (d) any other fee letter executed from time to time between the Borrower and any successor Creditor Representative in accordance with the Financing Documents.

      "Fees" means, collectively, each of the fees set forth in Section 3.05 of the Credit Agreement and in the Fee Letters.

      "Financial Representative" means, with respect to any Person, a Representative of such Person responsible for the financial affairs of such Person.

      "Financing Documents" means, collectively, this Common Agreement, the Loan Documents, the Note Documents, the Security Documents, the Guarantees, the Subordination Agreements, the CFE Notice, Third Party Consents, the Intercreditor Agreement, the Fee Letters and any other documents necessary to implement the financing to be provided by the Creditors.

      "First Clarification Memorandum" means the Primer Memorandum de Aclaraciones to the Public Works Contract dated July 17, 2003 between the Borrower and CFE.

      "First Installment" means the first payment (primer pago) pursuant to the definition of Contract Payment Date (Fecha de Pago del Contrato) set forth in
Section 1.1 of the Public Works Contract.

      "First Modification Agreement" means the Primer Convenio Modificatorio to the Public Works Contract dated July 4, 2003 between the Borrower and CFE.

      "Fundamental Decision" means any authorization, direction, approval, determination, waiver, amendment or consent which would have the effect of:

      (a) changing the maturity of any Funded Debt or Investor Note or reducing the principal amount thereof or changing the currency or place or manner of payment thereof;

      (b) changing the Applicable Margin (as defined in the Credit Agreement) or any other margin or fixed rate with respect to interest on the Funded Debt or Investor Notes or the obligation to pay Make-Whole Premium, Taxes, Other Taxes or Additional Amounts, or changing the time of payment of interest, fees, Make-Whole Premium, or other amounts due on any Funded Debt or Investor Note;

      (c) changing the amount of any commitment of any Creditor or the obligation of any Creditor or the Noteholder Depositary Bank to make a Funding or subjecting any Creditor to additional obligations;

      (d) amending the definitions of Administrative Decision, Material Decision, Supermajority Decision or Fundamental Decision as set forth in the Common Agreement;

      (e) releasing any Collateral, terminating any Lien created pursuant to any Security Document or depriving any Secured Party of the security afforded or purported to be afforded by any Security Document (except as otherwise allowed under the Financing Documents);

      (f) changing the repayment schedule of the Credit Agreement or Investor Notes;

      (g) amending the priority of the security interests granted in the Collateral in favor of the Creditors except as contemplated in the Financing Documents;

      (h) amending any Financing Document or consenting to the amendment of any other Transaction Document in a manner that prefers one or more Creditors over any other Creditors;

      (i) waiving any Payment Event of Default or Bankruptcy Event of Default;

      (j) initiating a winding up, liquidation, official management, receivership, bankruptcy, insolvency or dissolution of, or arrangement or proposal involving, the Borrower or any analogous process;

      (k) waiving, amending or modifying any voting requirement, procedure or percentage in the Common Agreement or the Intercreditor Agreement;

      (l) waiving any condition precedent contained in Section 4.01 or Section
4.02 of the Common Agreement or any determination, consent or approval in respect thereof, in each case only in respect of the initial Funding and Purchase of Investor Notes;

      (m) permitting any assignment by the Borrower (other than any assignment permitted pursuant to Clause 15.3 or Clause 21.7 of the Public Works Contract, provided that such assignment is expressly made subject to the Liens created pursuant to the Security Documents) or CFE (other than any assignment permitted pursuant to Clause 30.1 of the Public Works Contract) of any of its rights or obligations under any Transaction Documents;

      (n) eliminating the right of any Secured Party to receive any notices under any Transaction Document;

      (o) causing either of the Scheduled Provisional Acceptance Date or the Scheduled Project Completion Date to be later than the Note Maturity Date or causing the total amount set forth in the Construction Budget (excluding the aggregate amount of all Subordinated Debt disbursed (free of all Liens other than the first priority perfected Lien in favor of the applicable Collateral Agent) to the Borrower and all insurance proceeds available to the Borrower in accordance with the terms hereof to be applied to the repair or replacement of Works) to be greater than U.S.$629,381,031;

      (p) amending or modifying Section 11.01 of this Common Agreement or
Article 6 of the Intercreditor Agreement;

      (q) releasing any Sponsor of any of its obligations under the relevant Sponsor Guarantee;

      (r) impairing the right of any Secured Party to institute suit for the enforcement of any of its rights to the payment of any of the Obligations;

      (s) permitting any amendment, modification or waiver of any provision of the CFE Side Letter; or

      (t) permitting any assumption pursuant to the CFE Side Letter of the Borrower's obligations under the Financing Documents by CFE or any substitute contractor.

      "Funded Debt" means, collectively, the principal amounts of (i) all Loans outstanding under the Credit Agreement and (ii) all Investor Notes outstanding under any Note Indenture (but only to the extent the proceeds of such Investor Notes have been disbursed from the Note Proceeds Account (excluding those proceeds disbursed pursuant to clause (i) of Section 2.02 of the Common Agreement) or the Note Interest Account and excluding Investor Notes to the extent the same are secured or represented by the balance of the Note Prepayment Account).

      "Funding" means either a Borrowing or a Note Proceeds Withdrawal.

      "Good Faith Contest" means the contest of an item if the item is diligently contested in good faith by appropriate proceedings timely instituted and (a) adequate cash reserves are established with respect to the contested item in accordance with Applicable GAAP with respect to any Principal Subcontractor and in accordance with Mexican GAAP with respect to the Borrower, and (b) during the period of such contest, the enforcement of any contested item is effectively stayed.

      "Governmental Approval" means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, notification, exemption of, or filing or registration with, any Governmental Authority, including any EHS Permit, or authorization required in connection with (a) the execution, delivery or performance of any Transaction Document, (b) the grant and perfection of any Lien contemplated by the Security Documents or
(c) the development, construction or completion of the Project.

      "Governmental Authority" means any national, state or local government (whether domestic or foreign) or any other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Governmental Force Majeure" has the meaning assigned to Fuerza Mayor Gubernamental in the Public Works Contract.

      "Guarantees" means, collectively, the Sponsor Guarantees, any Disbursement LCs, any Cost Overrun LCs and the Performance Guarantee (other than the irrevocable letter of credit in the form of the Modelo de Carta de Credito in Annex 16 to the Public Works Contract).

      "Guarantors" means, collectively, the Sponsors, the Disbursement LC Providers, the Cost Overrun LC Providers and the issuer(s) of the Performance Guarantee (including any Junior Performance LC).

      "Guaranty Obligations" means, with respect to any Person, obligations of such Person under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or make an investment or supply funds, or otherwise to assure a creditor or other Person, either directly or indirectly, against loss in respect of, indebtedness or obligations of others that (a) are of the kinds referred to in clauses (a) through (e) of the definition of "Debt" (such as obligations to pay for property or services irrespective of whether such property is tendered or transferred or such services are performed) or (b) are obligations that represent trade accounts payable or accrued liabilities, regardless of whether or not such obligations are required to be reflected in the financial statements of such Person under Applicable GAAP.

      "ICA" means Empresas ICA, Sociedad Controladora, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico.

      "ICA Guarantee" means the Guarantee Agreement made by ICA in favor of the Offshore Collateral Agent, in substantially the form of Exhibit C-2 hereto.

      "ICASA" means Ingenieros Civiles Asociados, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico.

      "IFC Guidelines" means, collectively, (a) the General Health and Safety Guidelines, dated July 1, 1998, as adopted by the International Finance Corporation ("IFC"), (b) General Environmental Guidelines as outlined in the Pollution Prevention and Abatement Handbook (World Bank Group, 1998), (c) the IFC Safeguard Policy, Safety of Dams (OP 4.37) and (d) each other applicable material EHS guideline of the IFC in effect on the Execution Date.

      "IFRS" means the International Financial Reporting Standards promulgated by the International Accounting Standards Board, as in effect and may be modified from time to time.

      "Indemnified Person" has the meaning assigned thereto in Section 11.04(c).

      "Independent Engineer" means Sargent & Lundy Consulting Group LLC, or such other independent consulting engineer of recognized expertise selected by the Intercreditor Agent, with the consent of the Majority Lenders, to act for the Creditors pursuant to the terms of this Common Agreement and other Financing Documents.

      "Initial Purchasers" has the meaning assigned thereto in the Note Purchase Agreement.

      "Insurance Consultant" means Marsh USA Inc., or such other independent insurance consultant of recognized expertise selected by the Intercreditor Agent, with the consent of the Majority Lenders, to act for the Creditors pursuant to the terms of this Common Agreement and other Financing Documents.

      "Insurance Policies" means the policies of insurance with respect to the development, construction and completion of the Project meeting at least the requirements set forth in Schedule 6.01(d).

      "Intercreditor Agent" has the meaning assigned thereto in clause (ii) of the introductory paragraph of this Common Agreement.

      "Intercreditor Agent Claims" means all obligations of the Borrower, now or hereafter existing, to pay fees, costs, expenses and other amounts to the Intercreditor Agent under the Financing Documents (including pursuant to Section 11.04) and any agreements, instruments and documents executed and delivered pursuant thereto.

      "Intercreditor Agreement" means the Intercreditor Agreement, dated as of February 26, 2004, among the Facility Administrative Agent, the Offshore Collateral Agent, the Onshore Collateral Agent, the Note Trustee and the Intercreditor Agent.

      "Interest Period" has the meaning assigned thereto in the Credit
Agreement.

      "Interest Rate Cap" means any interest rate cap agreement entered into by the Borrower to provide a cap on the interest rate payable on the Loans.

      "Interest Rate Notice" has the meaning assigned thereto in the Credit Agreement.

      "Interim Credit Agreement" means the Credit Agreement dated as of March 31, 2003 among the Borrower, certain Lenders from time to time party thereto and WestLB as Administrative Agent and as Collateral Agent, as amended by Amendment No. 1 thereto dated as of October 30, 2003, Amendment No. 2 thereto dated as of January 26, 2004 and as otherwise supplemented, modified and/or amended from time to time.

      "Interim Loan Documents" means collectively the Loan Documents (for purposes of this definition only, as defined in the Interim Credit Agreement).

      "Interim Security Documents" has the meaning assigned to "Security Documents" in the Interim Credit Agreement.

      "Interim Stock Pledge Agreements" means, collectively, the Stock Pledge Agreements as defined in the Interim Credit Agreement.

      "International GAAP" means U.S. GAAP, U.K. GAAP or IFRS.

      "Intertechne" means Intertechne Consultores Asociados S/C Ltda., a corporation organized under the laws of the Federal Republic of Brazil.

      "Investor Default Rate" means, on any date of determination, with respect to any amount payable to any Note Holder, the rate per annum equal to the sum of
(a) 6.50% plus (b) 2.00%.

      "Investor Notes" means the notes or bonds of the Borrower to be issued pursuant to the Note Indenture.

      "Junior Performance LC" means an irrevocable letter of credit, in substantially the form, in the case of any such letter of credit issued prior to the date of the initial Funding, Exhibit L-1 hereto or, in all other cases, substantially in the form of Exhibit L-2 hereto (or otherwise in form and substance acceptable to the Intercreditor Agent), issued or confirmed by an Acceptable LC Provider in favor of (i) prior to the date that is five (5) Business Days following the payment in full of all amounts payable under the Interim Loan Documents, the Collateral Agent (as defined in the Interim Credit Agreement) and the Intercreditor Agent and (ii) at all times thereafter, the Offshore Collateral Agent, or in the case of any such standby letter of credit issued or confirmed by any Acceptable LC Provider that is an Affiliate of the Offshore Collateral Agent, the Intercreditor Agent that remains outstanding for a period of not fewer than sixty (60) days beyond the scheduled expiration of the Performance Guarantee in effect from time to time in an amount at least equal to the entire amount then available to be drawn under such Performance Guarantee.

      "Law" means any domestic or foreign, federal, state, local or other statute, law, rule, regulation, decree, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

      "Lead Managers" has the meaning assigned to "Representatives" in the Note Purchase Agreement.

      "Lender Collateral" shall have the meaning assigned thereto in the U.S. Security Agreement.

      "Lender Default Rate" means, on any date of determination, with respect to any amount payable to any Lender, the rate per annum equal to the sum of (a) the Base Rate in effect on such date plus (b) the Applicable Margin (as defined in the Credit Agreement) for Base Rate Loans in effect on such date plus (c) 2.00%.

      "Lenders" has the meaning assigned thereto in clause (iii) of the introductory paragraph to this Common Agreement, and shall also be deemed to include each permitted Assignee that becomes a Lender in accordance with the terms of the Credit Agreement.

      "LIBO Rate" has the meaning assigned thereto in the Credit Agreement.

      "LIBO Rate Loan" has the meaning assigned thereto in the Credit Agreement.

      "LIBOR Lending Office" has the meaning assigned thereto in the Credit Agreement.

      "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

      "Loan" has the meaning assigned to such term in the Credit Agreement.

      "Loan Documents" means, collectively, the Credit Agreement, the Facility Notes, the Interest Rate Caps, the Notices of Funding issued in connection with any Borrowing under the Credit Agreement and the Notices of Continuation/Conversion.

      "Loan Maturity Date" means August 31, 2007, provided, however, that such date may be extended upon written notice from the Borrower for up to two hundred seventy (270) days for Permissible Project Completion Delays.

      "Majority Creditors" means, at any time, Creditors holding Pro Rata Shares equal (in the aggregate) to more than fifty percent (50%).

      "Majority Lenders" has the meaning assigned thereto in the Credit
Agreement.

      "Make-Whole Premium" has the meaning assigned thereto in the Note
Indenture.

      "Material Adverse Effect" means a material adverse effect, as determined in the reasonable opinion of the Intercreditor Agent (acting at the instructions of the Majority Creditors), on (a) the ability of the Borrower, any Guarantor or any other Project Party to perform its obligations within the period contemplated therefore (including any applicable grace period not exceeding thirty (30) days) under any of the Transaction Documents to which it is a party,
(b) the Project, the Collateral, or the rights and remedies of the Secured Parties under any of the Financing Documents, (c) the validity or enforceability of any of the Transaction Documents, or (d) the business, operations, financial condition or prospects of the Borrower or CFE.

      "Material Decision" means any decision, action, authorization, direction, approval, determination, waiver, amendment or consent that is not an Administrative Decision, Supermajority Decision , Fundamental Decision or EHS Decision.

      "Mexican Business Day" means a day of the year on which banks are not required or authorized to close in Mexico City, Mexico.

      "Mexican GAAP" means generally accepted accounting principles in Mexico as in effect and as may be modified from time to time.

      "Mexican Security Documents" means, collectively, (a) the Borrower Pledge Agreement, (b) the Stock Pledge Agreements and (c) the Powers of Attorney.

      "Mexican Stock Pledge Agreement" means the pledge agreement made by Piadisa, ICASA and Peninsular in favor of the Onshore Collateral Agent, in substantially the form of Exhibit H-1 hereto.

      "Mexican Subordination Agreement" means the subordination agreement among the Borrower, ICA, Nacional, Piadisa, ICASA, Peninsular, Sistemas, the Intercreditor Agent, the Onshore Collateral Agent and the Offshore Collateral Agent, in substantially the form of Exhibit E-1 hereto.

      "Mexico" means the United Mexican States.

      "Milestone" means an hito under and as such term is used in the Public Works Contract.

      "Minimum Performance Standards" means the specifications and standards set forth in Form OT22 and OT24 of the Bid pursuant to Annex 13, Section I.2 (Valores garantizados por el licitante) in the Public Works Contract and the specifications and standards set forth in the "Equipos Electromecanicos" section in Form OT23 of the Bid.

      "Monthly Report" means each monthly progress report delivered by the Borrower to CFE pursuant to Clause 13.4 of the Public Works Contract, together with all CFE recognitions of the same.

      "Moody's" means Moody's Investors Service, Inc.

      "Nacional" means La Nacional Compania Constructora, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico.

      "Nacional Guarantee" means the Guarantee Agreement made by Nacional in favor of the Offshore Collateral Agent, in substantially the form of Exhibit C-3 hereto.

      "Note Collateral" means all of the Borrower's present and future right, title and interest in and to (a) the Note Interest Account, the Note Proceeds Account and the Note Prepayment Account (including all sub-accounts thereof),
(b) all cash, cash equivalents, securities, investments, financial assets, Security Entitlements (as defined in the Noteholder Depositary Agreement), payments, other amounts, and all other items of property from time to time held, maintained or carried in, or credited or deposited in, any of the Noteholder Accounts, including Permitted Investments, (c) all rights, claims and causes of action, if any, that the Borrower may have against any Person in respect of the foregoing and (d) all proceeds of any or all of the foregoing.

      "Note Documents" means, collectively, the Note Indenture, the Note Purchase Agreement and the Investor Notes.

      "Note Holders" means the registered holders from time to time of the Investor Notes, provided that for purposes of the consent or voting provisions of Section 11.01 of this Common Agreement and any other consent or voting provision of the Common Agreement, the Intercreditor Agreement or the other Financing Documents, "Note Holders" shall mean the holders from time to time of a beneficial interest in an Investor Note.

      "Note Indenture" means the Note Indenture dated as of February 26, 2004 between the Borrower and the Note Trustee and each indenture supplemental thereto entered into by such parties pursuant to Article 8 of such Note Indenture.

      "Note Interest Account" shall have the meaning assigned thereto in the Noteholder Depositary Agreement.

      "Note Interest Amount" means net proceeds of the Investor Notes in an amount equal to U.S.$63,288,333.

      "Note Maturity Date" means May 27, 2008.

      "Note Prepayment Account" shall have the meaning assigned thereto in the Noteholder Depositary Agreement.

      "Note Proceeds Account" shall have the meaning assigned thereto in the Noteholder Depositary Agreement.

      "Note Proceeds Withdrawal" means the making of transfers out of the Note Proceeds Account or the Note Interest Account in accordance with the terms of the Noteholder Depositary Agreement (other than any transfers from the Note Proceeds Account or the Note Interest Account to the Dollar Revenue Account pursuant to the proviso in the last sentence of Section 2.2(a) of the Noteholder Depositary Agreement).

      "Note Purchase Agreement" means the purchase agreement between the Borrower, each of the Sponsors, and the Lead Managers.

      "Note Trustee" has the meaning assigned thereto in clause (v) of the introductory paragraph to this Common Agreement.

      "Note Trustee Claims" means all obligations of the Borrower, now or hereafter existing, to pay fees, costs, expenses and other amounts to the Note Trustee under the Financing Documents (including pursuant to Section 11.04) and any agreements, instruments and documents executed and delivered pursuant thereto.

      "Noteholder Accounts" means the Note Proceeds Account, the Note Interest Account and the Note Prepayment Account (including sub-accounts thereof).

      "Noteholder Depositary Agreement" means an agreement among the Borrower, the Note Trustee and the Noteholder Depositary Bank, in substantially the form of Exhibit B-2 hereto.

      "Noteholder Depositary Bank" shall have the meaning assigned thereto in the Noteholder Depositary Agreement.

      "Noteholder Depositary Bank Claims" means all obligations of the Borrower, now or hereafter existing, to pay fees, costs, expenses and other amounts to the Noteholder Depositary Bank under the Financing Documents and any agreements, instruments and documents executed and delivered pursuant thereto.

      "Noteholder Security Agreement" means the security agreement executed by the Borrower in favor of the Note Trustee, in substantially the form of Exhibit F-2 hereto.

      "Noteholder Security Documents" means the Noteholder Depositary Agreement and the Noteholder Security Agreement.

      "Notice of Funding" means the notice and related Cost Certificate, in substantially the form of Exhibit I hereto, duly executed and delivered by the Borrower's Financial Representative to the Intercreditor Agent pursuant to
Section 4.02(a) of this Common Agreement, the Facility Administrative Agent and the Independent Engineer pursuant to Section 2.04(b) of the Credit Agreement and, if applicable, the Note Trustee pursuant to Section 2.02 of the Common Agreement and Section 4.1(c) or 4.2, as applicable, of the Noteholder Depositary Agreement in connection with each Funding. Each Notice of Funding shall specify the amount of the requested Borrowing and Note Proceeds Withdrawal constituting the requested Funding.

      "Obligations" means (a) each and every obligation, covenant and agreement of the Borrower now or hereafter existing contained in this Common Agreement or any of the other Financing Documents to which the Borrower is a party, whether for principal, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceeding), premium, Fees, expenses or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, (b) all sums advanced in accordance with the Security Documents to which the Borrower is a party by or on behalf of any Secured Party to protect any of the Collateral purported to be subject thereto,
(c) any amounts paid by any Indemnified Person as to which such Indemnified Person has a right to reimbursement and (d) any amounts paid by any Secured Party in preservation of such Secured Party's rights or interests in the Collateral, together with interest on such amounts from the date such amounts are paid until reimbursement in full at the Default Rate or other applicable default rate; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all Debt of the Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.

      "Offshore Accounts" means the Offshore Deposit Accounts and the Offshore Securities Accounts, in each case as established and maintained pursuant to the Depositary Agreement.

      "Offshore Collateral Agent Claims" means all obligations of the Borrower, now or hereafter existing, to pay fees, costs, expenses and other amounts to the Offshore Collateral Agent under the Financing Documents (including pursuant to
Section 11.04) and any agreements, instruments and documents executed and delivered pursuant thereto.

      "Offshore Collateral Agent" has the meaning assigned thereto in clause
(vi) of the introductory paragraph to this Common Agreement.

      "Offshore Deposit Accounts" has the meaning assigned thereto in the Depositary Agreement.

      "Offshore Depositary Bank" shall have the meaning assigned thereto in the Depositary Agreement.

      "Offshore Securities Accounts" has the meaning assigned thereto in the Depositary Agreement.

      "Onshore Account" means the Peso account established and maintained pursuant to the Depositary Agreement by the Onshore Collateral Agent.

      "Onshore Collateral Agent" has the meaning assigned thereto in clause
(vii) of the introductory paragraph to this Common Agreement.

      "Onshore Collateral Agent Claims" means all obligations of the Borrower, now or hereafter existing, to pay fees, costs, expenses and other amounts to the Onshore Collateral Agent under the Financing Documents (including pursuant to
Section 11.04) and any agreements, instruments and documents executed and delivered pursuant thereto.

      "Other Taxes" has the meaning assigned thereto in Section 3.02(b).

      "Outstanding" shall have the meanings assigned thereto in the Note Indenture.

      "Outstanding Amount" means the sum of (i) the aggregate amount of all Funded Debt outstanding, together with all accrued but unpaid Debt Service, (ii) all sums advanced in accordance with the Security Documents to which the Borrower is a party by or on behalf of any Secured Party to protect any of the Collateral purported to be subject thereto, (iii) any amounts paid by any Indemnified Person as to which such Indemnified Person has a right to reimbursement and (iv) any amounts paid by any Secured Party in preservation of such Secured Party's rights or interests in the Collateral, together with interest on such amounts from the date such amount are paid until reimbursement in full at the Default Rate.

      "Participant" has the meaning assigned thereto in the Credit Agreement.

      "Payee" means any Lender, the Facility Administrative Agent, the Offshore Collateral Agent, the Onshore Collateral Agent, the Offshore Depositary Bank and the Intercreditor Agent.

      "Payment Event of Default" has the meaning assigned thereto in Section 1.1 of the Intercreditor Agreement.

      "Peninsular" means La Peninsular Compania Constructora, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico.

      "Percentage" means, in respect of any Lender, the percentage set forth next to such Lender's name under the column entitled "Lender Percentage" on
Schedule 1 to the Credit Agreement (as reduced or increased by later assignments) or in the Assignment pursuant to which such Lender became a Lender.

      "Performance Guarantee" means either (i) collectively, an irrevocable letter of credit substantially in the form of the Modelo de Carta de Credito in Annex 16 to the Public Works Contract and the Junior Performance LC or (ii) the Garantia de Cumplimiento in the Public Works Contract if the same is substantially in the form of Exhibit K hereto.

      "Permissible Critical Event Delay" means any delay in achieving any Critical Event (other than the Provisional Acceptance of the First Unit or the Project Completion) on the date set forth therefor on the Construction Schedule
(a) that is excused pursuant to Section 13.3(b) of the Public Works Contract, provided that (i) such delay does not equal or exceed sixty (60) days in the aggregate and (ii) all documented financial costs incurred by the Borrower as a result of such delay are being paid by CFE to the Borrower when due in accordance with the Public Works Contract (or CFE has recognized in a writing executed after the occurrence of the relevant act or omission of CFE (which writing is in form and substance satisfactory to the Intercreditor Agent) its obligation to pay such amounts not later than on the Loan Maturity Date), (b) that is excused pursuant to Section 13.3(a) of the Public Works Contract as the result of Governmental Force Majeure, provided that such delay does not equal or exceed sixty (60) days in the aggregate, (c) that is excused pursuant to Section 13.3(a) of the Public Works Contract as the result of an Event of Force Majeure which does not continue for more than one hundred eighty (180) consecutive days or two hundred seventy (270) cumulative days, (d) that is excused pursuant to a written waiver validly executed and delivered by CFE, a copy of which (certified as true, correct and complete by the Borrower) shall have been provided to the Intercreditor Agent or (e) that is attributable to any other reason (other than an Event of Default of the Commission or an Event of Force Majeure), provided that (i) such delay does not equal or exceed thirty (30) days and (ii) the Intercreditor Agent is satisfied that all amounts payable to CFE under the Public Works Contract during the period of such delay will be made pursuant to the Public Works Contract and the Performance Guarantee, and, in each of (a),
(b), (c) and (d), provided CFE shall provided a written acknowledgement to the Borrower, a copy of which (certified as true, correct and complete by the Borrower) shall have been provided to the Intercreditor Agent, that the delay is excusable under Section 13.3(a), 13.3(b) of the Public Works Contract or such waiver, as applicable; provided that after giving effect to any such delay under
(a), (b), (c), (d) and (e) above the representations and warranties set forth in subsection 5.01(dd)(ii) are true and correct.

      "Permissible Project Completion Delay" means any delay in achieving the Project Completion Date on August 31, 2007 (a) that is excused pursuant to
Section 13.3(b) of the Public Works Contract, provided that (i) such delay does not equal or exceed sixty (60) days in the aggregate and (ii) all documented financial costs incurred by the Borrower as a result of such delay are being paid by CFE to the Borrower when due in accordance with the Public Works Contract (or CFE has recognized in a writing executed after the occurrence of the relevant act or omission of CFE (which writing is in form and substance satisfactory to the Intercreditor Agent) its obligation to pay such amounts not later than on the Loan Maturity Date), (b) that is excused pursuant to Section 13.3(a) of the Public Works Contract as the result of Governmental Force Majeure, provided that such delay does not equal or exceed 60 days in the aggregate, (c) that is excused pursuant to Section 13.3(a) of the Public Works Contract as the result of an Event of Force Majeure which does not continue for more than one hundred eighty (180) consecutive days or two hundred seventy (270) cumulative days, (d) that is excused pursuant to a written waiver validly executed and delivered by CFE, a copy of which (certified as true, correct and complete by the Borrower) shall have been provided to the Intercreditor Agent or
(e) that is attributable to any other reason (other than an Event of Default of the Commission or an Event of Force Majeure), provided that (i) such delay does not equal or exceed thirty (30) days and (ii) all amounts payable to CFE under the Public Works Contract during the period of such delay are being made (or the Intercreditor Agent is satisfied will be made) pursuant to the Public Works Contract and the Performance Guarantee, provided that, in each of (a), (b), (c) and (d) above,

CFE shall have delivered to the Borrower a written acknowledgment, a copy of which (certified as true, correct and complete by the Borrower) shall have been provided to the Intercreditor Agent, that the delay is excusable under Section 13.3(a) or 13.3(b) of the Public Works Contract or such waiver, as applicable; provided that after giving effect to any such delay under (a), (b), (c), (d) and
(e) above the representations and warranties set forth in subsection 5.01(dd)(ii) are true and correct.

      "Permissible Provisional Acceptance Delay" means any delay in achieving the Provisional Acceptance Date of the First Unit on February 28, 2007 (a) that is excused pursuant to Section 13.3(b) of the Public Works Contract, provided that (i) such delay does not equal or exceed sixty (60) days in the aggregate and (ii) all documented financial costs incurred by the Borrower as a result of such delay are being paid by CFE to the Borrower when due in accordance with the Public Works Contract (or CFE has recognized in a writing executed after the occurrence of the relevant act or omission of CFE (which writing is in form and substance satisfactory to the Intercreditor Agent) its obligation to pay such amounts not later than on the Loan Maturity Date), (b) that is excused pursuant to Section 13.3(a) of the Public Works Contract as the result of Governmental Force Majeure, provided that such delay does not equal or exceed sixty (60) days in the aggregate, (c) that is excused pursuant to Section 13.3(a) of the Public Works Contract as the result of an Event of Force Majeure which does not continue for more than one hundred eighty (180) consecutive days or two hundred seventy (270) cumulative days, (d) that is excused pursuant to a written waiver validly executed and delivered by CFE, a copy of which (certified as true, correct and complete by the Borrower) shall have been provided to the Intercreditor Agent or (e) that is attributable to any other reason (other than an Event of Default of the Commission or an Event of Force Majeure), provided that (i) such delay does not equal or exceed thirty (30) days and (ii) all amounts payable to CFE under the Public Works Contract during the period of such delay are being made (or the Intercreditor Agent is satisfied will be made) pursuant to the Public Works Contract and the Performance Guarantee, and, in each of (a), (b), (c) and (d), provided CFE shall provided a written acknowledgement to the Borrower, a copy of which (certified as true, correct and complete by the Borrower) shall have been provided to the Intercreditor Agent, that the delay is excusable under Section 13.3(a) or 13.3(b) of the Public Works Contract or such waiver, as applicable; provided, that after giving effect to any such delay such delay under (a), (b), (c), (d) and (e) above the representations and warranties set forth in subsection 5.01(dd)(ii) are true and correct.

      "Permitted Investments" means, collectively, Dollar Permitted Investments and Peso Permitted Investments.

      "Permitted Liens" has the meaning assigned thereto in Section 6.02(a).

      "Person" means an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

      "Peso Operating Account" means a Peso account of the Borrower maintained in Mexico, which account shall be funded exclusively with the proceeds of any VAT Receivables and which shall be used to pay Project Costs within thirty (30) days of receipt of such proceeds.

      "Peso Permitted Investments" means Peso-denominated investments that are debt obligations issued or guaranteed by the Mexican government, a Mexican governmental entity or Banco de Mexico having maturities of not more than thirty
(30) days from the date of acquisition.

      "Pesos" or "P$" means the lawful currency of Mexico.

      "Piadisa" means Promotora e Inversora ADISA, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico.

      "Powers of Attorney" means, collectively, the powers of attorney granted by the Borrower to the Onshore Collateral Agent pursuant to the Mexican Security Documents and each power of attorney required pursuant to Section 4.01(q)(ii).

      "Prepayment Sub-Account" shall have the meaning assigned thereto in the Noteholder Depositary Agreement.

      "Principal Subcontractor" means each party (other than the Borrower) to any Principal Subcontract.

      "Principal Subcontracts" means, collectively, (a) the CECSA Contract, (b) the Electromechanical Contract and (c) the Engineering Contract.

      "Pro Rata Share" has the meaning assigned thereto in the Intercreditor Agreement.

      "Process Agent" has the meaning assigned thereto in Section 11.09(c).

      "Project" means the hydroelectric generating plant to be constructed by the Borrower pursuant to the Public Works Contract, the Property and all other property and rights, real and personal, tangible and intangible, whether now owned or hereafter acquired, wherever located, including all rights and interests in the Project Documents, legally or beneficially owned by the Borrower.

      "Project Completion" has the meaning assigned to Culminacion del Proyecto in the Public Works Contract.

      "Project Completion Date" has the meaning assigned to Fecha de Culminacion del Proyecto in the Public Works Contract.

      "Project Costs" means the costs and expenses incurred by the Borrower in connection with the development (including initial studies and investigative work), financing (including the payment of all amounts payable pursuant to the Interim Loan Documents), design, engineering, procurement, construction, completion and commissioning of the Project, including initial spare parts for the Project but excluding (i) any amounts or letters of credit to be deposited in the Dollar LC Accounts, (ii) excluding any deposits to be provided to CFE as all or part of any Performance Guarantee or, other than to the extent contemplated in Section 4.02(g) of this Common Agreement, the Quality Guarantee and (iii) any penalties (penas) payable to CFE under the Public Works Contract.

      "Project Documents" means, collectively, the Public Works Contract, all Monthly Reports, the Performance Guarantee, the Quality Guarantee (if any), the Principal Subcontracts and all Additional Project Contracts.

      "Project Matter" has the meaning assigned thereto in Section 11.04(c).

      "Project Parties" means, collectively, the Credit Parties, CFE, the Shareholders, the Principal Subcontractors, and the parties (other than the Borrower) to each Additional Project Contract.

      "Property" means, collectively, the Site, the Real Estate Rights and such easements, rights of access and other property rights obtained, or required to be obtained, by the Borrower in connection with the development, construction and completion of the Project.

      "Provisional Acceptance" has the meaning assigned to Aceptacion Provisional in the Public Works Contract.

      "Provisional Acceptance Date" has the meaning assigned to Fecha de Aceptacion Provisional in the Public Works Contract.

      "Provisional Acceptance of the First Unit" has the meaning assigned to Aceptacion Provisional de la Primera Unidad in the Public Works Contract.

      "Public Works Contract" means, collectively, (a) the contract between the Borrower and CFE referred to in paragraph 1 of the Preliminary Statements, (b) the Bid, (c) the First Clarification Memorandum, (d) the First Modification Agreement, (e) the Second Clarification Memorandum, (f) the Second Modification Agreement, (g) the CFE Side Letter and (h) to the extent applicable, the RFP.

      "PWC Change Order" means any offer, acceptance, agreement (including any convenio), undertaking, or acknowledgement of the Borrower pursuant to Section
9.3 of the Public Works Contract.

      "Quality Guarantee" has the meaning assigned to Garantia de Calidad in the Public Works Contract.

      "Ratings Downgrade" means, at any time, a downgrade of the ratings assigned to the Investor Notes by any of the Relevant Rating Agencies at such time.

      "Real Estate Rights" has the meaning assigned to Derechos Inmobiliarios in the Public Works Contract.

      "Releasable Retention" shall be, on any date, the lesser of (i) U.S.$28,000,000 and (ii) the amount equal to the excess of the Accumulated Value on such date over the Required Works Amount.

      "Release" means the release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant (including the abandonment or discarding of barrels, drums, or other containers containing any such Contaminant) through or in the air, soil, surface water, groundwater or workplace.

      "Relevant Rating Agencies" means, at any time, Moody's and S&P.

      "Remedial Action" means actions that are required under EHS Requirements, or that are otherwise appropriate as a matter of prudent business practice and commercial reasonableness, to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment (including the air, soil, surface water or groundwater); (b) prevent the Release or minimize the further Release of Contaminants; or (c) investigate and determine if a remedial response is needed, design such a response, and perform post-remedial investigation, monitoring, operation, maintenance and care.

      "Reporting Party" has the meaning assigned thereto in Section 6.03(a)(ii).

      "Representative" means (a) with respect to the Borrower, any Shareholder or any Sponsor, any one of the individuals designated as such in the certificate of such Person delivered pursuant to Section 4.01(f) or any other individual that thereafter may be designated as such by such Person in a written notice delivered to the Intercreditor Agent, and (b) with respect to any other Person, the general director, the president, any vice president, secretary, chief accountant, treasurer or any other officer of such Person who is responsible for the financial affairs of such Person.

      "Required Creditors" means, at any time, Creditors holding Pro Rata Shares equal (in the aggregate) to at least seventy-five percent (75%).

      "Required Lenders" has the meaning assigned thereto in the Credit
Agreement.

      "Required Works Amount" shall be equal to one hundred twenty (120%) of the Outstanding Amount.

      "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or partnership agreement or limited liability company agreement and certificate of formation or other organizational or governing documents of such Person, and, as to any Person or the Project, any Law (other than any EHS Requirement) applicable to or binding upon (a) such Person or any of its properties or to which such Person or any of its properties is subject or
(b) the Project or any of its properties or to which the Project or any of its properties is subject, including restrictive land use covenants and zoning, use and building codes, laws, regulations and ordinances.

      "Retention Amount" means the amount of Project Costs for economic contingency, technical contingency, profit before tax and seventy-five percent (75%) of all corporate allocations, all as set forth in the "Retention Amount" in the related Notice of Funding.

      "RFP" has the meaning assigned thereto in paragraph 1 of the Preliminary Statements.

      "Russian GAAP" means generally accepted accounting principles in the Republic of Russia as in effect and as may be modified from time to time.

      "Russian Stock Pledge Agreement" means the pledge agreement made by Energo in favor of the Onshore Collateral Agent, in substantially the form of Exhibit H-2 hereto.

      "Russian Subordination Agreement" means the subordination agreement among the Borrower, Energo, the Intercreditor Agent, the Onshore Collateral Agent and the Offshore Collateral Agent, in substantially the form of Exhibit E-2 hereto.

      "S&P" means Standard & Poor's Ratings Service.

      "Scheduled Project Completion Date" has the meaning assigned to Fecha Programada de Culminacion del Proyecto in the Public Works Contract.

      "Scheduled Provisional Acceptance Date" has the meaning assigned to any Fecha Programada de Aceptacion Provisional in the Public Works Contract.

      "Scheduled Provisional Acceptance Date of the First Unit" has the meaning assigned to Fecha Programada de Aceptacion Provisional de la Primera Unidad in the Public Works Contract.

      "Second Clarification Memorandum" means the Segundo Memorando de Aclaraciones to the Public Works Contract dated October 8, 2003 between the Borrower and CFE.

      "Second Installment" means the second payment (segundo pago) pursuant to the definition of Contract Payment Date (Fecha de Pago del Contrato) set forth in Section 1.1 of the Public Works Contract.

      "Second Modification Agreement" means the Segundo Convenio Modificatorio to the Public Works Contract dated September 10, 2003 between the Borrower and CFE.

      "Secured Parties" means, collectively, the Creditors and the Creditor Representatives.

      "Security" means any shares, partnership interests, membership interests, stock, bonds, debentures, notes, evidences of indebtedness or any other instruments commonly known as "securities".

      "Security Documents" means the Depositary Agreement, the U.S. Security Agreement, the Mexican Security Documents, the Noteholder Security Documents and any other security agreement, pledge agreement, mortgage, deed of trust or similar agreement or instrument that may be executed by the Borrower in favor of the Offshore Collateral Agent, the Onshore Collateral Agent or the Note Trustee from time to time.

      "Senior Debt" means, collectively, the principal amount of (i) all Loans outstanding under the Credit Agreement and (ii) all Investor Notes Outstanding under the Note Indenture.

      "Shareholders" means, collectively, Piadisa, ICASA, Peninsular, Energo and any other Person that becomes a shareholder in the Borrower as permitted by this Common Agreement.

      "Sistemas" means Sistemas de Ingenieria Sanitaria, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico.

      "Site" has the meaning assigned to Sitio in the Public Works Contract.

      "Sponsor Guarantees" means, collectively, the ICA Guarantee, Energo Guarantee and the Nacional Guarantee.

      "Sponsors" means, collectively, ICA, Energo and Nacional.

      "Stock Pledge Agreements" means, collectively, the Mexican Stock Pledge Agreement and the Russian Stock Pledge Agreement.

      "Subcontractor Change Order" means any change order under any Principal Subcontract, any revision or change to the specifications thereunder, any modification of the schedule, scope or amounts of or for equipment, works or services to be performed thereunder.

      "Subordinated Debt" means Debt or Contractual Obligations of the Borrower that are (i) subordinated to the obligations of the Borrower under the Financing Documents on terms and conditions set forth in the Subordination Agreements,
(ii) held by an Affiliate of the Borrower and (iii) regarding which a perfected, first priority Lien has been established in favor of the Offshore Collateral Agent or the Onshore Collateral Agent, as directed by the Intercreditor Agent following written consultation with the Borrower.

      "Subordinated Debt Documents" means all agreements and instruments evidencing or relating to Subordinated Debt, which shall be in form and substance reasonably acceptable to the Intercreditor Agent.

      "Subordination Agreements" means collectively, the Mexican Subordination Agreement and the Russian Subordination Agreement.

      "Subsidiary" means, with respect to any Person:

      (a) any corporation of which at least a majority of the total ordinary voting power to vote in the election of directors of a corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by such Person or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries;

      (b) any partnership of which such Person or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated, including partes sociales) thereof; or (ii) is a general partner, in the case of a limited partnership, or is a partner that has authority to the bind the partnership, in all other cases; or

         (c) any other person of which at least a majority of the income, capital, beneficial or ownership interests (however designated, including partes sociales) are at the time directly, indirectly or beneficially owned or controlled by such Person or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries.

      "Supermajority Decision" means any authorization, direction, approval, determination, waiver, amendment or consent with respect to any of the following sections of the Common Agreement:

            (a) Section 6.01(e) [Preservation of Existence, Etc.];

            (b) Section 6.01(m)(ii) [Maintenance of Title; Maintenance of
      Liens];

            (c) Section 6.01(r) (but, with respect to clause (iii) thereof, solely to the extent the deficiency in such Offshore Accounts is greater than U.S.$10,000,000) in the aggregate [Guarantees];

            (d) Section 6.01(s) [Termination of Public Works Contract];

            (e) Section 6.02(b) (but only to the extent such Debt is in an aggregate principal amount greater than U.S.$10,000,000) [Debt];

            (f) Section 6.02(f) [Mergers, Etc.];

            (g) Section 6.02(g) (solely with respect to the change of the legal form of the Borrower) [Ownership; Legal Form];

            (h) Section 6.02(q) [Assignments];

            (i) Section 7.01(g) (solely with respect to CFE or any Guarantor);

            (j) Section 7.01(i) (but solely with respect to the repudiation, unenforceability or termination of the Public Works Contract or the failure of the Scheduled Project Completion Date to be a date on or before the Note Maturity Date;

            (k) Section 7.01(j) (solely with respect to the Electromechanical Contract);

            (l) Section 7.01(k) (solely with respect to the Financing
      Documents);

            (m) Section 7.01(m) (unless the affected Collateral is replaced with like Collateral or is not material);

            (n) Section 7.01(n) (solely with respect to CFE or any Creditor LC Provider);

            (o) Section 7.01(q) (solely with respect to any abandonment or cessation that causes the Project Completion Date to be later than the Note Maturity Date); or

            (p) Section 7.01(x) (with respect solely to any Creditor LC or the ICA Guarantee).

      "Taking" means any circumstance or event in consequence of which the Project or any portion thereof shall be condemned, nationalized, seized, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise.

      "Taxes" has the meaning assigned thereto in Section 3.02(a).

      "Technoproject" means Technoproject, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico.

      "Termination Value" has the meaning assigned to Valor de Terminacion in the Public Works Contract.

      "Tests" has the meaning assigned collectively to Pruebas, Pruebas de Desempeno, Pruebas de Operacion and Pruebas de Puesta en Servicio in the Public Works Contract.

         "Third Party Consents" means, collectively, the Acknowledgement and Consent Agreements made in favor of the Offshore Collateral Agent and the Onshore Collateral Agent by each Principal Subcontractor and by each party (other than the Borrower) to each Additional Project Contract that is required to be pledged hereunder.

      "Transaction Documents" means, collectively, the Financing Documents and the Project Documents.

      "Type" has the meaning assigned thereto in the Credit Agreement.

      "U.K. GAAP" means generally accepted accounting principles in the United Kingdom as in effect and as may be modified from time to time.

      "U.S. Dollars" or "U.S.$" means the lawful currency of the United States of America.

      "U.S. GAAP" means generally accepted accounting principles in the United States of America as in effect and as may be modified from time to time.

      "U.S. Security Agreement" means the security agreement executed by the Borrower in favor of the Offshore Collateral Agent, in substantially the form of Exhibit F-1 hereto.

      "VAT Receivables" means on any date all amounts that the Borrower is entitled to receive from the government of Mexico as a refund of value added taxes (impuesto al valor agregado).

      "Weighted Average Rate" means either (a) with respect to all Works constituting part of the unit price activities under the Public Works Contract, the weighted average rate of the cost of equity and debt established in the economic format OE-1 of the Bid, considering as the rate of the cost of debt the arithmetic average of the rates for each month as established in accordance with economic format OE-1 of the Bid, for the periods specified in such economic format OE-1 or (b) with respect to all Works constituting part of the fixed price activities under the Public Works Contract, the weighted average rate of the cost of equity and debt established in the economic format OE-1 of the Bid.

      "WestLB" means WestLB AG, New York Branch.

      "Works" has the meaning assigned thereto in the Public Works Contract.

      Section 1.02. Accounting Principles and Terms. Except as otherwise provided in this Common Agreement, (a) all computations and determinations as to financial matters, and all financial statements to be delivered under this Common Agreement or any other Financing Document, shall be made or prepared in accordance with the Applicable GAAP or, with respect to the financial statements of Energo to be delivered pursuant to Section 4.01(m)(iii) and Section 6.03(a)(ii) only, Russian GAAP, or with respect to the financial statements of the Borrower and ICA to be delivered pursuant to Section 6.03(a)(iii) only, Mexican GAAP reconciled to U.S. GAAP, (including principles of consolidation where appropriate but excluding footnote disclosure on interim financial statements) and on a consistent basis, and (b) all accounting terms used in this Common Agreement or any other Financing Document shall have the meanings respectively ascribed to such terms by such principles.

      Section 1.03. Rules of Construction. When used in this Common Agreement:
(a) all terms defined in this Common Agreement in the singular shall have the same meanings when used in the plural and vice versa; (b) the words "hereof," "herein," and "hereunder" and words of similar import when used in this Common Agreement shall refer to this Common Agreement as a whole and not to any particular provision of this Common Agreement, and section, subsection, schedule and exhibit references are to this Common Agreement unless otherwise specified;
(c) unless otherwise defined therein, all terms defined in this Common Agreement shall have the defined meanings when used in the Financing Documents or in any certificate or other document made or delivered pursuant hereto; (d) "or" is not exclusive; (e) a reference to a Law includes any amendment or modification to such Law; (f) a reference to a Person includes its permitted successors and permitted assigns; (g) a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms and as permitted by the Financing Documents; and (h) the term "including" means "including, without limitation"; (i) each reference to "days" shall mean calendar days, unless the term "Business Days" is used; (j) each reference to a time of day shall mean such time in New York City, New York, unless otherwise specified; (k) in computation of time periods from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; (l) with respect to any term that is defined by reference to any Project Document, for purposes hereof, such term shall continue to have the original definition notwithstanding any termination, modification or expiration of such Project Document, except to the extent the parties hereto may otherwise agree in accordance with Section 11.01 hereof; and
(m) any reference in this Agreement, the Depositary Agreement, the Noteholder Depositary Agreement or any other Financing Document to the balance of any Account or the amount of funds on deposit in such account shall include the aggregate balance of any sub-account or sub-accounts thereof.

                                   ARTICLE II
                  PARTICIPATION IN THE FINANCING OF THE PROJECT

      Section 2.01. Procedures for Disbursement of Loans.

            (a) Actions to be taken by the Lenders. Subject to the terms and conditions of this Common Agreement, each Lender severally agrees to make its ratable share of the aggregate principal amount requested to be disbursed by the Lenders in the applicable Notice of Funding (not to exceed its respective Percentage) available to the Facility Administrative Agent no later than 11:00 a.m. (New York City time) on the Borrowing date requested in the applicable Interest Rate Notice in accordance with the applicable provisions of the Credit Agreement and, upon receipt of the proceeds thereof, the Facility Administrative Agent shall immediately transfer the net proceeds of the same pursuant to
Section 2.01(b).

            (b) Actions to be taken by Facility Administrative Agent. Promptly after receipt of the proceeds of the Loans made on the date of the initial Borrowing pursuant to Section 2.01(a), the Facility Administrative Agent shall
(i) apply net proceeds of the Contingency Loans in an amount sufficient to pay the aggregate amount outstanding pursuant to the Interim Loan Documents in respect of amounts borrowed for Additional Works (and interest and fees thereon), (ii) apply net proceeds of the Construction Loans in an amount sufficient to pay 63.5 percent of the aggregate amount outstanding pursuant to the Interim Loan Documents (excluding the aggregate amount outstanding pursuant to the Interim Loan Documents in respect of amounts borrowed for Additional Works (and interest and fees thereon)) on the date of the initial Funding to pay such amount, and (iii) deposit the remainder of such net proceeds into the Dollar Disbursement Account. Promptly after receipt of the proceeds of the Loans made on the date of each Borrowing subsequent to the initial Borrowing, the Facility Administrative Agent shall deposit such proceeds into the Dollar Disbursement Account.

      Section 2.02. Procedures for Disbursements from Note Proceeds Accounts. Promptly after receipt of the net proceeds of the Investor Notes, the Note Trustee shall, on the date of the initial Funding, cause the Noteholder Depositary Bank to deposit such net proceeds into the Note Proceeds Account and promptly thereafter (i) cause the Noteholder Depositary Bank to transfer the
Note Interest Amount into the Note Interest Account and (ii) cause the Noteholder Depositary Bank to transfer to the Administrative Agent (as defined in the Interim Credit Agreement) net proceeds of the Investor Notes in an amount sufficient to pay 36.5 percent of the aggregate amount outstanding pursuant to the Interim Loan Documents (excluding the aggregate amount outstanding pursuant to the Interim Loan Documents in respect of amounts borrowed for Additional Works (and interest and fees thereon)) on the date of the initial Funding to pay such amount. Subject to the terms and conditions of the Common Agreement and the sufficiency of available funds in the Note Proceeds Account or the Note Interest Account, as applicable, and provided that with respect to each such Note Proceeds Withdrawal requested by the Borrower the Note Trustee shall have received a written notice from the Facility Administrative Agent pursuant to
Section 2.4 of the Intercreditor Agreement requesting that each Lender make its ratable portion of the Construction Loan to be made on the Note Proceeds Withdrawal date requested by the Borrower (which notice shall not have been revoked or superseded by a conflicting notice from the Facility Administrative Agent), the Note Trustee agrees to cause the Noteholder Depositary Bank to make the Note Proceeds Withdrawals requested by the Borrower in the applicable Notice of Funding from the Note Proceeds Account or the Note Interest Account, as applicable, no later than 11:00 a.m. (New York City time) on the Funding date requested by the Borrower in accordance with the Financing Documents. Notwithstanding the foregoing, the Facility Administrative Agent shall have no liability whatsoever to any other Person for giving or failing to give or any delay in giving any of the aforementioned notices. The Note Trustee shall direct the Noteholder Depositary Bank to apply the proceeds of any Note Proceeds Withdrawal solely in accordance with the Noteholder Depositary Agreement and the other Financing Documents to which the Note Trustee is a party. The Borrower shall ensure that amounts held by the Noteholder Depositary Bank in any Noteholder Account are invested solely in Dollar Permitted Investments.

                                   ARTICLE III
                               PREPAYMENTS; TAXES

      Section 3.01. Prepayments.

            (a) Optional Prepayments.

                  (i) The Borrower may voluntarily, upon at least thirty (30) days' notice to the Intercreditor Agent stating the proposed date and aggregate principal amount of the prepayment and redemption, prepay any outstanding principal amounts of any Loans comprising part of the same Borrowing, in whole or ratably in part, and redeem any Investor Notes constituting Funded Debt in accordance with the Note Indenture; provided, that (A) each partial prepayment shall be in an aggregate principal amount not less than U.S.$15,000,000 and in integral multiples of U.S.$5,000,000 in excess thereof (or such lesser amount as shall equal the then aggregate outstanding amount of the Loans and Investor Notes constituting Funded
      Debt), (B) no such prepayment of Loans other than Base Rate Loans shall be permitted unless the corresponding amounts, if any, payable pursuant to
      Section 2.07(d) of the Credit Agreement are paid contemporaneously with such prepayment and (C) after giving effect to such prepayment, the Intercreditor Agent (following consultation with the Independent Engineer) is satisfied that the representations and warranties set forth in subsection 5.01(dd)(ii) are true and correct. Prepayments of Loans pursuant to this Section 3.01(a)(i) shall be without penalty or premium and redemptions of Investor Notes pursuant to this Section 3.01(a)(i) shall be made at a redemption price equal to 100% of their principal amount, plus (except as otherwise specified in Section 3.3(a) of the Note Indenture) a Make-Whole Premium, in each case together with Debt Service to the date of such prepayment on the principal amount prepaid or redeemed and payment of all other amounts then due and payable pursuant to the Loan Documents, Note Documents and all other Financing Documents. Any notice of optional prepayment given to the Intercreditor Agent by the Borrower pursuant to this Section 3.01(a)(i) shall be irrevocable. All funds applied by the Borrower to the prepayment or redemption of principal amounts outstanding, as the case may be, under this Section 3.01(a)(i) shall be applied among the Lenders and the Note Holders pro rata on the basis of the Funded Debt held by each such Creditor.

                  (ii) In the event that the Borrower has prepaid or redeemed the entire amount of Funded Debt in accordance with the terms of this Common Agreement, the

      Borrower may voluntarily, upon at least thirty (30) days' notice to the Intercreditor Agent stating the proposed date and aggregate principal amount of the redemption, redeem any Investor Notes not constituting Funded Debt in accordance with the Note Indenture; provided, that (A) each partial redemption shall be in an aggregate principal amount not less than U.S.$15,000,000 and in integral multiples of U.S.$5,000,000 in excess thereof (or such lesser amount as shall equal the then aggregate outstanding amount of the Investor Notes), (B) after giving effect to such redemption, the Intercreditor Agent (following consultation with the Independent Engineer) is satisfied that the representations and warranties set forth in subsection 5.01(dd)(ii) are true and correct and (C) upon such redemption the Commitments of the Lenders shall automatically be reduced on a pro rata basis with the aggregate principal amount of all Investor Notes being redeemed pursuant to this Section 3.01(a)(ii). Redemptions of Investor Notes pursuant to this Section 3.01(a)(ii) shall be made at a redemption price equal to 100% of their principal amount, plus a Make-Whole Premium, together with accrued but unpaid Debt Service to the date of such redemption and the Borrower simultaneously shall pay all other amounts then due and payable pursuant to the Loan Documents, Note Documents and all other Financing Documents. Any notice of optional prepayment given to the Intercreditor Agent by the Borrower pursuant to this Section 3.01(a)(ii) shall be irrevocable.

            (b) Mandatory Prepayments.

                  (i) Upon the receipt by the Borrower, the Intercreditor Agent or any Collateral Agent of any proceeds of (A) any insurance in accordance with Section 6.01(d)(vi) of this Common Agreement, or (B) any award or payment on account of any Taking, the same shall be applied immediately to the prepayment of the Loans and redemption of the Investor Notes constituting Funded Debt in accordance with Section 3.01(c) below, such prepayments being applied in accordance with the terms of the Credit Agreement, in the case of the Loans, and in accordance with the terms of the Note Indenture, in the case of the Investor Notes.

                  (ii) Upon the receipt by the Borrower, the Intercreditor Agent or any Collateral Agent of any payment of Termination Value under the Public Works Contract or any other amounts paid by or on behalf of CFE to the Borrower pursuant to the Public Works Contract (including payment of all or any portion of the Contract Price but excluding any payment made by CFE to the Borrower pursuant to Section 26.5 or the final paragraph of
      Section 27.3 of the Public Works Contract and excluding the Second Installment if received by the Borrower, the Intercreditor Agent or any Collateral Agent before August 31, 2007), applicable Law, or otherwise the same shall be applied immediately, (A) to the extent received in respect of any Additional Works, first to prepayment of the then outstanding principal amount of the Contingency Loans (together with all accrued and outstanding interest and fees payable in respect thereof) and second to the prepayment of the outstanding principal amount of the Construction Loans and the redemption or repayment (in accordance with Section 3.01(b)(iv) below, the Noteholder Depositary Agreement and the Note Indenture) of the outstanding Investor Notes constituting Funded Debt on a pro rata basis (together with all accrued and outstanding interest, Taxes, Additional Amounts and fees (other than any Make-Whole Premium) payable in respect thereof); (B) to the extent not received in respect of the Additional Works, first to the prepayment of the outstanding principal amount of the Construction Loans and the redemption or repayment (in accordance with Section 3.01(b)(iv) below, the Noteholder Depositary Agreement and the Note Indenture) of the outstanding Investor Notes constituting Funded Debt on a pro rata basis (together with all accrued and outstanding interest, Taxes, Additional Amounts and fees (other than any Make-Whole Premium) payable in respect thereof) and second to prepayment of the then outstanding principal amount of the Contingency Loans (together with all accrued and outstanding interest, Taxes and fees payable in respect thereof), each in accordance with Section 3.01(c) below and otherwise being applied in accordance with the terms of the Credit Agreement, in the case of the Facilities, and in accordance with the terms of the Note Indenture, in the case of the Investor Notes.

                  (iii) Upon the receipt by the Borrower, the Intercreditor Agent or any Collateral Agent of any payment in respect of the Second Installment before August 31, 2007, the same shall be applied immediately,
      (A) to the extent received in respect of any Additional Works, first to prepayment of the then outstanding principal amount of the Contingency Loans (together with all accrued and outstanding interest and fees payable in respect thereof), second to the prepayment of the outstanding principal amount of the Construction Loans and the redemption or repayment of the Outstanding Investor Notes constituting Funded Debt on a pro rata basis (together with all accrued and outstanding interest, Taxes, Additional Amounts and fees (other than any Make-Whole Premium) payable in respect thereof) and third to the payment of any Make-Whole Premium; (B) to the extent not received in respect of the Additional Works, first to the prepayment of the outstanding principal amount of the Construction Loans and the redemption or repayment of the Outstanding Investor Notes constituting Funded Debt on a pro rata basis (together with all accrued and outstanding interest, Taxes, Additional Amounts and fees (other than any Make-Whole Premium) payable in respect thereof), second to prepayment of the then outstanding principal amount of the Contingency Loans (together with all accrued and outstanding interest, Taxes and fees payable in respect thereof) and third to the payment of any Make-Whole Premium, each in accordance with Section 3.01(c) below and otherwise being applied in accordance with the terms of the Credit Agreement, in the case of the Facilities, and in accordance with the terms of the Note Indenture, in the case of the Investor Notes.

                  (iv) Upon the receipt by the Borrower, the Intercreditor Agent or any Collateral Agent of any payment in respect of the First Installment, such pro rata amounts allocable in accordance with Section 3.01(b)(ii) to the redemption or repayment in accordance with the Noteholder Depositary Agreement and the Note Indenture of Investor Notes constituting Funded Debt as are received by the Borrower, the Intercreditor Agent or such Collateral Agent shall be transferred to the Offshore Depository Bank by wire transfer for deposit into the Dollar Revenue Account for subsequent transfer by the Offshore Depositary Bank (acting in accordance with written instructions from the Intercreditor Agent) to the Intercreditor Agent for subsequent transfer by the Intercreditor Agent to the Note Trustee for deposit into the Contract Proceeds Sub-Account of the Note Prepayment Account and application as per the Noteholder Depositary Agreement and the Note Indenture.

                  (v) Except as specified in Section 3.01(b)(iii) above, any mandatory prepayment of Loans or Investor Notes hereunder shall be without premium or penalty or Make-Whole Premium; provided, however, that the corresponding amounts, if any, payable pursuant to Section 2.07(d) of the Credit Agreement shall be paid contemporaneously with such prepayment.

            (c) Application. All prepayments and redemptions pursuant to Section 3.01(b)(i) of this Common Agreement shall be applied on a pro rata basis toward the prepayment of the then outstanding principal amount of the Loans and of the redemption of Investor Notes constituting Funded Debt solely in accordance with written instructions from the Intercreditor Agent. All prepayments of Construction Loans and redemptions of Investor Notes pursuant to Section 3.01(b)(ii) and Section 3.01(b)(iii) of this Common Agreement shall be applied on a pro rata basis toward the prepayment of the then outstanding principal amount of the Construction Loans and of the redemption of Investor Notes constituting Funded Debt. All prepayments of Loans shall be applied in accordance with the terms of the Credit Agreement. All redemptions of Investor Notes shall be applied in accordance with the terms of the Note Indenture. The Intercreditor Agent shall give prompt notice to each Lender and the Note Trustee of the amount of each prepayment made by the Borrower under this Section 3.01. Notwithstanding any of the foregoing, upon the receipt by the Borrower, the Intercreditor Agent or any Collateral Agent of any proceeds referred to in
Section 3.01(b)(i) with respect to which the pro rata amount relating to the Investor Notes is less than or equal to U.S.$10,000,000, such pro rata amount relating to the Investor Notes as is received by the Borrower, Intercreditor Agent or any Collateral Agent shall be transferred to the Offshore Depositary Bank by wire transfer for deposit into the Dollar Loss Proceeds Deposit Account for subsequent transfer by the Offshore Depositary Bank (acting in accordance with written instructions from the Intercreditor Agent) to the Intercreditor Agent for subsequent transfer by the Intercreditor Agent to the Note Trustee for deposit into the Prepayment Sub-Account of the Note Prepayment Account and application as per the Noteholder Depositary Agreement and the Note Indenture.

      Section 3.02. Taxes.

            (a) Any and all payments by or on behalf of the Borrower hereunder or under the other Financing Documents to any Payee shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings actually imposed or assessed on payments made under this Common Agreement or the other Financing Documents, and all liabilities with respect hereto or thereto. If the Borrower shall be required by applicable Law to withhold or deduct any Taxes (as hereinafter defined) from or in respect of any sum payable hereunder or under any other Financing Document to any Payee, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 3.02(a)) such Payee receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law. In no event shall the Borrower be required to pay taxes imposed on the overall net income of any Payee (and franchise taxes imposed in lieu of net income taxes) by the jurisdiction under the laws of which such Payee is organized or in which its principal office is located, or in the case of any Lender, in which its Applicable Lending Office is located, or any political subdivision thereof (all such taxes not so excluded, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

            (b) In addition, the Borrower agrees to pay any present or future value added, recordation, transfer, mortgage, stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed by Mexico or any Governmental Authority thereof or any other jurisdiction from or through which any payments under any of the Financing Documents are made that arise from any payment made hereunder or under any other Financing Document or from the execution, delivery, or registration of, performance under, or otherwise with respect to this Common Agreement or any other Financing Document (hereinafter referred to as "Other Taxes").

            (c) (i) The Borrower shall indemnify each Payee for and hold it harmless against the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this
Section 3.02), in each case paid by such Payee or any liability (including penalties, interest and expenses) paid by such Payee or any liability arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such Payee shall promptly give written notice to the Borrower after such Payee has actual knowledge of the imposition of any Taxes or Other Taxes, as applicable. Payment by the Borrower pursuant to this indemnification shall be made within thirty (30) days from the date such Payee (as the case may be) makes written demand therefor (submitted through the Intercreditor Agent). A Payee's failure to provide notice to the Borrower shall not relieve the Borrower of any of its obligations under this Section 3.02. Notwithstanding the foregoing, where notice is not given within one hundred twenty (120) days after the relevant Payee receives written notice of the assertion of taxes and the Borrower does not otherwise have notice of such assertion, no indemnification shall be required for penalties, additions to tax, expenses, and interest accruing on such taxes from the date one hundred twenty
(120) days after the receipt by such Payee of written notice of the assertion of such taxes until thirty (30) days after the date such notice was actually received by the Borrower.

                  (ii) With respect to any payment request made by any Payee pursuant to the tax indemnity set forth in clause (i) above, if the Borrower shall request, such Payee shall in good faith contest the relevant taxation or other authority's imposition of or the amount of any such request amount, keep the Borrower fully informed in respect thereof, consult in good faith with the Borrower's counsel regarding such contests, and shall not compromise or otherwise settle such contest without the Borrower's consent; provided, that such Payee may in its sole discretion select the forum for such contest and determine whether any such contest shall be by resisting payment of such amount, by paying such amount under protest or by paying such amount and seeking a refund thereof; provided, further, that such Payee shall not be required to contest any claim unless
      (x) after request by such Payee, the Borrower has delivered to such Payee an opinion of independent tax counsel selected by the Borrower and reasonably acceptable to such Payee to the effect that there is a reasonable possibility of success, (y) such Payee shall have received from the Borrower, in such form as such Payee shall deem satisfactory, indemnification and security for any and all actual or anticipated liability, loss, cost or expense arising out of or relating to such amount or the contest thereof, including, but not limited to, all legal and accountants' fees and expenses, penalties, interest and additions to tax and (z) if the contest shall be conducted in a manner requiring the payment of all or part of such amount, the Borrower shall have paid the amount required.

            (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Intercreditor Agent, at its address referred to in Section 11.02 hereof, the original or a certified copy of a receipt evidencing payment thereof. The Borrower shall compensate each Payee to the extent that such Payee is required to pay any Taxes or Other Taxes as a result of any failure by the Borrower to so furnish such copy of such receipt.

            (e) Any Payee that is organized under the laws of a jurisdiction other than Mexico and that is entitled to an exemption from or reduction of withholding tax under the law of Mexico, or any treaty to which Mexico is a party, with respect to payments under the relevant Financing Document, shall deliver to the Borrower (with a copy to the Intercreditor Agent), no later than thirty (30) days after the Closing Date, with respect to Payees that are party to this Common Agreement on the Closing Date, or no later than thirty (30) days after the date on which any other Payee becomes a party to this Common Agreement or at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate.

            (f) Each Payee shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 3.02, including upon request of the Borrower, the change of its Applicable Lending Office, if applicable; provided, however, that such efforts shall not include the taking of any actions by a Payee that would result in any tax, costs or other expense to such Payee (other than a tax, cost or expense for which such Payee shall have been reimbursed or indemnified by the Borrower pursuant to this Common Agreement or otherwise) or any action that would in the reasonable opinion of such Payee be materially disadvantageous to such Payee.

            (g) The agreements and obligations of the Borrower contained in this
Section 3.02 shall survive the satisfaction in full of the Obligations.

            (h) The Borrower shall indemnify the Note Trustee and the Note Holders and shall pay Taxes and Additional Amounts in accordance with the provisions of Section 2.15 of the Note Indenture.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

      Section 4.01. Conditions Precedent to the Closing Date, the Initial Funding and the Purchase of Investor Notes. The Closing Date, the initial Funding and the purchase of any Investor Notes are subject to satisfaction of each of the conditions listed below (provided that each agreement, document, certificate, instrument, etc. delivered pursuant to this Section 4.01 shall be in form and substance satisfactory to each Lender and the Note Trustee and shall be delivered in sufficient copies for each Secured Party):

            (a) Each of this Common Agreement, the Credit Agreement, the Intercreditor Agreement, the CFE Notice, the Third Party Consents and the Fee Letters shall have been duly executed and delivered by each party hereto or thereto, as the case may be.

            (b) The Intercreditor Agent shall have received copies of the following Project Documents (including all exhibits, appendices and schedules attached to each such document), duly executed by each of the parties thereto:

                  (i) the Public Works Contract, together with a true, correct and complete English translation of the Public Works Contract (including Annex 14 thereto but excluding all other Annexes, the Bid and the RFP);

                  (ii) the Performance Guarantee in an amount not less than U.S.$29,936,137.00 and expiring not before December 31, 2004; and

                  (iii) the Principal Subcontracts;

together with a certificate of a Representative of the Borrower stating that (i) such copies and such translation are true, correct and complete, (ii) each such Project Document is in full force and effect, (iii) all conditions precedent to obligations of the parties thereunder shall have been satisfied or waived in accordance with the terms thereof, and (iv) there are no other material contracts existing as of the Closing Date in connection with the development, construction and completion of the Project.

            (c) The Intercreditor Agent shall have received the Security Documents, duly executed by the respective parties thereto. Any document required to be filed, registered, notarized or recorded in order to create and perfect the Liens in favor of either Collateral Agent for the benefit of the Secured Parties or the Note Trustee for the benefit of the Note Holders granted pursuant to the Security Documents shall have been properly filed, registered, notarized or recorded in each office in each jurisdiction in which such filings, registrations, notarizations or recordings are required, and any other action required in the judgment of the Intercreditor Agent to perfect such Liens shall have been effected, and the Intercreditor Agent shall have received acknowledgment copies or other evidence satisfactory to it that all necessary filing, registration, notarization, recording and other fees and all taxes and expenses related to such filings, registrations, notarizations and recordings have been paid in full; provided that, with respect to the Borrower Pledge Agreement and the Mexican Stock Pledge Agreement, completion of registration shall not be required as a condition to the Closing Date, the initial Funding and the purchase of any Investor Notes. The Intercreditor Agent shall have received the results of Lien searches conducted in Mexico no more than one hundred (100) days prior to the Closing Date and conducted no more than thirty
(30) days prior to the Closing Date in each other relevant jurisdiction with respect to the Borrower and such results shall reveal no Liens on any of the assets of the Borrower other than Permitted Liens.

            (d) (i) The Intercreditor Agent shall have received, in each case duly executed by the respective parties thereto, the Sponsor Guarantees, and shall have received copies of (x) the

Subordination Agreements and (y) each Interest Rate Cap, in each case duly executed by the respective parties thereto, (ii) the balance of the Dollar Disbursement Guarantee Account shall be equal to or greater than U.S.$26,000,000, (iii) the balance of the Dollar Cost Overrun Guarantee Account shall be equal to or greater than the Cost Overrun Amount and (iv) the balance of the Dollar Performance Guarantee Account shall be equal to or greater than U.S.$29,936,137.00.

            (e) The Intercreditor Agent shall have received (i) copies of the organizational documents of the Borrower (including the Consortium Agreement and any shareholder agreement), each Shareholder and each Sponsor (as amended, modified or supplemented on or prior to the Closing Date), in each case certified to be true, correct and complete as of the Closing Date by a Representative of the Borrower, such Shareholder or such Sponsor, as applicable, and (ii) copies of all resolutions or other appropriate authorizing actions taken by or on behalf of the Borrower, each Shareholder and each Sponsor authorizing and approving the execution, delivery and performance of all Transaction Documents to which the Borrower, such Shareholder or such Sponsor, as applicable, is a party, which resolutions or authorizing actions have not been revoked, modified, amended or rescinded and are in full force and effect as of the Closing Date, in each case, certified by an authorized officer of the Borrower, such Shareholder or such Sponsor, as applicable.

            (f) The Intercreditor Agent shall have received a certificate of an authorized officer of the Borrower, each Shareholder and each Sponsor, dated the Closing Date, certifying the names and true signatures of the incumbent officers of the Borrower, such Shareholder or such Sponsor, as applicable, who are authorized to sign the Transactions Documents to which the Borrower, such Shareholder or such Sponsor is a party.

            (g) The Intercreditor Agent shall have received copies of all Governmental Approvals, including all EHS Permits, required to be obtained by the Borrower, any Principal Subcontractor, a subcontractor to any Principal Subcontractor or a service provider to any Principal Subcontractor (and, to the extent the Borrower has received the same, by CFE), as the case may be, as of the Closing Date for the development, construction and completion of the Project, which Government Approvals are specified in Part A of Schedule 5.01(c) hereto, together with a certificate of a Representative of the Borrower to the effect that (i) such copies are true, correct and complete copies of such Governmental Approvals and (ii) each such Governmental Approval is in full force and effect. In addition, the Intercreditor Agent shall have received a certificate of a Representative of the Borrower certifying that the Governmental Approvals that are listed in Part B of Schedule 5.01(c) are not required to be obtained prior to the Closing Date, but will be obtainable by the Borrower, any Principal Subcontractor, a subcontractor to any Principal Subcontractor or a service provider to any Principal Subcontractor or, to the best knowledge of the Borrower, by CFE, as applicable, in due course prior to the date on which such Governmental Approvals shall be required in connection with the transactions contemplated by the Transaction Documents.

            (h) The Intercreditor Agent shall have received from the Independent Engineer (i) a favorable report, addressed to the Secured Parties, as to such technical matters with respect to the Project as the Intercreditor Agent shall reasonably request, including (A) the feasibility of the Project to be constructed in accordance with the Public Works Contract, (B) the design procedures, fabrication methods and quality control procedures of Energo (and any relevant subcontractors) with respect to the turbines, generators and other major electromechanical equipment proposed to be used under the Public Works Contract and to be provided pursuant to the Electromechanical Contract, as well as the results of testing of turbines, generators and other major electromechanical equipment similar to the turbines, generators and other major electromechanical equipment proposed to be used under the Public Works Contract and to be provided pursuant to the Electromechanical Contract, and (C) the adequacy of (1) the Contract Price proposed by the Borrower in the Bid and (2) the Construction Budget and (ii) a favorable opinion of the Independent Engineer that the financing provided by the Creditors under the Financing Documents is sufficient to finance all Project Costs incurred and to be incurred on and prior to the Project Completion.

            (i) The Intercreditor Agent shall have received an EHS Report from the Environmental Consultant, addressed to the Secured Parties, demonstrating to the satisfaction of the Intercreditor Agent that the Borrower and the Project are in compliance with all EHS Requirements applicable to the Borrower and the Project.

            (j) The Intercreditor Agent shall have received a favorable report from the Insurance Consultant, addressed to the Secured Parties, stating that all insurance policies required by Section 6.01(d) to be obtained prior to the Closing Date have been obtained, are adequate for the Project, have been paid to the extent due and payable on or prior to the Closing Date, are in full force and effect, contain the respective provisions specified in Section 6.01(d) to be contained therein and covering such other matters as may be requested by the Intercreditor Agent, together with a certificate of the Borrower's insurance broker or each insurer or such insurer's authorized representative certifying to the Secured Parties that the insurance specified in such certificate is in full force and effect, and that all premiums on such insurance are current.

            (k) The Intercreditor Agent shall have received copies of the Closing Balance Sheet, the Construction Budget and the Construction Schedule certified by a Representative of the Borrower.

            (l) The Intercreditor Agent shall have received the following legal opinions, each dated as of a date acceptable to the Intercreditor Agent, and covering, among other things, the validity, binding effect and enforceability of the applicable Transaction Documents and the creation and perfection of security interests under the Security Documents:

                  (i) legal opinion of the chief in-house legal counsel (coordinador de asuntos juridicos) to CFE;

                  (ii) legal opinion of White & Case LLP, special New York counsel to the Borrower and the Sponsors;

                  (iii) legal opinion of Suayfeta Consultores, S.C., special Mexican counsel to the Borrower and the Shareholders;

                  (iv) legal opinion of in-house counsel to each of ICA, Nacional, Piadisa, ICASA, Peninsular, CECSA, Intertechne and Technoproject;

                  (v) legal opinion of in-house counsel to Energo;

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

                  (vi) legal opinion of Vinson & Elkins L.L.P., special New York counsel to the Lenders, the Facility Administrative Agent and WestLB;

                  (vii) legal opinion of Emmet, Marvin & Martin, LLP, special New York counsel to the Note Trustee;

                  (viii) legal opinion of special New York counsel to the Offshore Collateral Agent and Offshore Depositary Bank, which counsel is acceptable to the Intercreditor Agent;

                  (ix) legal opinion of special New York counsel to the Onshore Collateral Agent, which counsel is acceptable to the Intercreditor Agent;

                  (x) legal opinion of special Mexican counsel to the Onshore Collateral Agent, which counsel is acceptable to the Intercreditor Agent;

                  (xi) legal opinion of Ritch, Heather y Mueller, S.C., special Mexican counsel to the Lenders, the Facility Administrative Agent and the Intercreditor Agent; and

                  (xii) such other legal opinions as shall be required pursuant to Section 8 of the Note Purchase Agreement.

            (m) The Intercreditor Agent shall have received copies of (i) the audited financial statements of each Reporting Party (other than the Borrower) and each Principal Subcontractor (other than CECSA and Technoproject) for the fiscal year ending December 31, 2002, (ii) with respect to each issuer (and confirming institution) of the Performance Guarantee (and any commitment or undertaking to increase or replenish the same) and any other Guarantor (other than any Sponsor), evidence that the long-term unsecured indebtedness of such Guarantor is rated such that such Guarantor is an Acceptable LC Provider, (iii) the most recent publicly or otherwise available unaudited financial statements of each of CECSA, Intertechne, Technoproject and each Reporting Party, in each case prepared in accordance with the Applicable GAAP and with respect to all such financial statements, accompanied by a certificate from a Financial Representative of each such Person stating (x) such financial statements are true, complete and correct and (y) since the date of such financial statements, no material adverse change has occurred in the business, assets, operations, prospects or condition, financial or otherwise, of such Person.

            (n) The Intercreditor Agent shall have received (i) true, correct and complete copies of the audited financial statements of CFE for the fiscal year ending December 31, 2002, and (ii) the most recent publicly available financial statements of CFE.

            (o) All Fees and other amounts required to be paid or deposited with the Intercreditor Agent, the Facility Administrative Agent, any Lender or the Note Trustee and all taxes, fees and other costs payable in connection with the execution, delivery, and performance of the Transaction Documents (including all amounts payable under Section 11.04) shall have been paid in full or arrangements satisfactory to the Intercreditor Agent for the payment of the same within two (2) Business Days following the Closing Date with the proceeds of the initial Funding shall have been made.

            (p) The Accounts shall have been established in accordance with the Depositary Agreement and the Noteholder Accounts shall have been established in accordance with the Note Depositary Agreement.

            (q) The Intercreditor Agent shall have received (i) a letter from CT Corporation System evidencing its agreement to act as Process Agent in New York for the Borrower, each other Credit Party (other than Energo), each Shareholder (other than Energo) and each of CECSA, Intertechne, Sistemas and Technoproject,
(ii) a power of attorney from CECSA, Technoproject, Sistemas and each Credit Party and Shareholder organized under the laws of Mexico which shall be sufficient for purposes of Mexican law to validate the appointment of the Process Agent and (iii) a power of attorney or other document from Intertechne which shall be sufficient for purposes of Brazilian law to validate the appointment of the Process Agent.

            (r) The Intercreditor Agent shall be satisfied that the Sponsors have made available to the Borrower senior managers reasonably acceptable to the Intercreditor Agent to manage the performance of the Borrower's obligations under the Public Works Contract, the names and positions of which are listed in
Schedule 4.01(r) hereto.

            (s) Each of the Note Documents shall have been duly authorized, executed and delivered by each party thereto and shall be in full force and effect, with no material default thereunder.

            (t) Each Lender shall have received a Construction Note and a Contingency Note, as applicable, in an amount equal to such Lender's Construction Loan Commitment and Contingency Loan Commitment, as applicable, payable to such Lender, duly executed by the Borrower and otherwise complying with the provisions of Section 2.03 of the Credit Agreement.

            (u) The Intercreditor Agent shall have received a copy of the Governmental Approval issued by the Central Bank of Russia for the performance by Energo of its obligations under the Energo Guarantee, together with (i) a certificate of a Representative of the Borrower stating that (A) such copy is true, correct and complete, (B) such Governmental Approval is in full force and effect, and (C) all conditions precedent to the effectiveness thereof shall have been satisfied or waived in accordance with the terms thereof and (ii) a certificate of a Representative of Energo stating that no other Governmental Approval is required for the execution and delivery by Energo of the Energo Guarantee or the performance by Energo of its obligations thereunder.

            (v) The Intercreditor Agent shall be satisfied that all obligations outstanding under the Interim Credit Agreement and other Interim Loan Documents shall have been paid in full or will be paid in full with the proceeds of the initial Funding.

            (w) The conditions set forth in Section 8 of the Note Purchase Agreement shall have been satisfied and the Note Purchase Agreement shall not have been terminated pursuant to Section 12 thereof.

            (x) The conditions set forth in Section 4.02 shall have been satisfied.

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

      Section 4.02. Conditions Precedent to Each Funding. In addition to the conditions precedent set forth in Section 4.01, each Funding (other than with respect to Loans that are collectively limited to the amount of, and for purposes of paying, amounts due and payable pursuant to Section 2.08(a) and/or
Section 3.05(a) of the Credit Agreement (and any Taxes payable with respect to such amounts) and other than with respect to the Note Proceeds Withdrawals that are collectively limited to the amount of, and for the purposes of paying, interest and Additional Amounts payable with respect to such amounts on the Notes pursuant to Section 2.3 or Section 2.15 of the Note Indenture) and the purchase of any Investor Notes shall be subject to satisfaction, in a manner satisfactory to (x) in the case of the initial Funding and the purchase of Investor Notes, each Creditor and (y) in the case of any subsequent Funding, the Intercreditor Agent of each of the conditions listed below (each agreement, document, certificate, instrument, etc. delivered pursuant to this Section 4.02 shall be in form and substance satisfactory to (i) in the case of the initial Funding and the purchase of any Investor Notes, each Creditor and (ii) in the case of any subsequent Funding, the Intercreditor Agent and (except for the Facility Notes and the Investor Notes) shall be delivered in sufficient copies for each Secured Party):

            (a) The Intercreditor Agent shall have received a Notice of Funding, duly executed by the Borrower.

            (b) No circumstance or event that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

            (c) The Intercreditor Agent shall have received a certificate from a Representative of the Borrower, dated the date of such Funding, to the effect that:

                  (i) All Governmental Approvals, including EHS Permits, that were not obtained by the Borrower, CFE, any Principal Subcontractor, any subcontractor to any Principal Subcontractor or any service provider to any Principal Subcontractor, as the case may be, prior to the Closing Date but that are required to be obtained prior to the date of such Funding, have been duly obtained and are in full force and effect;

                  (ii) All of the Transaction Documents and each other agreement, instrument and other document to be executed and delivered with respect to the Project on or prior to the effecting of such Funding and the purchase of such Investor Notes have been delivered hereunder and under each other Financing Document and are in full force and effect.

                  (iii) The representations and warranties contained in Section
      5.01 of this Common Agreement and of the Borrower contained in the other Transaction Documents are true and correct and the Borrower is in full compliance with the covenants contained in Article VI of this Common Agreement on and as of the Closing Date, the date of such Funding and the date of such purchase of Investor Notes, before and after giving effect to such Funding and/or such purchase, as applicable, and to the application of the proceeds therefrom, as though made on and as of such date or, if such representation or warranty relates to an earlier date, as of such earlier date;

                  (iv) To the best of the Borrower's knowledge, the representations and warranties of each party to a Transaction Document (other than the Borrower) contained in the Transaction Documents are true and correct on and as of the Closing Date, the date of such Funding and the date of such purchase of Investor Notes, before and after giving effect to such Funding and/or such purchase, as applicable, and to the application of proceeds therefrom, as though made on and as of such date or, if such representation or warranty relates to an earlier date, as of such earlier date;

                  (v) There has been no proposed or threatened change in or modification of any applicable Law that in the reasonable opinion of the Intercreditor Agent could be expected to be adopted and to have a Material Adverse Effect;

                  (vi) No Default or Event of Default or any default or any event of default under any Project Document has occurred and is continuing, or would result from the effecting of such Funding and/or the purchase of such Investor Notes or from the application of the proceeds thereof;

                  (vii) The proceeds of such Funding shall be used solely to pay Project Costs to be incurred by the Borrower within the thirty (30) day period immediately following the date of the applicable Funding;

                  (viii) After giving effect to such Funding and/or such purchase of Investor Notes, as applicable, the aggregate amount reasonably projected to be equal to the sum of (A) the Accumulated Value plus (B) for purposes of the initial Funding and purchase of Investor Notes only, the undrawn available amount of the Junior Performance LC (or the Performance Guarantee issued in the form of Exhibit K hereto) issued in favor of the Offshore Collateral Agent or the Intercreditor Agent, as applicable, plus
      (C) the Disbursement Guarantee plus (D) if any, the Cost Overrun Guarantee shall be equal to or greater than the excess of (x) the sum of the amount of all Funded Debt outstanding, all accrued but unpaid Debt Service on such Funded Debt and all Debt Service on such Funded Debt accruing during the one-hundred twenty (120) day period following the relevant Funding or purchase of Investor Notes outstanding over (y) the net amount of value added taxes (impuestos al valor agregado) to be paid by the Borrower during the thirty (30) day period immediately following the requested date for the proposed Funding (as set forth in the relevant Notice of Funding or, if applicable, the Interest Rate Notice).

            (d) The Intercreditor Agent shall have received, no later than three
(3) Business Days prior to such Funding and/or purchase, a certificate of the Independent Engineer certifying that (i) the Independent Engineer has reviewed the Notice of Funding in respect of such Funding and does not disagree in any material respect with any of the statements or calculations therein, (ii) all Works set forth in such Notice of Funding and all other Works set forth in all prior Notices of Funding have been performed properly in accordance with the Public Works Contract and all other Project Documents, (iii) construction of the Project is proceeding substantially in accordance with the Public Works Contract and all other Project Documents and, in the Independent Engineer's opinion, the Borrower will achieve each Critical Event not later than the date set forth therefor in the Construction Schedule (as such dates may be extended not more than two hundred seventy (270) days for Permissible Critical Event Delays, Permissible Provisional Acceptance Delays or Permissible Project Completion Delays, as applicable), and (iv) the aggregate amount of all unpaid Project Costs to be incurred by the Borrower in connection with the completion of all Works to be completed prior to the Project Completion Date pursuant to the Public Works Contract and all Project Costs to be incurred by the Borrower pursuant to all other Transaction Documents and otherwise prior to the Project Completion Date does not exceed the sum of the aggregate amount of all Subordinated Debt disbursed (free of all Liens other than the first priority perfected Lien in favor of the applicable Collateral Agent) to the Borrower, all insurance proceeds available to the Borrower in accordance with the terms hereof to be applied to the repair or replacement of Works, the available undrawn Commitments and either (A) prior to the purchase of any Investor Note, U.S.$230,000,000 or (B) following the purchase of any Investor Note, the available balance of the Note Proceeds Account and of the Note Interest Account.

            (e) The Intercreditor Agent shall have received an EHS Report from the Environmental Consultant dated not more than ninety (90) days prior to the date of such Funding.

            (f) The Intercreditor Agent shall have received, no later than three
(3) Business Days prior to such Funding and/or purchase, copies of the Monthly Report describing progress in Work during the calendar month that is two (2) months immediately preceding the calendar month in which such Funding is to be made, in either case together with recognitions by CFE of all Critical Events and Milestones and other amounts set forth therein and a certificate of a Representative of the Borrower stating that all such copies are true, correct and complete.

            (g) To the extent the proceeds of any Funding will be applied to fund or reimburse cash deposits constituting or collateralizing all or any portion of the Quality Guarantee, (i) the proceeds to be so applied to fund, reimburse or collateralize the Quality Guarantee do not exceed the excess of U.S.$28,000,000 over the aggregate amount of all proceeds of Funded Debt (other than of Contingency Loans) applied, or to be applied pursuant to the Notice of Funding delivered in connection with such Funding, to pay all Project Costs not included in the Construction Budget and (ii) the Provisional Acceptance Date shall have occurred and CFE shall have paid in full all amounts payable in by CFE as the first payment (primer pago) pursuant to the first paragraph of the definition of Contract Payment Date (Fecha de Pago del Contrato) in the Public Works Contract and the Borrower shall have applied the proceeds of the same to the payment of Obligations as required pursuant to the Financing Documents.

            (h) After giving effect to such Funding and/or purchase of Investor Notes, the ratio of the aggregate outstanding principal amount of Construction Loans to the aggregate amount of the Construction Loan Commitments in effect on the Execution Date and the ratio of the aggregate amount of Investor Notes constituting Funded Debt to the aggregate outstanding principal amount of Investor Notes issued on the Closing Date are equal.

            (i) In the case of the second Funding to be made pursuant to this Common Agreement only, the Intercreditor Agent shall have received the results of Lien searches conducted in Mexico no more than forty-five (45) days prior to the date of such Funding and such results shall reveal no Liens on any of the assets of the Borrower other than Permitted Liens.

In addition, each Funding with respect to the Loans shall be subject to each of the conditions set forth in Section 4.02 of the Credit Agreement.

      Section 4.03. Reliance on Certificates. The Secured Parties shall be entitled to rely conclusively upon the certificates delivered from time to time by Representatives of the Borrower, the Shareholders and the Sponsors as to the names, incumbency, authority and signatures of the respective persons named therein until such time as any Secured Party may receive a replacement certificate, in form acceptable to such Secured Party, from a Representative of such Person identified to such Secured Party as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

      Section 4.04. Project Costs. The parties hereby agree that, in connection with each Notice of Funding, the Borrower shall provide to the Intercreditor Agent a true, correct and complete description of the nature and substance of all amounts incurred or accruing under all Project Documents since the date of the prior Notice of Funding and other amounts used to calculate "V" as set forth in such Notice of Funding. Where any amount is requested under any Notice of Funding in respect of any amount owing directly or indirectly to any Sponsor or any Affiliate thereof, the information to be provided to the Intercreditor Agent shall include the ultimate use of funds by all such Sponsors or Affiliates.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

      Section 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to each Secured Party as follows (such representations and warranties being made as of the Execution Date, the Closing Date and, to the extent provided herein, on each subsequent date on which such representations and warranties are made or deemed to be made hereunder):

            (a) The Borrower is a sociedad anonima de capital variable duly formed and validly existing under the laws of Mexico and is duly qualified to do business in all jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualifications necessary. The Borrower has all requisite power and authority to own or hold under lease and operate the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted in respect of the Project. The Shareholders are the sole shareholders of the Borrower. The Borrower has no Subsidiaries.

            (b) The execution, delivery and performance by the Borrower of each Transaction Document to which it is a party are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action and do not contravene any Requirement of Law, any EHS Requirement or any Contractual Obligation (other than Clauses 24.1(b) (with respect to the application of any casualty insurance proceeds to the mandatory prepayment of amounts outstanding under the Financing Documents), 26.1(e) (with respect to any foreclosure under any

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

Stock Pledge Agreement without CFE's consent (which is not to be unreasonably withheld) and 26.1(i) (with respect to the covenant of the Borrower under
Section 6.02(k) hereof) of the Public Works Contract) binding on or affecting the Borrower or any of its properties or assets, and such execution, delivery and performance do not and shall not result in or require the creation of any Lien upon or with respect to any of the properties of the Borrower, other than Permitted Liens, or result in the acceleration of any obligation under, or in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event of default under, any Contractual Obligation of the Borrower (other than Clause 26.1(i) and, as described above, Clauses 24.1(b) and 26.1(e) of the Public Works Contract). This Common Agreement and each other executed Transaction Document to which the Borrower is a party have been duly executed and validly delivered by the Borrower. The Borrower is in compliance with and not in default under any and all Requirements of Law and all material terms and provisions of its Contractual Obligations.

            (c) Governmental Approvals.

                  (i) All Governmental Approvals (including EHS Permits) and other third-party consents and approvals, that are required to be obtained or made by the Borrower, CFE or any Principal Subcontractor in connection with (A) the development, construction, completion and financing of the Project and (B) the issuance of Investor Notes, the making of Fundings and granting of Liens under, and the execution, delivery and performance by the Borrower of, the Transaction Documents, are set forth in Schedule 5.01(c) hereto as in effect on the Closing Date (as such Schedule may be amended by the Borrower following the Closing Date to account for any change in Law). Each of the Governmental Approvals and other consents and approvals that is required to be obtained by the Borrower, any Principal Subcontractor, any subcontractor to any Principal Subcontractor or any service provider to any Principal Subcontractor, as the case may be, on or before the Closing Date is set forth in Part A of Schedule 5.01(c) hereto, has been duly obtained by and is held in the name of the Borrower, such Principal Subcontractor or any subcontractor or service provider to any Principal Subcontractor, as required, was validly issued and is in full force and effect. To the best of the Borrower's knowledge, each of the Governmental Approvals and other consents and approvals set forth in Part A of Schedule 5.01(c) hereto that is required to be obtained by CFE has been duly obtained, was validly issued and is in full force and effect. The Borrower, each relevant Principal Subcontractor and, to the best of the Borrower's knowledge, CFE and each subcontractor or service provider to the relevant Principal Subcontractor is in compliance with all Governmental Approvals and other consents and approvals set forth in Part A of Schedule 5.01(c) hereto (except (other than in respect of any EHS Permits) for any non-compliance that has not continued for the lesser of
      (x) thirty (30) days or (y) such other period as would constitute a Material Adverse Effect or give the relevant Governmental Authority the right to suspend or terminate such Governmental Approval), no material change in the facts or circumstances reported or assumed in the applications for or the granting of such Governmental Approvals or other consents or approvals exists (except such change that could not result in any revocation of such Governmental Approval or other consent or approval or any fine, penalty or other action being taken against the Borrower by any Governmental Authority or other third-party), and there are no proceedings pending or, to the best knowledge of the Borrower, threatened that would jeopardize the validity of such Governmental Approvals or such other consents and approvals.

                  (ii) As of the Closing Date, none of the Governmental Approvals and other consents and approvals set forth in Part B of Schedule 5.01(c) hereto are required to be obtained on or prior to the Closing Date. The Borrower does not have any reason to believe that it or any Principal Subcontractor will be unable to obtain or make the Governmental Approvals, consents and approvals set forth in Part B of Schedule 5.01(c) hereto that it or such Principal Subcontractor is required to obtain in the ordinary course of business and at such time or times as may be necessary to avoid any substantial delay in, or material impairment to, the consummation and performance of the transactions as contemplated by this Common Agreement and the other Transaction Documents. The Borrower and each Principal Subcontractor is in compliance with all Governmental Approvals and other consents and approvals set forth in Part B of Schedule 5.01(c) hereto that it or such Principal Subcontractor is required to obtain and has obtained (except (other than in respect of any EHS Permits) for any non-compliance that has not continued for the lesser of (x) thirty
      (30) days or (y) such other period as would constitute a Material Adverse Effect or give the relevant Governmental Authority the right to suspend or terminate such Governmental Approval), each such Governmental Approval and other consent and approval has been duly obtained by and is held in the name of the Borrower or Principal Subcontractor, as the case may be, was validly issued, is in full force and effect, no material change in the facts or circumstances reported or assumed in the applications for or the granting of such Governmental Approvals or other consents or approvals exists (except such change that could not result in any revocation of such Governmental Approval or other consent or approval or any fine, penalty or other action being taken against the Borrower by any Governmental Authority or other third-party) and there are no proceedings pending or, to the actual knowledge of the Borrower, threatened that would jeopardize the validity of such Governmental Approvals or such other consents and approvals.

                  (iii) The Borrower does not have any reason to believe that CFE will be unable to obtain or make the Governmental Approvals, consents and approvals set forth in Part B of Schedule 5.01(c) hereto that CFE is required to obtain in accordance with the Public Works Contract and the Construction Schedule.

            (d) This Common Agreement and each other executed Transaction Document to which the Borrower is a party are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the qualification, however, that the enforcement of the rights and remedies herein and therein is subject to (i) bankruptcy and other similar laws of general application affecting rights and remedies of creditors and (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Borrower has delivered to the Intercreditor Agent true and complete copies of each executed Project Document and, except as disclosed to the Intercreditor Agent in writing, none of such Project Documents has been amended, modified or terminated. The Borrower has not given or received any notice of default in respect of any default which remains uncured or has not been waived under any Contractual Obligation, including any Project Document. Neither the Borrower nor, to the best of the

Borrower's knowledge, any other Person (other than CFE) is, or, but for the passage of time or giving of notice of or both, will be, in default of any material obligation under any executed Project Document. To the best of the Borrower's knowledge, CFE is not, nor, but for the passage of time or giving of notice of or both, will be, in default under the Public Works Contract except for any breach by CFE of any of its obligations (other than payment obligations) that are not material or have not been continuing for a period of more than thirty (30) days.

            (e) The Borrower has no material liabilities or other obligations, including contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments, other than pursuant to the Transaction Documents.

            (f) The Closing Balance Sheet and the Construction Budget, as delivered hereunder, (i) were prepared in good faith by the Borrower and on assumptions made in the best judgment of the Borrower and (ii) are consistent with the provisions of the Project Documents. The financial statements of the Borrower most recently delivered pursuant to Section 6.03(a)(ii), 6.03(a)(iii) or Section 4.01(n), as the case may be, fairly present the financial condition of the Borrower as of the date of such financial statements. There are no statements, assumptions or conclusions in any projections contained in the Closing Balance Sheet, the Construction Budget or such financial statements that are based upon or include information known to the Borrower to be misleading or that fail to take into account material information regarding the matters reported therein.

            (g) There is no (i) injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority applicable to the Borrower, the Project, the other Credit Parties, the Shareholders or, to the best of the Borrower's knowledge without independent investigation, any other Project Party or any Guarantor, directing that the transactions provided for herein or in any other Transaction Document not be consummated as herein or therein provided, or (ii) litigation, investigation or proceedings of or before any arbitrator, court or other Governmental Authority pending or threatened against the Borrower, the Project, the other Credit Parties, the Shareholders or, to the best of the Borrower's knowledge without independent investigation, pending or threatened against any other Project Party or Guarantor, with respect to this Common Agreement or the Transaction Documents or any of the transactions contemplated hereby or thereby.

            (h) To the best of the Borrower's knowledge, there are no facts or circumstances that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

            (i) The sole business of the Borrower is the development, construction and testing of the Project.

            (j) Except as specifically disclosed in Schedule 5.01(j):

                  (i) The Project and the Borrower comply, and at all times have complied, with all EHS Requirements and Governmental Approvals applicable to the Borrower and the Project (except (other than in respect of any EHS Permits) for any non-compliance that has not continued for the lesser of (x) thirty (30) days or (y) such other period as would constitute a Material Adverse Effect or give the relevant Governmental Authority the right to suspend or terminate such Governmental Approval);

                  (ii) To the best knowledge of the Borrower after reasonable investigation, all of the third parties with which Borrower has arranged, engaged or contracted to accept, transport, treat, store, dispose or remediate or remove any Contaminant generated or present at the Project, or that otherwise participate or have participated in activities or conduct related to the Property, possessed all required EHS Permits and complied with all EHS Requirements at the relevant time to perform the foregoing activities or conduct;

                  (iii) Neither the Borrower nor, to the best knowledge of the Borrower after reasonable investigation, the Project is the subject of any suit, claim, proceeding, citation, directive, summons, order, judgment, decree, settlement, writ, or injunction, and the Borrower is not aware of any pending or threatened investigation, alleging or addressing in connection with the Project (x) any violation of any EHS Requirements, (y) any Remedial Action or EHS Damages, or (z) any Release of any Contaminant;

                  (iv) The Borrower has not received any EHS Notice, claim or written notice of any potential Environmental Lien or other communication in connection with the Project concerning (x) alleged violation of any EHS Requirement, whether or not corrected to the satisfaction of the appropriate authority, (y) alleged liability of the Borrower for any Remedial Action or EHS Damages, or (z) alleged liability of the Borrower for the Release of a Contaminant;

                  (v) To the best knowledge of the Borrower after reasonable investigation, no Environmental Lien has attached to the Property;

                  (vi) To the best knowledge of the Borrower after reasonable investigation, there has been no Release of any Contaminants at, to or from the Project except pursuant to and in full compliance with an EHS Permit and there are no EHS Damages;

                  (vii) The Borrower has not transported or arranged for the transport of any Contaminant to any facility or site which facility or site is or was, at the time of transport of the Contaminant, subject to a Remedial Action requirement (other than routine, anticipated, closure-related corrective action obligations affecting closed solid waste management units at such facility) issued under any state, local or foreign solid or hazardous waste regulatory law;

                  (viii) Neither the Borrower nor any person acting on behalf of the Borrower nor, to the best knowledge of the Borrower, any other Person has constructed, placed, deposited, stored, disposed or located at the Project any asbestos-containing material or any landfills or dumps other than any sanitary landfill duly authorized by the relevant Governmental Authority and operated in full compliance with EHS Requirements;

                  (ix) To the best knowledge of the Borrower after reasonable investigation, no underground improvements, including but not limited to treatment or storage tanks, sumps, or water, gas or oil wells, or associated piping, are or have ever been located at the Property other than any water treatment plant duly authorized by the relevant Governmental Authority and operated in full compliance with EHS Requirements;

                  (x) Neither the Borrower nor any person acting on behalf of the Borrower nor, to the best knowledge of the Borrower, any other Person has constructed, placed, deposited, released, stored, disposed, or located at the Property any polychlorinated biphenyls or transformers, capacitors, ballasts, or other equipment that contain dielectric fluid containing polychlorinated biphenyls;

                  (xi) The Borrower has no liability and the Borrower has not received and is otherwise not aware of any notice, claim or other communication alleging liability on the part of the Borrower for the violation of any EHS Requirement, for EHS Damages, or for the Release of any Contaminant in connection with any businesses or any properties presently or formerly owned or operated by the Borrower;

                  (xii) No EHS Permits require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated by the Transaction Documents except for those ongoing actions by CFE required of CFE by any Governmental Authority as conditions of the environmental impact authorizations;

                  (xiii) To the best knowledge of the Borrower after reasonable investigation, the Property is not subject to any imminent restriction on the occupancy, use, transferability of the Property in connection with any
      (A) EHS Requirement or (B) Release, threatened Release or disposal of Contaminants; and

                  (xiv) To the best knowledge of the Borrower after reasonable investigation, there are no conditions or circumstances at the Property that pose a risk to the environment or the health and safety of persons except for those associated with the lawful execution of the Project.

            (k) All insurance policies required by Section 6.01(d) are in full force and effect and all premiums on such insurance have been paid to the extent due and payable on or prior to the date this representation and warranty is made or deemed made.

            (l) The Borrower owns or has the right to use all technology, licenses, patents and other proprietary rights that are material and required to construct and operate the Project without any known conflict with the rights of others.

            (m) No Event of Force Majeure exists under the Public Works Contract and no event of force majeure or the like exists under any Principal Subcontract that will cause any Provisional Acceptance Date or the Project Completion Date under the Public Works Contract to be extended by more than sixty (60) days (in the case of any Governmental Force Majeure) or two hundred seventy (270) days (in the case of any Event of Force Majeure) beyond the date set forth in the Construction Schedule.

            (n) No Event of Loss has occurred, has been commenced or, to the best knowledge of the Borrower, is contemplated by any Governmental Authority.

            (o) The Borrower has filed all tax and information returns required to be filed and paid all taxes and assessments shown thereon to be due, including interest and penalties, except to the extent that any such tax or assessment is the subject of a Good Faith Contest by the Borrower. To the best knowledge of the Borrower, neither the execution and delivery of this Common Agreement, the Facility Notes, the Investor Notes or any other Financing Document, nor the consummation of any of the transactions contemplated hereby or thereby, will result in any tax, levy, impost, duty, charge or withholding imposed by Mexico or any political subdivision or taxing authority thereof or therein, on or with respect to such execution, delivery or consummation, or upon or with respect to any Secured Party, except for (i) those that have been paid or that are the subject of a Good Faith Contest by the Borrower and (ii) withholding taxes on interest, amounts deemed interest or indemnities under applicable Mexican Law and the fees to be paid for the registration of the Mexican Security Documents in the Public Registry of Commerce (Registro Publico de Comercio) in Mexico.

            (p) The Borrower possesses good and valid rights in all of the Collateral (other than the shares of the Borrower and the Note Collateral, to the extent held in the name of the Note Trustee) and good and marketable title to the property purported to be owned by it. There are no Liens (including Liens or retained security titles of conditional vendors) of any nature whatsoever on any property or assets of the Borrower, other than Permitted Liens.

            (q) All Governmental Approvals and all other filings, recordings, registrations and other actions have been made, obtained and taken in all relevant jurisdictions that are necessary to create and perfect the Liens provided for in the Security Documents executed on or before the date on which this representation is made or deemed made, and the applicable Collateral Agent, for the benefit of the Secured Parties, or the Note Trustee for the benefit of the Note Holders, as applicable, shall have the Liens provided for in such Security Documents, and such Security Documents shall constitute a valid, direct, continuing first priority Lien on the Collateral; subject only to Permitted Liens and prior to May 12, 2004, to the registration of the Borrower Pledge Agreement with the Public Registry of Commerce (Registro Publico de Comercio) in Mexico and prior to May 12, 2004, solely with respect to priority in connection with any federal tax liens, to the registration of the Mexican Stock Pledge Agreement with the Public Registry of Commerce (Registro Publico de Comercio) in Mexico.

            (r) Except as specifically disclosed on Schedule 5.01(r), all easements, leasehold and other property interests, and all utility and other services, means of transportation, facilities, other materials and other rights that are necessary for the development, construction and completion of the Project in accordance with all material Requirements of Law, all EHS Requirements and the Transaction Documents (including electrical, telephone, water and sewage services and facilities) have been procured pursuant to the Transaction Documents or are otherwise commercially available to the Project and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such easements, interests, services, means of transportation, facilities materials and rights.

            (s) The representations and statements made by the Borrower in this Common Agreement and in each other executed Transaction Document to which it is a party and in any other document furnished by the Borrower in connection herewith or therewith, when taken as a whole, do not contain any untrue statement of a material fact or omit to state (as of the date made or furnished) any material fact necessary to make the statement herein or therein not misleading in light of the circumstances under which they were made. To the best of the Borrower's knowledge without independent investigation, representations and warranties made by the parties to the Transaction Documents (other than the Borrower) in each Transaction Document are true and correct in all material respects.

            (t) The Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940.

            (u) The Borrower has not taken any corporate action nor have any other legal steps been taken or legal proceedings been commenced or, to the best of the Borrower's knowledge, threatened against the Borrower seeking a reorganization, moratorium, arrangement, adjustment or composition or for the appointment of a receiver, liquidator, assignee, sequestrator (or similar official) in relation to any substantial part of its property, or for the winding up, dissolution or re-organization of it or of any or all of the Borrower's property. The Borrower is not, and is not deemed to be, generally in default with respect to its payment obligation under the Ley de Concursos Mercantiles.

            (v) The Borrower is not subject to regulation under any Law as to Securities, rates or financial or organizational matters that would preclude any Loan or the execution, delivery and performance of the Project Documents.

            (w) No part of the proceeds from any Funding will be used, directly or indirectly, for the purpose of buying or carrying any "margin stock" within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. Section 207 and 221, respectively).

            (x) Neither the Borrower nor any Affiliate thereof has retained any broker, finder or financial advisor in connection with the transactions contemplated by this Common Agreement or by the other Transaction Documents, which will result in the obligation of any Person to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated herein or therein.

            (y) The Borrower is not a party to any material contracts other than the Transaction Documents and the Borrower has delivered to the Intercreditor Agent true, correct and complete copies of each executed Transaction Document.

            (z) The Borrower is subject to civil and commercial law with respect to its Obligations under the Financing Documents, and the execution, delivery and performance of the Financing Documents by the Borrower constitute private and commercial acts rather than public or governmental acts. Neither the Borrower nor any of its assets or properties has any immunity from suit, service of process, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to the Obligations of the Borrower under the Financing Documents.

            (aa) No foreign exchange control approvals or other authorizations by the government of Mexico or any Governmental Authority therein or thereof are required to assure the availability of U.S. Dollars to enable the Borrower and the Creditor Representatives to perform their respective obligations under the Financing Documents in accordance with their respective terms. There are no legal restrictions or requirements that limit the availability or transfer of foreign exchange for the purpose of the performance by the Borrower and the Collateral Agents of their respective obligations under the Financing Documents. There are no legal restrictions or requirements that limit the availability or transfer of foreign exchange for the purpose of remitting the proceeds of enforcement of the Obligations or the Collateral to any Secured Party.

            (bb) None of the Borrower, any Shareholder, any Sponsor, any Affiliate of the foregoing or any of their respective officers, directors, employees or agents has taken any action in connection with the Project that violates the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar Law in Mexico or any other jurisdiction, if applicable.

            (cc) The Borrower has paid or made adequate provision for the payment of all Social Security (IMSS) quotas, Workers' Housing Fund (INFONAVIT) and Retirement Fund (SAR) quotas payable by the Borrower.

            (dd) (i) The construction of the Project is proceeding substantially in accordance with the Public Works Contract and all other Project Documents and the Borrower will achieve each Critical Event not later than the date set forth therefor in the Construction Schedule (as such dates may be extended not more than two hundred seventy (270) days for Permissible Critical Event Delays, Permissible Provisional Acceptance Delays or Permissible Project Completion Delays, as applicable) and (ii) the aggregate amount of all unpaid Project Costs to be incurred by the Borrower in connection with the completion of all Works to be completed prior to the Project Completion Date pursuant to the Public Works Contract and all Project Costs to be incurred by the Borrower pursuant to all other Transaction Documents and otherwise prior to the Project Completion Date does not exceed the sum of the aggregate amount of all Subordinated Debt disbursed (free of all Liens other than the first priority perfected Lien in favor of the applicable Collateral Agent) to the Borrower, all insurance proceeds available to the Borrower in accordance with the terms hereof to be applied to the repair or replacement of Works, the available undrawn Commitments and either (A) prior to the issuance of any Investor Note, U.S.$230,000,000 or
(B) following the issuance of any Investor Note, the available balance of the Note Proceeds Account and of the Note Interest Account.

            (ee) Subject to the exceptions set forth in the legal opinions delivered pursuant to subsections (ii), (iii), (iv) and (v) of Section 4.01(l), each Transaction Document is in proper legal form under applicable Law and is capable of enforcement in Mexico and such other jurisdictions as appropriate without any further action of any Secured Party.

            (ff) The Borrower has not made any loan or advance to any Person (other than any payment required pursuant to the terms of any Principal Subcontract) or purchased or otherwise acquired any capital stock, obligations or other Securities of, made any capital contribution to, or otherwise invested in, any Person, except Permitted Investments.

            (gg) The Borrower has taken all actions necessary to ensure that at all times by virtue of the Liens created pursuant to the Security Documents in favor of the Secured Parties or in favor of the applicable Collateral Agent for the benefit of the Secured Parties or in favor of the Note Trustee for the benefit of the Note Holders (as the case may be) to secure the payment and performance of Obligations by the Borrower, such Obligations shall enjoy a preferential right of payment through the enforcement of such Liens and, once such Liens have been fully enforced, the unsecured remainder of such Obligations, if any (and any other unsecured Obligation that any Secured Party may have against the Borrower) will rank at least pari passu in right of payment with the claims of all other unsecured creditors of the Borrower.

            (hh) As of the Closing Date, the Borrower has not granted any powers of attorney (or similar powers, documents or instruments) to any Person other than those set forth in Schedule 5.01(hh). The Borrower has delivered to the Intercreditor Agent all powers of attorney (and similar powers, documents and instruments) issued or executed by or on behalf of the Borrower.

            (ii) The Borrower has no contracts or agreements with, and does not have any other commitments to, and otherwise has not entered into any transactions with, any Affiliate (or any Affiliate of any Sponsor) other than as previously disclosed to the Secured Parties and a copy of each such contract or agreement has been furnished to the Intercreditor Agent.

            (jj) Schedule 5.01(jj) sets forth (a) the capitalization of the Borrower as of the Execution Date, including its Capital Stock issued and outstanding, the Shareholders and the Capital Stock of the Borrower held by each such Shareholder and (b) the equity owners of the Shareholders as of the Execution Date and their respective percentages of equity ownership in such Shareholders. All of the issued and outstanding Capital Stock is validly issued, fully paid and non-assessable. There are no outstanding options, warrants, conversion or exchange privileges, preemptive rights, rights of first refusal or other rights with respect to, or to purchase or obtain, any Capital Stock of the Borrower other than those under the Interim Stock Pledge Agreements (prior to the termination of such agreements, which shall occur within fifteen (15) days of the initial Funding) and the Stock Pledge Agreements. There are no contracts, agreements, commitments, understandings, arrangements or restrictions relating to the issuance, sale, transfer, voting or purchase by any Shareholder or any other Person of any Capital Stock other than those under the Interim Stock Pledge Agreements (prior to the termination of such agreements, which shall occur within fifteen (15) days of the initial Funding) and the Stock Pledge Agreements. For purposes of this Section 5.01(jj), "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) the common or preferred equity or equity or preference share capital of such Person, including, without limitation, partnership interests, and any securities convertible into or exchangeable for any thereof.

      Section 5.02. Rights and Remedies Not Limited. The Borrower acknowledges and agrees that the rights and remedies of each Secured Party in relation to any misrepresentation or breach of warranty on the part of the Borrower are not prejudiced:

            (a) by an investigation by or on behalf of any Secured Party into the affairs of the Borrower or any other Person;

            (b) by the execution or the performance of this Agreement, the Common Agreement or any other Transaction Document; or

            (c) by any other act or thing which may be done by or on behalf of any Secured Party in connection with this Agreement, the Common Agreement or any other Transaction Document and which might, apart from this section, prejudice such rights or remedies.

                                   ARTICLE VI
                            COVENANTS OF THE BORROWER

      Section 6.01. Affirmative Covenants. So long as any Loan shall remain unpaid, any Investor Note shall remain Outstanding, any Lender shall have any Commitment under the Credit Agreement or any Obligation shall remain unpaid, the Borrower shall, unless the Intercreditor Agent shall otherwise consent in writing (the Borrower hereby covenanting to provide a sufficient number of copies for each Secured Party):

            (a) Use of Proceeds. Apply all proceeds of all Fundings and all amounts realized in respect of all VAT Receivables solely for the payment of Project Costs (in the case of amounts realized in respect of VAT Receivables, within thirty (30) days of its receipt thereof).

            (b) Construction of Project. Construct the Project or cause the Project to be constructed with all due diligence (subject to the effect of the occurrence of Events of Force Majeure under the Public Works Contract) and in all material respects in accordance with the Public Works Contract, the Construction Schedule (as the same may be extended not more than two hundred seventy (270) days for Permissible Critical Event Delays, Permissible Provisional Acceptance Delays and Permissible Project Completion Delays), the Construction Budget and this Common Agreement.

            (c) Payment of Taxes, Etc. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims (including claims for labor, materials and supplies to the extent Liens relating thereto are not permitted under Section 6.02(a)), which, if unpaid, might become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim that is the subject of a Good Faith Contest by the Borrower under circumstances where none of the Collateral or the continued availability thereof, or the Liens of the Secured Parties thereon, will be endangered nor all or any portion of the Project will be subject to loss or forfeiture. The Borrower shall, upon notice and receipt of reasonable evidence from any Secured Party, reimburse such Secured Party for any such taxes, assessments, charges, levies or liabilities paid by such Secured Party.

            (d) Maintenance of Insurance. Maintain, or cause to be maintained, insurance covering the Borrower and its properties (including the Project) in effect at all times in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general area in which the Borrower operates and as is reasonably requested by the Intercreditor Agent and the Insurance Consultant, such insurance coverage to include limits and coverage provisions sufficient to satisfy the requirements set forth in the Transaction Documents, but in no event less than the limits and coverages described in Schedule 6.01(d) hereto. In addition:

                  (i) Each policy for liability insurance shall provide for all losses to be paid directly to the Person who shall have incurred the damage or injury covered by such policy. If any policy for liability insurance described in Schedule 6.01(d) hereto is permitted to be written on a "claims made" basis, such insurance policy shall have a retroactive date (as such term is specified in such policy) no later than the Closing Date. Each time any policy written on a "claims made" basis is not renewed or the retroactive date of such policy is to be changed, the Borrower shall obtain, or cause to be obtained, for each such policy or policies the broadest basic and supplemental extended reporting period coverage, or "tail," reasonably available in the commercial insurance market for each such policy or policies, as determined in the sole reasonable judgment of the Intercreditor Agent and the Insurance Consultant, but in no event less than five years after the expiration of such policy or policies.

                  (ii) Each policy for property damage insurance shall provide for all amounts payable by the insurer with respect to any property damage (except for property damage or losses of less than U.S.$2,500,000 per occurrence, so long as the Intercreditor Agent has not notified the payor under any such insurance policy that a Default or an Event of Default has occurred and is continuing) to be paid in U.S. Dollars directly to the Offshore Depositary Bank for deposit into the Dollar Loss Proceeds Deposit Account pursuant to a standard first mortgage endorsement substantially equivalent to Lenders Loss Payable Endorsement 438 BFU of ISO CF 1218, without contribution. Each policy insuring business interruption (of a "delay", "delay in start-up" or "alop" nature) shall provide for (i) all amounts payable by the insurer in respect of Debt Service with respect to any such business interruption to be paid in U.S. Dollars directly to the Offshore Depositary Bank for deposit into the Dollar DSU Account and (ii) all amounts payable by the insurer in respect of fixed costs with respect to any such business interruption to be paid in U.S. Dollars directly to the Offshore Depositary Bank for deposit into the Dollar Construction Account, in each case pursuant to a standard first mortgage endorsement substantially equivalent to Lenders Loss Payable Endorsement 438 BFU of ISO CF 1218, without contribution.

                  (iii) Each such policy shall, except as specifically set forth below, (A) be maintained with financially sound and responsible insurance carriers with a Best rating of "A-IX" or better (or, if such ratings shall cease to be published generally for the insurance industry, meeting comparable financial requirements as may be established by the Intercreditor Agent for the purpose of assuring that such insurer is financially capable of performing its obligations under such policy), (B) with respect to each policy for liability insurance only, name the Borrower as a named insured and the Secured Parties

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      as additional insureds thereunder (without any representation or warranty by or obligation upon the Offshore Depositary Bank or any of the Secured Parties), (C) with respect to each policy for property insurance only, contain the agreement by the insurer that any loss thereunder that would otherwise be payable to the Offshore Depositary Bank will be so payable notwithstanding any action, inaction or breach of representation or warranty by the Borrower or any foreclosure of the Project or any change in ownership of all or any portion of the Project, (D) with respect to each policy for liability insurance only, contain a severability of interests or cross liability clause, (E) provide that there shall be no recourse against the Offshore Depositary Bank or any of the Secured Parties for payment of premiums or other amounts with respect thereto, (F) provide that, as against the Borrower, the Offshore Depositary Bank and the other Secured Parties, there shall be no rights of subrogation, set-off, counterclaim or any other deduction, (G) with respect to each policy for liability insurance only, provide that such insurance shall be primary, without right of contribution from any other insurance that may be carried by the Borrower, the Offshore Depositary Bank or any other Secured Party, (H) with respect to each policy for property insurance only, provide that the Borrower shall in no event be deemed to be a co-insurer in respect of any covered claim or loss thereunder, (I) provide that at least thirty (30) days' prior written notice of reduction, cancellation or lapse and at least ten (10) days' prior written notice of non-payment of premium shall be given to the Offshore Depositary Bank and the Intercreditor Agent by the insurer and (J) provide that the Offshore Depositary Bank or the Intercreditor Agent may (but shall not be obligated to) cure any lapse or breach by the Borrower during such thirty (30) day period (or ten (10) day period, in the case of non-payment).

                  (iv) The Borrower shall deliver to the Intercreditor Agent original or duplicate policies of insurance, or if original or duplicate policies are not readily available, cover notes or equivalent cover notes, certificates of insurance, or equivalent documentation satisfactory to the Intercreditor Agent. In addition, annually on each policy anniversary or more frequently as may be reasonably requested by the Intercreditor Agent, the Borrower shall furnish the Intercreditor Agent with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Section 6.01(d) and Schedule 6.01(d) hereto. Certification of transit insurance on any machinery, equipment or other properties constituting a part of the Project or that is anticipated to become a part of the Project (from the time that the same is ready to be shipped or otherwise transported from the premises of its manufacturer and continuing until the same is delivered to the Site and is covered by builder's risk insurance on an "all risk basis", including each loading and unloading of the same) to the Project shall be provided by the Borrower at least thirty (30) days prior to any actual shipment of such property.

                  (v) Subject to paragraph (vi) below, (A) in case of any loss not exceeding U.S.$2,500,000 involving damage to or loss of any Works, the Borrower shall make or cause to be made the necessary repairs to or replacements of such Works; and (B) in case of any loss in excess of U.S.$2,500,000 but not greater than U.S.$25,000,000

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

      involving damage to or loss of any Works, the Borrower shall be entitled to receive from the Offshore Depositary Bank insurance proceeds in respect of such loss as reimbursement for, or payment of, the costs of repair and replacement of such Works if, and only if, prior to application of such insurance proceeds, the Borrower shall have provided the following to the Intercreditor Agent and the Independent Engineer for their prior written approval (which approval shall be in their sole but reasonable discretion): (1) contracts for such repair or replacement demonstrating the Borrower's ability to effect such repair or replacement at a cost not greater than such insurance proceeds (or, if such cost is greater, accompanied by an explanation of the source of funds for such excess amounts satisfactory to the Intercreditor Agent) and within a time frame that is in accordance with the terms of the Public Works Contract and acceptable to the Intercreditor Agent, (2) cash-flow projections generated through an annual budgeting and financial pro forma updating process and other assurances satisfactory to the Intercreditor Agent demonstrating the Borrower's ability to meet its Obligations under the Financing Documents during and after such reconstruction or repair, (3) assurances that all Project Documents and Governmental Approvals shall remain in full force and effect during such period and thereafter to the satisfaction of the Intercreditor Agent and that the Borrower and the Project are in compliance with all material Requirements of Law and all EHS Requirements, and (4) assurances that during and at the completion of such repair or reconstruction, no Default or Event of Default will exist.

                  (vi) If (A) a Default or an Event of Default shall have occurred and be continuing, (B) there shall have occurred an actual or constructive total loss (as determined by the relevant insurer(s)) of all or substantially all of the Project or (C) there shall have occurred any other loss in excess of U.S.$25,000,000 of any property of the Borrower, then, unless the Intercreditor Agent in its discretion otherwise agrees (following consultation with the Independent Engineer and consideration of all facts and circumstances that the Intercreditor Agent considers relevant), all insurance proceeds in U.S. Dollars in respect of any property of the Borrower shall be paid to the Offshore Depositary Bank for deposit into the Dollar Loss Proceeds Deposit Account and applied as specified in the Depositary Agreement and Section 3.01(b).

                  (vii) Concurrently with the furnishing of the certification referred to in paragraph (iv) above and at least ten (10) days prior to the expiration of any insurance policy, the Borrower shall furnish the Intercreditor Agent with a report of an independent broker, signed by an officer of the broker, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Section 6.01(d) and
      Schedule 6.01(d) hereto.

                  (viii) No provision of this Section 6.01(d) and Schedule 6.01(d) hereto or any provision of the Common Agreement or any Transaction Document shall impose on the Offshore Collateral Agent or the Intercreditor Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Offshore Collateral Agent or the Intercreditor Agent be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.

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

                  (ix) Upon the reasonable request of the Intercreditor Agent, the Borrower shall amend the amount and scope of coverage of any of the insurance policies described in Schedule 6.01(d) hereto to cover such risks that, in the reasonable judgment of the Insurance Consultant, would render such coverage materially inadequate, provided, that such coverage can be obtained on commercially reasonable terms.

Notwithstanding anything to the contrary set forth in this Section 6.01(d) or
Schedule 6.01(d) hereto, the endorsements required pursuant to this Section 6.01(d) and Schedule 6.01(d) shall be required to be in effect from and after the fifteenth (15th) Business Day following the repayment in full of the amounts outstanding under the Interim Loan Documents; provided that each of the endorsements to the GNP Insurance Policy (as defined in the Borrower Pledge Agreement) required to be maintained pursuant to the Interim Credit Agreement is maintained in effect until replaced by the endorsements required pursuant to this Section 6.01(d) and Schedule 6.01(d) hereto.

            (e) Preservation of Existence, Etc. Preserve and maintain its legal existence, rights and franchises and privileges in full force and effect in Mexico and qualify and remain qualified to do business in each other jurisdiction in which failure to receive or retain such qualification could be expected to have a Material Adverse Effect.

            (f) Compliance with Laws, Etc. (i) Comply in all material respects with all Requirements of Law, and comply in all respects with all EHS Requirements, applicable to the Borrower, and cause all Principal Subcontractors, any subcontractors and all Persons using or occupying the Project to comply with all Requirements of Law and EHS Requirements (except (other than in respect of any EHS Requirements) for any non-compliance that has not continued for the lesser of (x) thirty (30) days or (y) such other period as would constitute a Material Adverse Effect), (ii) immediately pay or cause to be paid when due all costs and expenses for such compliance, except to the extent that the same is subject to a Good Faith Contest by the Borrower under circumstances where none of the Collateral or the continued availability thereof, or the Liens of the Secured Parties thereon, will be endangered nor all or any portion of the Project will be subject to loss or forfeiture, (iii) diligently undertake all Remedial Action in connection with the Project, and
(iv) without limiting any of the foregoing, implement the environmental management program prepared pursuant to the Environmental Impact Authorization No. S.G.P.A.-DGIRA-DIA 0857/02 and implement all conservation programs in accordance with the general plan and schedule filed by CFE with the relevant Governmental Authorities on March 14, 2003.

            (g) Inspection Rights. From time to time upon reasonable notice, permit each of the Creditor Representatives and Lenders and their respective agents (provided that such Persons do not unreasonably interfere with the performance of the Works) to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower and the Project with the Borrower, the Shareholders and their respective officers, and the Borrower's accountants and engineers.

            (h) Keeping of Books; Maintenance of Logs. Keep proper records and books of account, in which full and correct entries shall be made of all financial transactions of the

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Borrower, the assets and business of the Borrower and all costs and expenses in connection with the Project, in accordance with the Applicable GAAP, and maintain operating and maintenance logs and records with respect to the Project required by all applicable Laws and Governmental Approvals.

            (i) Collection of Accounts Receivable. Promptly bill, and diligently pursue collection of, on a commercially reasonable basis, all accounts receivable owing to the Borrower and all other amounts that may from time to time be owing to the Borrower from any Person.

            (j) Governmental Approvals. Duly obtain, or cause to be obtained, on or prior to such date as the same may become legally required, and thereafter maintain, or cause to be maintained, as applicable, in effect as long as legally required, all Governmental Approvals necessary in connection with the development, construction and completion of the Project (other than those Government Approvals which CFE is required to obtain in accordance with the Public Works Contract).

            (k) Maintenance of Properties, Etc. Acquire, maintain and preserve, develop and construct (and cause to be acquired, maintained, preserved, developed and constructed) in conformity with the Public Works Contract and all Governmental Approvals, all elements of the Project that are used or necessary in the conduct of its business in good working order and condition.

            (l) Technology. Obtain and maintain, or cause to be obtained and maintained, as applicable, all patents, licenses and other proprietary rights and technology necessary in connection with the development, construction and completion of the Project.

            (m) Maintenance of Title; Maintenance of Liens. (i) Maintain good and valid rights and title to the Collateral (other than the shares of the Borrower and the Note Collateral to the extent held in the name of the Note Trustee), free and clear of all Liens other than Permitted Liens, (ii) maintain the perfection and priority of the Liens in the Collateral created pursuant to the Security Documents, subject only to Permitted Liens, (iii) on or before May 12, 2004, complete the registration of the Borrower Pledge Agreement and the Mexican Stock Pledge Agreement with the Public Registry of Commerce (Registro Publico de Comercio) in Mexico, and (iv) pay when due all fees to be paid in connection with the registration of the Borrower Pledge Agreement and the Mexican Stock Pledge Agreement.

            (n) Further Assurance. Promptly execute and deliver all further agreements, instruments and documents, and take all further action, that may be necessary or that the Intercreditor Agent may reasonably request in order to create, maintain and preserve the Lien of the Security Documents in all of the Collateral (other than the shares of the Borrower), including (i) granting, making or causing to be made or delivering or causing to be delivered all necessary or appropriate filings, registrations, recordings, consents, approvals, powers of attorney, notices or acknowledgements by or with any Governmental Authority or other Person, (ii) the payment of fees and other charges, (iii) the issuance of supplemental documentation required by the Security Documents and (iv) the discharge of all claims or Liens (other than Permitted Liens) adversely affecting the rights of the Secured Parties to and under the Collateral. The Borrower shall from time to time execute, or cause to be executed, any and all further instruments

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

(including financing statements, continuation statements and similar statements with respect to any of the applicable Security Documents) reasonably requested by the Intercreditor Agent for such purpose.

            (o) Performance of Contractual Obligations. (i) Perform and observe all terms and provisions of each Contractual Obligation (including the Transaction Documents to which it is a party), maintain all Project Documents in full force and effect in accordance with their terms, enforce all Project Documents in accordance with their respective terms and take all such action concerning enforcement as the Intercreditor Agent or any Secured Party may from time to time reasonably request; and, if an obligor under any Transaction Document (other than the Borrower or any Secured Party) asserts in writing its belief that such Transaction Document is not valid or binding upon such obligor, allow the Intercreditor Agent or any Secured Party the right to participate in any proceeding relating thereto, (ii) cause the Performance Guarantee to be provided, maintained, increased and replenished in accordance with the Public Works Contract and, unless the Performance Guarantee is substantially in the form of Exhibit K hereto, cause the Junior Performance LC to be delivered to the Offshore Collateral Agent or the Intercreditor Agent, as applicable, and maintained for a period of not fewer than sixty (60) days beyond the scheduled expiration of the Performance Guarantee in favor of CFE in effect from time to time in an amount at least equal to the entire amount then available to be drawn under the Performance Guarantee in favor of CFE (and each such increase and replenishment thereunder) and (iii) cause the Quality Guarantee, either in the form of the letter of credit (Modelo de Carta de Credito) contained in Annex 17 of the Public Works Contract or in the form of a cash deposit, to be provided to CFE on or prior to the date on which the Borrower otherwise reasonably would be expected to achieve the Provisional Acceptance of the First Unit, and cause the same to be maintained, increased and replenished in accordance with the Public Works Contract; provided that the issuer and confirming institution, if any, of each such Performance Guarantee (including any increase, replenishment or extension thereof) and, except to the extent permitted to be collateralized pursuant to Section 4.02(g) of this Common Agreement, of the Quality Guarantee (including any increase, replenishment or extension thereof) shall have duly executed a waiver of all of its rights and claims against the Borrower (including all rights and claims, if any, against the Borrower in connection with such Performance Guarantee or Quality Guarantee, as applicable, (and any supplement, increase, extension or replacement of the same or any commitment in respect thereof) or arising by operation of law (including pursuant to any applicable principles of subrogation or otherwise)) for so long as any Loan shall remain unpaid, any Investor Note shall remain Outstanding, any Lender shall have any Commitment under the Credit Agreement or any other Obligation shall remain unpaid.

            (p) Discharge of Debt. Promptly pay and discharge or cause to be paid and discharged all of its Debts incurred in the ordinary course of business when they become due; provided, that (i) the Borrower shall pay and discharge its Debts in an aggregate principal amount less than U.S.$250,000 no later than thirty (30) days after the due date therefor, and (ii) the Borrower shall not be required to pay such Debts that are the subject of a Good Faith Contest by the Borrower.

            (q) Cost Overrun Guarantee. Cause to be delivered to the Intercreditor Agent either a Cost Overrun LC (together with either (i) evidence of the rating by S&P or Moody's on the long-term senior unsecured indebtedness of such Cost Overrun LC Provider or (ii) audited

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

financial statements of the Cost Overrun LC Provider of such Cost Overrun LC for the most recent fiscal year for which such statements are available and unaudited financial statements of such Cost Overrun LC Provider for the most recent fiscal quarter for which such statements are available) or a cash deposit (free of all Liens other than the Liens created in favor of the Offshore Collateral Agent pursuant to the Security Documents), in each case no later than fifteen (15) Business Days after the Borrower's receipt of notice from the Intercreditor Agent that such Cost Overrun LC or cash deposit is required; provided, that the Intercreditor Agent shall have the right to require a Cost Overrun LC or cash deposit in the event that at any time either the Intercreditor Agent, in consultation with the Independent Engineer, or the Borrower determines that it is foreseeable that the projected aggregate amount of all Project Costs to be incurred by the Borrower prior to the Project Completion Date exceeds the sum of (A) the aggregate amount set forth in the Construction Budget, (B) the Releasable Retention, (C) all insurance proceeds available to the Borrower in accordance with the terms hereof to be applied to the repair or replacement of Works and (D) the aggregate amount of all Subordinated Debt disbursed (free of all Liens other than the first priority perfected Lien in favor of the applicable Collateral Agent) to the Borrower (such excess, the "Cost Overrun Amount"); provided that the Borrower may request the release of any Cost Overrun LC or cash deposit in accordance with Section
5.03 of the Depositary Agreement.

            (r) Guarantees. (i) Cause to be delivered to the Intercreditor Agent one or more Disbursement LCs or cash deposits (free of all Liens other than the Liens created in favor of the Offshore Collateral Agent pursuant to the Security Documents) in an aggregate amount equal to or greater than U.S.$26,000,000, (ii) cause the balance of the Dollar Disbursement Guarantee Account at all times to be equal to or greater than U.S.$26,000,000, (iii) cause the balance of the Cost Overrun Guarantee Account at all times to be equal to or greater than the Cost Overrun Amount, (iv) prior to the date of the initial Funding cause to be delivered to the Intercreditor Agent and Offshore Collateral Agent the Performance Guarantee in an amount not less than U.S.$29,936,137.00 and expiring not before December 31, 2004 and (v) cause each Performance Guarantee (and each component thereof) to be issued by an Acceptable LC Provider.

            (s) Termination of Public Works Contract. Cause the Public Works Contract to be terminated pursuant to Clauses 26 or 27 or otherwise in accordance with the terms thereof (including of the CFE Side Letter) upon the Borrower's receipt of notice from the Intercreditor Agent with respect thereto.

            (t) Peso Proceeds. Cause any insurance proceeds or any award or payment on account of any Taking payable to the Borrower in Pesos to be paid to the Onshore Account.

            (u) Report on Quality Guarantee. On or before September 29, 2006, deliver to the Intercreditor Agent a report in form and substance acceptable to the Intercreditor Agent describing in reasonable detail the status of the Quality Guarantee reasonably calculated by the Borrower as being required to be delivered to CFE pursuant to the Public Works Contract as a condition to the Provisional Acceptance of the First Unit, including, all efforts to date made to date to procure such Quality Guarantee and all responses from any proposed or potential issuer of such Quality Guarantee.

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

            (v) Operating Account. Cause (i) all amounts on deposit in the Peso Operating Account to be held in Peso-denominated certificates of deposit, time deposits and banker's acceptances maturing not later than thirty (30) days from the date of acquisition thereof, or overnight bank deposits, in each case held or maintained by the bank with whom such Peso Operating Account is maintained, and (ii) all amounts on deposit in the Peso Operating Account to be applied to the payment of Project Costs within thirty (30) days of the deposit of such amounts in such accounts and, promptly upon request therefor by the Intercreditor Agent, deliver to the Intercreditor Agent detailed information and corresponding payment receipts evidencing the application of such amounts.

            (w) Seniority of Obligations. From and after the Closing Date take all actions necessary to ensure that at all times by virtue of the Liens created pursuant to the Security Documents in favor of the Secured Parties or in favor of the applicable Collateral Agent for the benefit of the Secured Parties (as the case may be) to secure the payment and performance of Obligations by the Borrower, such Obligations shall enjoy a preferential right of payment through the enforcement of such Liens and, once such Liens have been fully enforced, the unsecured remainder of such Obligations, if any (and any other unsecured Obligation that any Secured Party may have against the Borrower) will rank at least pari passu in right of payment with the claims of all other unsecured creditors of the Borrower.

      Section 6.02. Negative Covenants. So long as any Loan shall remain unpaid, any Investor Note shall remain Outstanding, any Lender shall have any Commitment under the Credit Agreement or any Obligation shall remain unpaid, the Borrower shall not, without the prior written consent of the Intercreditor Agent:

            (a) Liens, Etc. Create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or properties of any character, whether now owned or hereafter acquired, except for the following (collectively, "Permitted Liens"):

                  (i) Liens created or permitted under or by the Security Documents;

                  (ii) Liens for taxes, assessments or governmental charges or levies to the extent not past due or that are the subject of a Good Faith Contest by the Borrower;

                  (iii) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation or to secure public or statutory obligations of the Borrower;

                  (iv) other easements, reservations, covenants, rights of way, title defects, irregularities and other Liens not intended as security that do not, in the aggregate, materially adversely affect the construction, completion or commissioning of the Project or the value of the Property; and

                  (v) the Liens created pursuant to the Interim Security Documents until termination in accordance with the terms thereof.

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

            (b) Debt. Create, incur, assume or suffer to exist any Debt other than:

                  (i) Debt hereunder and under the Facility Notes, the Investor Notes and any other Financing Documents to which the Borrower is a party;

                  (ii) Guaranty Obligations and other contingent obligations (except indemnities set forth in the Transaction Documents); and

                  (iii) Subordinated Debt.

            (c) Guaranty and Contingent Obligations. Create, incur, assume or suffer to exist any Guaranty Obligations or other contingent obligations except indemnities set forth in the Transaction Documents.

            (d) Modification of Construction Budget or Construction Schedule. Adjust, modify or re-allocate all or any portion of the Construction Budget or modify the Construction Schedule unless (w) either (i) such adjustment, modification or re-allocation is required to reflect any CFE Change Request or PWC Change Order permitted pursuant to Section 6.02(k) or (ii) the Independent Engineer has reviewed and issued a favorable opinion to the Intercreditor Agent regarding such adjustment, modification or reallocation, (x) the representations and warranties set forth in subsections 5.01(dd)(i) and (ii) are true and correct after giving effect to such adjustment, modification or reallocation,
(y) such adjustment, modification or reallocation does not extend any Scheduled Provisional Acceptance Date or Scheduled Project Completion Date (and does not cause the date on which the Borrower reasonably believes (and the Independent Engineer so opines) that the Borrower will achieve such Provisional Acceptance or the Project Completion to be later than February 28, 2007 (for the Provisional Acceptance of the First Unit), May 31, 2007 (for the Provisional Acceptance of the Second Unit) or August 31, 2007 (for Project Completion), as each such date may be extended not more than two hundred seventy (270) days for Permissible Provisional Acceptance Delays, Permissible Critical Event Delays or Permissible Project Completion Delays, as the case may be, and (z) does not affect the Borrower's ability to achieve such Minimum Performance Standards on or before the date set forth therefor in the Construction Schedule (as such date may be extended not more than two hundred seventy (270) days for Permissible Critical Event Delays, Permissible Provisional Acceptance Delays or Permissible Project Completion Delays, as applicable).

            (e) Restricted Payments. Make any payment (including in respect of interest) or prepayment on account of Subordinated Debt or declare or make any payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any interest in the Borrower, or purchase, redeem, retire, or otherwise acquire for value any Subordinated Debt or interests of the Borrower or any warrants, rights or options to acquire any such Subordinated Debt or interests, now or hereafter outstanding.

            (f) Mergers, Etc. Merge or consolidate with or into, or acquire all or substantially all of the assets of, or enter in joint venture or partnership with, any Person.

            (g) Ownership; Legal Form. Permit or suffer to exist any transfer or sale of change in the direct or indirect ownership interests of the Borrower or change the legal form of the Borrower.

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            (h) Investments in Other Persons. Make any loan or advance to any
Person (other than any payments required pursuant to the terms of any Principal Subcontract) or purchase or otherwise acquire any capital stock, obligations or other Securities of, make any capital contribution to, or otherwise invest in, any Person, except for Permitted Investments.

            (i) Subsidiaries. Create or suffer to exist any Subsidiaries.

            (j) Change in Nature of Business. Engage in any business other than as described in Section 5.01(i) and activities associated with or incidental thereto.

            (k) Amendments to Project Documents; PWC Change Orders. Assign any of its rights or obligations under any Project Document (except to the extent required by the Security Documents), or cancel or terminate (or consent to or otherwise permit any cancellation or termination of) any Project Document, or declare a default under any Project Document or amend or otherwise modify (or suffer to exist any amendment or modification), or give any consent, waiver or approval to any variation of or deviation from the material terms of, or agree to extend the deadline for performance of any party under, any Project Document (including any CFE Change Request or PWC Change Order or otherwise pursuant to Clause 9.3 of the Public Works Contract), or consent to or permit or accept any prepayment of amounts to become due under or in connection with any Project Document except as expressly provided therein, or request, consent to or acquiesce in the reduction, termination or substitution of the Performance Guarantee (other than the automatic reduction thereof as the result of any draw pursuant to such Performance Guarantee) or any related reimbursement agreement, instrument or letter of credit; provided, that the Borrower may accept and agree to CFE Change Requests or PWC Change Orders (and commence Works under the same) but only to the extent that (v) such acceptance and agreement is expressly made subject (with the acknowledgement by CFE of the same) to the subsequent approval of the Intercreditor Agent and subsequent review and favorable opinion of the Independent Engineer, (w) the representations and warranties set forth in subsection 5.01(dd)(ii) are true and correct after giving effect to such CFE Change Request or PWC Change Order, (x) such CFE Change Request or PWC Change Order does not extend any Scheduled Provisional Acceptance Date or Scheduled Project Completion Date beyond the date set forth therefor in the Construction Schedule, as each such date may be extended not more than two hundred seventy
(270) days for Permissible Provisional Acceptance Delays, Permissible Critical Event Delays or Permissible Project Completion Delays, as the case may be (and does not cause the date on which the Borrower reasonably believes (and the Independent Engineer issues a favorable opinion) that the Borrower will achieve any Provisional Acceptance Date or the Project Completion Date to be later than February 28, 2007 (for the Provisional Acceptance of the First Unit), May 31, 2007 (for Provisional Acceptance of the Second Unit) or August 31, 2007 (for Project Completion) as each such date may be extended not more than two hundred seventy (270) days for Permissible Provisional Acceptance Delays, Permissible Critical Event Delays or Permissible Project Completion Delays, as the case may be, (y) does not alter the Minimum Performance Standards, does not impair the Borrower's ability to achieve such Minimum Performance Standards on or before the date set forth therefor in the Construction Schedule (as such date may be extended not more than two hundred seventy (270) days for Permissible Critical Event Delays, Permissible Provisional Acceptance Delays or Permissible Project Completion Delays, as applicable) and does not impair the Borrower's ability to achieve any Critical Event or otherwise perform its obligations under the Public Works Contract in

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accordance with the Construction Schedule, as the same may be extended not more than two hundred seventy (270) days for Permissible Provisional Acceptance Delays, Permissible Critical Event Delays or Permissible Project Completion Delays, as the case may be, and (z) neither the Intercreditor Agent nor the Independent Engineer has rejected such CFE Change Request or PWC Change Order at any time following receipt of either of them (but not later than ten (10) Business Days after the date on which the Borrower submits the documentation set forth in Section 6.03(a)(xi) of this Common Agreement), which rejection shall, if the conditions set forth in clauses (v), (w), (x) and (y) of this Section 6.02(k) are satisfied in respect of such CFE Change Request or PWC Change Order and the Independent Engineer has delivered to the Intercreditor Agent a written report with respect to such CFE Change Request or PWC Change Order that is reasonably acceptable to the Intercreditor Agent, only be exercised in the reasonable discretion of the Intercreditor Agent.

            (l) Subcontractor Change Orders. Direct or consent to any Subcontractor Change Order, unless such Subcontractor Change Order is required to give effect to a PWC Change Order or CFE Change Request permitted pursuant to
Section 6.02(k), or: (1) it is in an amount equal to U.S.$1,000,000 or less and the aggregate amount of Subcontractor Change Orders made under any Principal Subcontract does not exceed U.S.$2,000,000, or if greater than U.S.$1,000,000 but less than U.S.$3,000,000 or the aggregate amount of Subcontractor Change Orders made under any Principal Subcontract exceeds U.S.$2,000,000 has been reviewed by the Independent Engineer and the Independent Engineer has issued a favorable opinion with respect to such proposed Subcontractor Change Order, (2) the representations and warranties set forth in subsection 5.01(dd)(ii) are true and correct after giving effect to such Subcontractor Change Order, (3) would not result in an increase in the Construction Budget for the period through the Project Completion Date of more than U.S.$53,000,000 in the aggregate (together with all previous Subcontractor Change Orders), (4) would not, in the reasonable opinion of the Intercreditor Agent and the Independent Engineer, affect the liability or obligation of the parties to any Principal Subcontract in respect of the completion of the Project, (5) does not cause the date on which the Borrower reasonably believes (and the Independent Engineer opines) that the Borrower will achieve any Provisional Acceptance Date or the Project Completion Date to be later than February 28, 2007 (for the Provisional Acceptance of the First Unit), May 31, 2007 (for the Provisional Acceptance of the Second Unit) or August 31, 2007 (for Project Completion) as each such date may be extended not more than two hundred seventy (270) days for Permissible Provisional Acceptance Delays or Permissible Project Completion Delays, as the case may be, (6) does not impair the Borrower's ability to achieve the Minimum Performance Standards on or before the date set forth therefor in the Construction Schedule (as such date may be extended not more than two hundred seventy (270) days for Permissible Critical Event Delays, Permissible Provisional Acceptance Delays or Permissible Project Completion Delays, as applicable) and (7) does not impair the Borrower's ability to achieve any Critical Event or otherwise perform its obligations under the Public Works Contract in accordance with the Construction Schedule (as extended not more than two hundred seventy (270) days for Permissible Critical Event Delays, Permissible Provisional Acceptance Delays or Permissible Project Completion Delays, as applicable); provided, that the Borrower shall provide to the Intercreditor Agent and the Independent Engineer at least ten (10) Business Days' prior notice in reasonable detail of each proposed Subcontractor Change Order.

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            (m) Transactions with Affiliates. Except for (i) agreements existing on the Closing Date (a copy of each such agreement having been delivered to the Intercreditor Agent), (ii) Subordinated Debt Documents and (iii) the Principal Subcontracts, enter into any transaction with an Affiliate unless (x) such transaction is on terms no less favorable to the Borrower than if the transaction had been negotiated in good faith on an arm's length basis with a non-Affiliate, (y) the terms of such transaction are consistent in all respects with the Public Works Contract, the Construction Schedule and the Construction Budget, and (z) with respect to the Principal Subcontracts, such contracts are in form and substance satisfactory to the Intercreditor Agent.

            (n) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of its assets, except sales of assets in the ordinary course of business up to an aggregate amount equal to U.S.$100,000 per year if the same have been replaced to the extent necessary for the continued execution of the Project.

            (o) Environmental Compliance. Generate, use, treat, store or Release or permit the generation, use, treatment, storage, or Release, of Contaminants on, at, to or from the Property, or transport or knowingly permit the transport of Contaminants to or from the Property, except in compliance with EHS Requirements.

            (p) Capital Expenditures. Make Capital Expenditures except Capital Expenditures relating to the Public Works Contract or any Principal Subcontract.

            (q) Assignments. Assign any of its rights or obligations under any Financing Documents.

            (r) Modifications to Organizational Documents. Amend or modify any of its organizational documents or the Consortium Agreement or any shareholder agreement or permit or suffer to exist any amendment or modification of any of its organizational documents or the Consortium Agreement or any shareholder agreement if in the reasonable opinion of the Intercreditor Agent any such amendment or modification affects any rights or remedies of any of the Secured Parties under any Financing Document or would constitute or result in a breach or default under the Public Works Contract.

            (s) Additional Contracts. Enter into any Additional Project Contract except (i) any contract relating to Remedial Action in an emergency situation,
(ii) any contract that is necessary in order for the Borrower to satisfy Requirements of Law, EHS Requirements or a directive of any Governmental Authority applicable to the Borrower or the Project, or (iii) any contract entered into with an Affiliate (which Affiliate is a party to a Subordination Agreement) the terms of which are consistent in all respects with the Public Works Contract, the Construction Schedule (as the same may be extended not more than two hundred seventy (270) days for Permissible Critical Event Delays, Permissible Provisional Acceptance Delays and Permissible Project Completion Delays) and the Construction Budget and that otherwise satisfies the requirements set forth in Section 6.02(l) above as if such contract were a Subcontractor Change Order.

            (t) Bank Accounts. Maintain any bank, brokerage or other account other than the Accounts and the Peso Operating Account.

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            (u) Testing. Perform any Tests without the prior written consent and supervision of the Independent Engineer.

            (v) Senior Managers. Remove or replace any of the senior managers listed in Schedule 4.01(r) hereto, unless such person promptly is replaced with a senior manager reasonably acceptable to the Intercreditor Agent and the Independent Engineer.

      Section 6.03. Reporting Obligations. So long as any Loan shall remain unpaid, any Investor Note shall remain Outstanding, any Lender shall have any Commitment under the Credit Agreement or any Obligation shall remain unsatisfied, the Borrower shall, unless the Intercreditor Agent shall otherwise consent in writing:

            (a) Reporting Parties' Reports. Furnish to the Intercreditor Agent in sufficient copies for each Lender and, if so required by the Note Indenture, to the Note Trustee, the following:

                  (i) as soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of a Financial Representative of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower proposes to take with respect thereto;

                  (ii) as soon as available and in any event within forty-five
      (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, each Shareholder and each Sponsor (collectively, the "Reporting Parties") (commencing with the quarter ending March 31, 2004), an unaudited balance sheet of each Reporting Party as of the end of such quarter, statements of income and retained earnings and of cash flows of each Reporting Party for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, all in reasonable detail, together with (A) a written statement by a Financial Representative of the applicable Reporting Party to the effect that such financial statements fairly represent such Reporting Party's financial condition and results of operations, and (B) a certificate of the Financial Representative of the Borrower stating that no Default or Event of Default has occurred and is continuing, or if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

                  (iii) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Reporting Parties other than Energo and within one hundred eighty (180) days after the end of each fiscal year of Energo (commencing with the fiscal year ending December 31, 2003), a copy of the annual audit report for such year for each of the Reporting Parties, including therein a balance sheet of each Reporting Party as of the end of such fiscal year and statements of income and retained earnings and cash flows of such Reporting Party for such fiscal year, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, in each case certified in a manner considered reasonable by the Intercreditor Agent

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

      by a firm of independent public accountants acceptable to the Intercreditor Agent, together with, in the case of the Borrower, a certificate of such accounting firm stating that in the course of the regular audit of the business of the Borrower, which audit was conducted in accordance with the Applicable GAAP, such accounting firm has obtained no knowledge that a Default or an Event of Default has occurred and is continuing, or if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof;

                  (iv) within fifteen (15) days of the same becoming publicly available or as soon as the same otherwise become available to the Borrower, copies of the audited financial statements of CFE (commencing with the fiscal year ending December 31, 2003) and each other audited or unaudited (including quarterly) financial statement of CFE publicly or otherwise available to the Borrower;

                  (v) promptly upon receipt of notice or obtaining knowledge thereof, written notice of any material claims or proceedings with respect to, or modifications of, any Governmental Approval then required to be in effect;

                  (vi) promptly upon receipt of notice or obtaining knowledge thereof, written notice of the occurrence of any event giving rise to a claim under any insurance policy in an amount greater than U.S.$2,500,000, together with copies of any document relating thereto (including copies of any such claim) in possession or control of the Borrower or any agent of the Borrower, as well as written notice of (i) any proposed cancellation, reduction, non-renewal or material alteration of any Insurance Policy,
      (ii) proposed premium increase in excess of ten percent (10%) with respect to any Insurance Policy, (iii) any material correspondence in connection with any Insurance Policy or claim thereunder and (iv) any default under any Insurance Policy, including in each case a report from the Borrower describing such occurrences and the potential impact thereof;

                  (vii) promptly upon receipt of notice or obtaining knowledge thereof, written notice of any litigation or proceeding affecting the Borrower or, to the best knowledge of the Borrower after reasonable investigation, relating to any injunction or similar action against the Project that, if decided adversely to the interests of the Borrower or, to the best knowledge of the Borrower after reasonable investigation, the Project, could result in a liability to the Borrower or the Project in an amount in excess of U.S.$250,000;

                  (viii) within five (5) Business Days after receipt by the Borrower, copies of any EHS Notice;

                  (ix) contemporaneously with delivery or receipt of the same, copies of any and all material notices, correspondence, reports, demands, certificates or other documents given or received under any Project Document, including a copy of each Monthly Report delivered to CFE pursuant to the Public Works Contract and all certifications or other responses thereto received from CFE and all CFE Change Requests;

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                  (x) as soon as practicable, but in any event within ten (10)
      Business Days after receipt by the Borrower of any CFE Change Request, together with a copy to the Independent Engineer, a preliminary analysis and assessment of such CFE Change Request, which preliminary assessment shall include a general description of the Works to be completed (and the EHS aspects and impacts thereof), the anticipated impact thereof on the Construction Schedule (as adjusted from time to time pursuant to the Public Works Contract), the Project Costs to be incurred (and any Project Costs to be avoided), any material risks relating thereto and a preliminary description of any Governmental Approvals anticipated to be required in connection therewith, in each case based upon information available at such time;

                  (xi) as soon as practicable, but in any event within forty-five (45) days of receipt by the Borrower of any CFE Change Request, together with a copy to the Independent Engineer, a definitive analysis and assessment of such CFE Change Request, which definitive assessment shall include a detailed description of the Works to be completed (and the EHS aspects and impacts thereof), the anticipated impact thereof on the Construction Schedule (as adjusted from time to time pursuant to the Public Works Contract), the Project Costs to be incurred (and any Project Costs to be avoided), any material risks relating thereto and a definitive description of any Governmental Approvals required in connection therewith, as well as any written agreement or undertaking (including any convenio) proposed to be executed by the Borrower in connection with such CFE Change Request;

                  (xii) promptly, but in any event within five (5) Business Days of obtaining knowledge thereof, written notice of any other event that could reasonably be expected to have a Material Adverse Effect;

                  (xiii) prompt written notice (together with sufficient copies for each Secured Party) of any Additional Project Contract entered into by the Borrower in accordance with Section 6.02(s);

                  (xiv) promptly after requested, such other information respecting the business, properties, condition or operations, financial or otherwise, of the Borrower or the Project as the Intercreditor Agent may from time to time reasonably request in writing;

                  (xv) promptly after receipt by the Borrower on or after September 29, 2006, copies of all documentation (including commitment letters and term sheets, if any) related to the Quality Guarantee and on the final Business Day of each calendar month commencing in October 2006, a report describing in reasonable detail the status of the arrangements for the provision of the Quality Guarantee to CFE;

                  (xvi) promptly upon the filing of each request for a refund of value added taxes (impuesto al valor agregados) with the competent Governmental Authority, deliver a copy of the same to the Intercreditor Agent and, on February 15, May 15, August 15 and November 15 of each year, a report indicating the amounts received (and

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

      date thereof) since the date of the immediately preceding report in respect of each such refund request;

                  (xvii) within five (5) Business Days after receipt by the Borrower, copies of all bank statements in respect of the Peso Operating Account;

                  (xviii) promptly following the granting thereof, copies of all powers of attorney (or similar powers, documents or instruments) to any Person;

                  (xix) copies of all information as and when required to be delivered by the Borrower to the Note Trustee pursuant to the Note Indenture and not otherwise required to be delivered to the Intercreditor Agent hereunder;

                  (xx) promptly, but in any event within five (5) days of obtaining knowledge thereof, written notice of any Event of Force Majeure under the Public Works Contract or any event of force majeure (or similar event of circumstance) under any other Project Document;

                  (xxi) promptly, but in any event within five (5) days of obtaining knowledge thereof, written notice of any breach by any Project Party of any obligation or of the termination of any Project Document or any Guarantee;

                  (xxii) promptly upon obtaining knowledge thereof, written notice of any change in senior management of any Sponsor;

                  (xxiii) promptly upon obtaining knowledge thereof, written notice of any Lien upon or with respect to any of its assets or properties of any character other than Liens created in favor of the applicable Collateral Agent or the Note Trustee, as applicable, pursuant to the Financing Documents; and

                  (xxiv) promptly upon issuance thereof, a copy of any Performance Guarantee issued following the Execution Date (together with either (i) evidence of the rating by S&P or Moody's on the long-term senior unsecured indebtedness of the issuer or, if applicable, confirming institution, thereof or (ii) audited financial statements of such issuer or, if applicable, confirming institution for the most recent fiscal year for which such statements are available and unaudited financial statements of the issuer of such Performance Guarantee for the most recent fiscal quarter for which such statements are available).

            (b) Consultants' Reports. Permit each of the Independent Engineer, the Environmental Consultant, the Insurance Consultant and any other consultant or advisor to the Secured Parties with respect to the Project to inspect the Project, to examine and make copies of the Borrower's records concerning the Project and to discuss the affairs, finances and accounts of the Borrower and the Project with the Borrower, the Shareholders, the Sponsors and their respective officers, and provide any other information that the Intercreditor Agent may reasonably request, in order for the Independent Engineer, the Environmental Consultant, the Insurance Consultant or such other consultant or advisor, as the case may be, to timely furnish to

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

the Intercreditor Agent such reports relating to the Project as the Intercreditor Agent shall from time to time reasonably request in light of the circumstances then prevailing.

                                   ARTICLE VII
                                EVENTS OF DEFAULT

      Section 7.01. Events of Default. Each of the following events shall constitute an "Event of Default":

            (a) The Borrower shall fail to pay or prepay any principal of any Loan or Investor Note when the same becomes due and payable, whether by scheduled maturity or required prepayment or by acceleration or otherwise; or

            (b) The Borrower shall fail to pay any interest on any Funded Debt or Investor Note, any Fees, Taxes, Additional Amounts or any other amount payable hereunder or under any other Financing Document when the same shall become due and payable; or

            (c) (i) any representation or warranty made by any Project Party (other than the Borrower and any other Credit Party), any Disbursement LC Provider, any Cost Overrun LC Provider or any issuer(s) or confirming institutions of the Performance Guarantee (or any of their respective officers) in any Transaction Document or in any document or certificate delivered pursuant thereto shall prove to have been untrue or incorrect in any material respect when made or deemed made and the failure of such representation or warranty to be true and correct could reasonably be expected to have a Material Adverse Effect, or (ii) any representation or warranty made by the Borrower or any other Credit Party in any Transaction Document or by the Borrower or any other Credit Party (or any of their respective officers) in any document or certificate delivered pursuant thereto shall prove to have been untrue or incorrect in any material respect when made or deemed made, and in each case, if the conditions giving rise to the failure of such representation or warranty to be true and correct are susceptible of cure, such conditions shall continue uncured for a period of thirty (30) days from the time the Borrower or such Person, as applicable, obtains knowledge thereof (unless, with respect to any representation or warranty made by the Disbursement LC Provider, the Cost Overrun LC Provider or issuer(s) or confirming institutions of the Performance Guarantee (or any of their respective officers), such Disbursement LC, Cost Overrun LC or Performance Guarantee is replaced with a Disbursement LC, Cost Overrun LC or Performance Guarantee in the same amount within fifteen (15) days of the Borrower first obtaining notice or knowledge of such failure of the representation to be true and correct); or

            (d) The Borrower shall fail to perform or observe any covenant or agreement contained in subsection (a), (d), (e), (f), (j), (k), (m), (o), (p) or
(w) of Section 6.01 or in Section 6.02; or

            (e) The Borrower shall fail to perform or observe any covenant or agreement contained in this Common Agreement (other than any covenant or agreement referred to in subsection (d) above) or any Financing Document or the Borrower or any other Project Party shall fail to perform or observe in any material respect any other covenant or agreement on its part to be performed or observed contained in any Transaction Document to which it is a party

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(other than the Public Works Contract or the Guarantees), and such failure shall remain unremedied for a period of thirty (30) days after the earlier of (i) the date the Borrower or such other Project Party, as applicable, obtains knowledge of such failure or (ii) the receipt by the Borrower or such other Project Party, as applicable, of notice of such failure from the Intercreditor Agent or, in the event such failure is incapable of being cured within such thirty (30) day period and provided that (A) the Borrower or such other Project Party, as applicable, is diligently proceeding to remedy such failure and (B) no event or circumstance that in the reasonable opinion of the Intercreditor Agent could be expected to have a Material Adverse Effect shall have occurred and be continuing, for a period of sixty (60) days; or

            (f) The Borrower, any Guarantor or any other Project Party shall fail to pay any of its Debt that is outstanding in a principal amount equal to or greater than U.S.$1,500,000 in the aggregate in the case of the Borrower, a principal amount equal to or greater than U.S.$100,000,000 in the case of CFE, or an amount equal to or greater than 10% of the Debt of such Person, in the case of any other Project Party or any Guarantor (including any interest or premium thereon but excluding Debt evidenced by the Investor Notes or the Facility Notes), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to cause or to entitle the holder thereof, or a representative or agent on behalf of such holder, to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required repayment) prior to the stated maturity thereof; or

            (g) The Borrower, any Guarantor or any other Project Party shall (i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, liquidator, custodian or other similar official for itself or any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator, liquidator, custodian or other similar official for it or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator, liquidator, custodian, or other similar official shall not be permanently discharged within sixty (60) days of appointment; (iv) cause, permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement, liquidation, composition, dissolution, adjustment or similar proceeding, case or relief under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief, and, in the case of a proceeding instituted against, and without the consent or acquiescence of, the Borrower or such Guarantor or other Project Party, an order for relief shall have been entered or such proceeding shall not have been dismissed or stayed on the date sixty (60) days after the commencement of such proceeding; or (v) shall take any corporate action authorizing, or in furtherance of, any of the foregoing (except in the case of clause (i), (ii), (iii) and (iv) above with respect only to any Disbursement LC Provider or Cost Overrun LC Provider, if the Borrower has caused to be delivered to the

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

Offshore Collateral Agent a replacement Disbursement LC or Cost Overrun LC of like amount within fifteen (15) days of such occurrence); or

            (h) The Borrower or CFE shall fail to perform or observe any material covenant or agreement contained in the Public Works Contract on its part to be performed or observed and such failure shall remain unremedied or unexcused beyond the period of grace, if any, not exceeding thirty (30) days, extended to the Borrower or CFE, as the case may be, with respect to such failure, as specified in the Public Works Contract or any "Evento de Incumplimiento de la Comision" or "Evento de Incumplimiento del Contratista" (as such terms are defined in the Public Works Contract) shall have occurred and be continuing; or

            (i) The Public Works Contract is repudiated, becomes unenforceable against any Person or is terminated pursuant to Section 26 thereof or pursuant to the terms thereof (x) the Scheduled Provisional Acceptance Date of the First Unit ceases to be a date on or before February 28, 2007 (as extended not more than two hundred seventy (270) days for Permissible Provisional Acceptance Delays), or the Scheduled Project Completion Date ceases to be a date on or before August 31, 2007 (as extended not more than two hundred seventy (270) days for Permissible Project Completion Delays); or

            (j) Any Project Document (other than the Public Works Contract) is repudiated, becomes unenforceable against any Person or is terminated prior to its stated termination date, and such repudiation, unenforceability or termination is not cured or waived within a period of thirty (30) days after the occurrence thereof, or if such repudiation, unenforceability or termination is not capable of cure or waiver within thirty (30) days, the Borrower shall have entered into a replacement agreement in form and substance satisfactory to the Intercreditor Agent within sixty (60) days after the occurrence thereof; or

            (k) Any material provision of any Transaction Document, after execution and delivery thereof, shall for any reason other than the express terms thereof cease to be valid and binding on any party thereto or any party to such Transaction Document shall so assert in writing; or

            (l) The Borrower Pledge Agreement and the Mexican Stock Pledge Agreement shall not have been duly registered with the Public Registry of Commerce (Registro Publico de Comercio) in Mexico prior to May 12, 2004; or

            (m) The Security Documents shall for any reason, except to the extent permitted by the terms hereof or thereof, cease to create a valid and perfected first priority Lien (to the extent purported to be granted by such documents), subject to Permitted Liens, in any portion of the Collateral or any Power of Attorney shall terminate or otherwise cease to be in full force and effect or the issuer thereof shall purport to terminate, revoke or rescind such Power of Attorney; or

            (n) Any final judgment or order for the payment of money for any reason shall be rendered against the Borrower or the Project, in an amount in excess of U.S.$1,500,000, against CFE in an amount in excess of U.S.$100,000,000 or against any Guarantor or Project Party in an amount equal to or greater than 10% of the Debt of such Person, and either (i) enforcement

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proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (except with respect to the issuers or confirming institutions of any Disbursement LC or Cost Overrun LC, if the Borrower has caused to be delivered to the Offshore Collateral Agent or the Intercreditor Agent, as applicable, a replacement Disbursement LC or Cost Overrun LC of like amount within fifteen (15) days of such occurrence); or

            (o) Any Guarantor shall fail to perform or observe any material covenant or agreement contained in any Guarantee and such failure shall remain unremedied or unexcused beyond the period of grace, if any, extended to such Guarantor with respect to such failure, as specified in such Guarantee or any Guarantor shall at any time fail to have all Governmental Approvals (on terms and conditions satisfactory to the Intercreditor Agent) required for its execution, delivery or performance (including any contingent and/or future performance) by it of its obligations under the Sponsor Guarantee and each other Transaction Document to which it is a party, including any such Governmental Approval required in connection with the obtaining of U.S. Dollars to make payment under such Sponsor Guarantee or other Transaction Document to Persons or accounts resident or located in the United States of America; or

            (p) An Event of Loss shall have occurred; or

            (q) The Borrower shall at any time abandon, or voluntarily cease all or substantially all activities in connection with, the Project; provided, that the suspension of the Works pursuant to the terms of the Public Works Contract upon the occurrence and during the continuance of any Event of Force Majeure duly notified to CFE shall not constitute an Event of Default hereunder unless any such suspensions cause any Provisional Acceptance Date or the Project Completion Date under the Public Works Contract to be extended by more than sixty (60) days (in the case of any Governmental Force Majeure) or two hundred seventy (270) days (in the case of any other Event of Force Majeure) beyond the date set forth in the Construction Schedule; or

            (r) At any time there shall be a transfer of any equity interest in the Borrower; or

            (s) Any Principal Subcontractor shall fail to pay any material subcontractor thereof in accordance with the terms of any material subcontract entered into by it in connection with the Project (except for any amount that is the subject of a Good Faith Contest by such Principal Subcontractor) and (except with respect to any such payments that are set forth in any Notice of Funding delivered by the Borrower hereunder and in respect of which any Funding has been effected) such failure shall continue unremedied for a period of thirty (30) days; or

            (t) CFE shall fail to comply in all material respects with any Requirement of Law or EHS Requirement, in each case with respect to the Project, and such failure shall continue unremedied for a period of sixty (60) days; or

            (u) Within thirty (30) days of receipt by the Borrower of any CFE Change Request, the Borrower fails to deliver to the Intercreditor Agent, with a copy to the Independent Engineer the documentation specified in Section 6.03(a)(xi), which documentation is in form and

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substance satisfactory to the Intercreditor Agent, and such failure shall continue unremedied for a period of thirty (30) days; or

            (v) Any event or circumstance that in the reasonable opinion of the Intercreditor Agent (acting at the direction of the Majority Creditors) could be expected to have a Material Adverse Effect shall have occurred and be continuing; or

            (w) The Borrower shall fail to deliver to the Intercreditor Agent on or before June 30, 2004 a report, in form and substance satisfactory to the Intercreditor Agent, of the Independent Engineer certifying that (A) the Independent Engineer has observed testing of the models of the turbines proposed to be used under the Public Works Contract and to be provided pursuant to the Electromechanical Contract and (B) such testing demonstrates the ability of the Borrower to satisfy the Minimum Performance Standards and an adequate over-design margin consistent with current industry standards;

            (x) Any Sponsor Guarantee or Creditor LC required pursuant to the terms hereof to be maintained is repudiated, becomes unenforceable against any applicable Guarantor or is terminated or expires prior to its stated termination or expiry date, and such repudiation, unenforceability or termination is not cured within a period of fifteen (15) days after the occurrence thereof (unless, in the case of any Creditor LC, such Creditor LC is replaced with a Creditor LC in the same amount and on the same terms within such fifteen (15) day period); or

            (y) CFE or any substitute contractor assumes or purports to assume all or any portion of the obligations of the Borrower under the Financing Documents without CFE having paid the Termination Value and without the prior written consent of the Intercreditor Agent.

      Section 7.02. Acceleration. Upon the occurrence and during the continuance of any Event of Default, the Intercreditor Agent, shall, if directed by the applicable Creditors acting in accordance with the Intercreditor Agreement (i) declare, upon notice to the Borrower, each Lender and the Note Trustee, the Commitments and the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, (ii) draw upon, and exercise any rights and remedies under, any Guarantee in its favor, (iii) direct the Note Trustee to cause all amounts held in the Noteholder Accounts to be applied in accordance with Section 5.4 of the Note Indenture and Section 7.04(b) hereof,
(iv) declare, upon notice to the Borrower, each Lender and the Note Trustee, the Facility Notes, the Investor Notes, all interest, all Obligations and all other amounts payable under this Common Agreement and the other Financing Documents to be forthwith due and payable, whereupon the Facility Notes, the Investor Notes, all such interest, all Obligations and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower,
(v) direct the applicable Collateral Agent to exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein and in the Security Documents or otherwise available to the Secured Parties, any or all of the rights and remedies of a secured party under the Uniform Commercial Code in effect in the State of New York and in effect in any other jurisdiction in which Collateral is located at that time and/or (vi) direct the Offshore Collateral Agent to draw upon, and enforce the rights and remedies of each Secured Party under, any Guarantees and direct the applicable Collateral Agent to exercise any or all of the other rights and remedies provided for under the Financing Documents; provided,

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however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under applicable bankruptcy, insolvency, reorganization, concurso mercantil, conciliacion or other similar law, or in the event of any other proceeding or event that has the effect of staying the Intercreditor Agent or any other Secured Party from taking any of the actions specified in clauses (i), (ii), (iii), (iv) or (v) above or delivering any Notice under this Section 7.02, (A) the Commitments and the obligation of each Lender to make Loans shall automatically be terminated, and (B) the Facility Notes, the Investor Notes, all interest, all Obligations and all other amounts payable hereunder and under the other Financing Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

      Section 7.03. Other Remedies. Upon the occurrence and during the continuance of any Event of Default, subject to Article 5 of the Intercreditor Agreement, the Secured Parties shall be entitled to exercise any of the remedies specified below:

            (a) Enforcement of Remedies Generally. The Secured Parties acting in accordance with the Intercreditor Agreement may proceed to protect and enforce the rights, privileges and remedies granted to them by this Common Agreement and the other Financing Documents by instituting such judicial or other proceedings, filing proofs of claim or other documents establishing their claim in any proceedings with respect to the Borrower and by taking all such other actions as the requisite Secured Parties may determine pursuant to Article 5 of the Intercreditor Agreement, either at law, in equity, in bankruptcy or otherwise, whether for specific enforcement of any covenant or agreement contained in this Common Agreement or any other Financing Document, or in aid of the exercise of any right, power, privilege or remedy granted herein or therein, or for any foreclosure upon the Collateral and sale thereof under any order, judgment or decree in any judicial proceeding, or to enforce any other legal or equitable right or remedy granted or otherwise available to the Secured Parties acting in accordance with the Intercreditor Agreement under this Common Agreement or under any other Financing Document. The remedies hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by applicable laws or by any of the Financing Documents. In addition to any other rights, privileges and remedies which they may have, the Secured Parties acting in accordance with the Intercreditor Agreement shall have and may exercise in respect of the Collateral any and all rights and remedies granted to a secured party upon default under Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time and the rights and remedies of a secured party under any other applicable Law, in each case with respect to the Collateral subject to the laws of such jurisdiction.

            (b) Specific Remedies. Without limiting the generality of the provisions of Section 7.03(a) but subject to Article 5 of the Intercreditor Agreement (and the other provisions thereof which provide that the Note Collateral is only for the benefit of the Note Holders and that the Dollar Disbursement Account is only for the benefit of the Lenders), the Secured Parties acting in accordance with the Intercreditor Agreement shall have and may exercise any and all of the following rights, privileges and remedies to the extent permitted by law, none of which is intended to be exclusive and each of which shall be in addition to any other right, privilege or remedy otherwise available to the Secured Parties acting in accordance with the Intercreditor Agreement hereunder or under any other Financing Document or at law or in equity:

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                  (i) The Secured Parties acting in accordance with the
         Intercreditor Agreement may require the Borrower, at the Borrower's expense, to assemble the Collateral at a place or places designated by notice in writing given to the Borrower or require the Borrower, by notice in writing, to disclose the location or locations of all or any part of the Collateral.

                  (ii) The Secured Parties acting in accordance with the Intercreditor Agreement may immediately take possession of the Collateral by force, summary proceeding, ejectment or otherwise and may remove any and all such Collateral therefrom and may sell, assign, transfer or otherwise dispose thereof and receive all proceeds with respect thereto as provided in this Section 7.03.

                  (iii) Upon any such taking of possession of any Collateral, the Secured Parties acting in accordance with the Intercreditor Agreement may, from time to time, at the expense of the relevant Borrower, make all such expenditures for maintenance, insurance, repairs, replacements, alterations, additions and improvements to and of such Collateral as it may deem reasonably necessary to effectuate a sale thereof pursuant to clause (ii) of this Section 7.03(b). In each such case, the Secured Parties acting in accordance with the Intercreditor Agreement shall have the right to use, operate, repair, process, modify, complete, maintain, preserve, replace, store, control or manage such Collateral and to exercise all rights and powers of the Borrower relating to such Collateral in such manner as the Secured Parties acting in accordance with the Intercreditor Agreement may determine, including the right to enter into any and all such agreements with respect to the maintenance, operation, repair, processing, modification, completion, preservation, replacement, leasing, storage or disposition of the Collateral or any part thereof.

                  (iv) Whether or not the Secured Parties acting in accordance with the Intercreditor Agreement have taken possession of the Collateral or any part of it, the Secured Parties acting in accordance with the Intercreditor Agreement may take any action or proceedings to enforce the performance of any covenant in favor of the Borrower contained in any Transaction Document or any other agreement respecting the Collateral.

                  (v) The Secured Parties acting in accordance with the Intercreditor Agreement may, upon no less than fourteen (14) days' notice to the Borrower of the date, time and place of any proposed sale, sell or cause the sale of, for such price or prices, either for cash, credit or both and on such terms as the Secured Parties acting in accordance with the Intercreditor Agreement in their sole reasonable discretion may determine or as may be required by law, and at the sole expense of the Borrower, all or any part of the Collateral at one or more public auctions or venues (at which the Borrower, the Offshore Collateral Agent, the Onshore Collateral Agent or any other Secured Party may be a bidder) or by private sale, pursuant to all applicable Requirements of Law, to convey all or any part of the Collateral to the purchaser at such sale or sales, whether or not either Collateral Agent has possession thereof at the time of such sale, to rescind or vary any contract for sale, lease or other disposition that may have been entered into pursuant hereto and resell, release or redispose of all or any part of the

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         Collateral with or under any of the powers conferred herein, and to stop, suspend or adjourn any sale, lease or other disposition from time to time and to hold the same as adjourned without further notice.

                  (vi) The Secured Parties acting in accordance with the Intercreditor Agreement may take such steps pursuant to the Security Documents as may be required to complete construction of the Project and/or start-up, test, operate and maintain the Project and, to the exclusion of all others including the Borrower, enter upon, occupy and use all or any of the premises, buildings, plant, undertaking and other property of or used by the Borrower for such time as the Secured Parties acting in accordance with the Intercreditor Agreement see fit, free of charge, and the Secured Parties acting in accordance with the Intercreditor Agreement shall not be liable to the Borrower for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection therewith or resulting therefrom, except as set forth in Section 9.04.

                  (vii) The Secured Parties acting in accordance with the Intercreditor Agreement may refuse, and any Creditors shall not be obligated, to make any Fundings or make any payments from any Account or Noteholder Account or other funds held by either Collateral Agent and the Lenders may suspend or terminate the Commitments.

                  (viii) The Secured Parties acting in accordance with the Intercreditor Agreement may set off and apply all monies on deposit in any Noteholder Account or any Account or any other moneys of the Borrower on deposit with the Collateral Agents, the Note Trustee, the Noteholder Depositary Bank or the Offshore Depositary Bank to the satisfaction of the Obligations under all of the Financing Documents.

                  (ix) The Secured Parties acting in accordance with the Intercreditor Agreement may cure any defaults and exercise any and all other rights and remedies available to them under any of the Transaction Documents.

                  (x) The Borrower shall permit (A) the Intercreditor Agent and the Collateral Agents to communicate directly with the Borrower's auditors concerning such Borrower's financial condition and (B) copies or extracts of relevant books and records of the Borrower to be made available to the Intercreditor Agent and the Collateral Agents.

            (c) Effect of Exercise of Remedies. The taking of such actions by the Secured Parties acting in accordance with the Intercreditor Agreement shall not cure or waive any Event of Default theretofore or thereafter occurring or affect any notice or Event of Default hereunder or invalidate any act done pursuant to any such Event of Default or notice, and, notwithstanding such actions, the Secured Parties acting in accordance with the Intercreditor Agreement shall be entitled to exercise every right provided for herein or in any other Financing Document or by law or in equity upon or after the occurrence of an Event of Default, including the right to exercise the power of sale. Any of the actions referred to in this Section 7.03(c) may be taken by the Secured Parties acting in accordance with the Intercreditor Agreement irrespective of whether

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any notice of election to sell has been given hereunder and without regard to the adequacy of the security for the indebtedness and obligations secured by any Security Document.

            (d) Waiver of Appraisement, Valuation, etc. To the full extent it may lawfully do so, the Borrower, both for itself and for any other Person who may claim through or under it, hereby (i) agrees that neither it nor any such Person will set up, plead, claim or in any manner whatsoever take advantage of, any appraisal, valuation, stay, extension or redemption laws, now or hereafter in force, or any rights of marshalling in the event of any sale of the Collateral or any part thereof or any interest therein, (ii) waives all benefit or advantage of any such laws and waives and releases any and all such rights,
(iii) consents and agrees that the Collateral may be sold by the Secured Parties acting in accordance with the Intercreditor Agreement in its entirety or in parts, and (iv) agrees that neither it nor any such Person will claim, demand or otherwise be entitled to any credit against or deduction from the principal, interest, fees or any other sums which may become payable under the terms of any Financing Document by reason of the payment of any tax, assessment or other municipal or governmental charge or imposition on or relating to the Collateral or any part thereof, nor will it claim or otherwise be entitled to any deduction from the taxable or assessed value of the Collateral or any part thereof by reason of this Common Agreement or any other Transaction Document.

      Section 7.04. Application of Funds.

            (a) If any Event of Default shall have occurred and be continuing, and if either the Facility Administrative Agent (acting in accordance with the terms of the Intercreditor Agreement) shall have declared all amounts payable under the Loan Documents to be due and payable or the Note Trustee (acting in accordance with the terms of the Intercreditor Agreement) shall have declared all amounts payable under the Note Documents to be due and payable, then the Facility Notes, Investor Notes, all interest, all Obligations and all other amounts payable under this Common Agreement and the other Financing Documents shall be due and payable and all Collateral (other than the Lender Collateral) held by the Collateral Agents (including, but not limited to, the Account Collateral other than any portion thereof constituting Lender Collateral) and the proceeds of any sale, disposition or other realization by the Collateral Agents or by any Secured Party upon the Collateral other than the Note Collateral and the Lender Collateral (or any portion of the Note Collateral and/or the Lender Collateral) pursuant to the Security Documents and the Intercreditor Agreement, together with all other amounts paid by the Borrower or any Guarantor under the Financing Documents, shall be distributed in whole or in part by the Offshore Collateral Agent in the following order of priority based upon written instructions furnished to the Offshore Collateral Agent by the Intercreditor Agent:

      First, to the Facility Administrative Agent, the Offshore Collateral Agent, the Onshore Collateral Agent, the Intercreditor Agent, the Note Trustee, the Noteholder Depositary Bank and the Offshore Depositary Bank, ratably, in an amount equal to the Facility Administrative Agent Claims, the Offshore Collateral Agent Claims, the Onshore Collateral Agent Claims, the Intercreditor Agent Claims, the Note Trustee Claims, the Noteholder Depositary Bank Claims and the Depositary Bank Claims, respectively, due and payable as of the date of such distribution; provided, that prior to any such distribution, the Offshore Collateral Agent shall have received a certificate signed by each such Creditor Representative, setting forth the amount due and payable to such Creditor Representative as of the date of such distribution;

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      Second, to the Lenders and the Note Holders in an amount equal to all Fees and all interest, Taxes, Other Taxes and Additional Amounts on or with respect to the Loans and the Investor Notes constituting Funded Debt due and payable as of the date of such distribution, to the Note Holders in an amount equal to the Make-Whole Premium, if any, due and payable as of the date of such distribution and to the Lenders in an amount equal to the amount, if any, due and payable pursuant to Section 2.07(d) of the Credit Agreement as of the date of such distribution; provided, that prior to any such distribution, the Offshore Collateral Agent shall have received certificates signed by or on behalf of each of the Lenders, in the case of Fees, interest, Taxes and Other Taxes due on or with respect to the Loans or any amount due pursuant to Section 2.07(d) of the Credit Agreement, and the Note Trustee, in the case of interest and Additional Amounts due on or with respect to the Investor Notes constituting Funded Debt or any Make-Whole Premium due, setting forth the amount due and payable to such Lender or Note Holder as of the date of such distribution; and in case such proceeds shall be insufficient to pay in full all such Obligations, then to the payment thereof to each Lender and Note Holder on a pro rata basis in proportion to its percentage of the sum of the aggregate amount of all such Obligations;

      Third, to the Lenders and the Note Holders in an amount equal to all principal on the Loans and the Investor Notes constituting Funded Debt due and payable as of the date of such distribution; provided, that prior to any such distribution, the Offshore Collateral Agent shall have received certificates signed by each of the Lenders, in the case of principal due on any Loan, and the Note Trustee, in the case of principal due on the Investor Notes constituting Funded Debt, setting forth the amount due and payable to such Lender or Note Holder as of the date of such distribution; and in case such proceeds shall be insufficient to pay in full all such principal, then to the payment thereof to each Lender and Note Holder on a pro rata basis in proportion to its percentage of the sum of the aggregate amount of all such principal;

      Fourth, to the Secured Parties in an amount equal to all other Obligations (which amount shall not include any amounts payable pursuant to clauses First through Third, above) due and payable as of the date of such distribution; provided, that prior to any such distribution, the Offshore Collateral Agent shall have received a certificate of each of the Secured Parties, setting forth such amounts due and payable to such Secured Party as of the date of such distribution; and in case such proceeds shall be insufficient to pay in full all such Obligations, then to the payment thereof to each Secured Party, ratably, in proportion to its percentage of the sum of the aggregate amount of all such Obligations;

      Fifth, to the extent of any surplus, to the Borrower or in accordance with any applicable Law; and

it being understood that the Borrower shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate of the sums referred to in clauses First through Fourth of this
Section 7.04.

            (b) Notwithstanding anything set forth in Section 7.04(a) of this Common Agreement or in any other Financing Document, unless otherwise agreed by the Majority Lenders, prior to the application or distribution of the proceeds of any sale, disposition or other realization by the Collateral Agent or by any Secured Party upon the Collateral (or any portion thereof) pursuant to the Security Documents and the Intercreditor Agreement or any amounts

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paid by the Borrower or any Guarantor under the Financing Documents, the Note
Trustee shall direct the Noteholder Depositary Bank to withdraw (and the Noteholder Depositary Bank shall withdraw) from the Note Proceeds Account, the
Note Interest Account and the Note Prepayment Account all amounts available in the Note Proceeds Account, the Note Interest Account and the Note Prepayment Account (whether in the form of any demand deposit, Permitted Investment or otherwise) and transfer such amounts to the Note Trustee promptly upon receiving written notice that the Note Trustee or Facility Administrative Agent, as applicable, (acting in accordance with the terms of the Intercreditor Agreement) shall have declared the Facility Notes, the Investor Notes, all interest, all Obligations and all other amounts payable under this Common Agreement and the other Financing Documents to be due and payable. All amounts so transferred shall be applied in respect of all Obligations due and payable as of the date of such transfer to the Note Trustee and Note Holders in accordance with the terms of Section 5.4 of the Note Indenture and promptly upon receipt of such amounts, the Note Trustee shall deliver a certificate to the Intercreditor Agent setting forth, in reasonable detail, the application of all amounts so received. All such transferred amounts (in excess of the amount of Investor Notes not constituting Funded Debt) shall operate so as to reduce the amounts due and payable to the relevant Person in calculating any amounts to be distributed pursuant to Section 7.04(a) of this Common Agreement. Nothing in this Section 7.04(b) shall limit the Note Trustee's ability to access the Note Collateral in the manner contemplated in the Intercreditor Agreement (as applies among the Creditors) and the other Financing Documents.

      Section 7.05. Additional Rights of Secured Parties.

            (a) No Possession of Promissory Notes Required. All proofs of claim, rights of action and rights to assert claims under this Common Agreement or under any other Financing Document may be enforced by the Secured Parties acting in accordance with the Intercreditor Agreement without the possession of any promissory notes at any trial or other proceedings instituted by the Secured Parties (or any of them) acting in accordance with the Intercreditor Agreement, and any such trial or other proceedings may be brought by the applicable Collateral Agent or the Intercreditor Agent, as applicable, in its own name as trustee of an express trust, and any recovery or judgment shall be for the benefit of the Secured Parties. In any proceedings brought by either Collateral Agent or the Intercreditor Agent, as applicable (and also any proceedings involving the interpretation of any provision of any Financing Document to which either Collateral Agent or the Intercreditor Agent shall be a party) such Collateral Agent or the Intercreditor Agent, as applicable, shall be deemed to represent all the Secured Parties, and it shall not be necessary to make any such other Secured Parties party to such proceedings.

            (b) Right to Perform Covenants, etc. If the Borrower shall fail to make any payment required to be made or perform any act required to be performed by it hereunder or under any other Transaction Document, the Intercreditor Agent, either Collateral Agent or their designees acting in accordance with the Intercreditor Agreement, upon reasonable notice to the Borrower but without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Borrower. All sums so paid and all costs and expenses (including, without limitation, reasonable fees and expenses of legal counsel and other professionals) so incurred, together with interest thereon from the date of payment or occurrence, shall constitute

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Obligations secured by the Security Documents and shall be paid from the
Collateral to the applicable Collateral Agent on demand.

            (c) Action by Collateral Agents. Whenever in this Article VII either Collateral Agent is authorized or empowered to take any action or refrain from taking any action, such Collateral Agent shall so act or refrain from acting on the basis of a direction from the Intercreditor Agent, upon which it may rely conclusively.

            (d) Action by Note Trustee. Notwithstanding anything herein to the contrary, the Note Trustee shall have the right at any time to instruct the Noteholder Depositary Bank to withdraw any amounts or portion thereof then held in the Note Prepayment Account to be applied in accordance with terms of the Noteholder Depositary Agreement and the Note Indenture. Subject to and in accordance with the Intercreditor Agreement, the Note Trustee shall have the right to instruct the Noteholder Depositary Bank to withdraw any amounts or portion thereof then held in the Note Proceeds Account and the Note Interest Account to be applied in accordance with terms of the Noteholder Depositary Agreement and the Note Indenture.

      Section 7.06. Notice to Borrower. Without prejudice to any rights and remedies of the Secured Parties, the Intercreditor Agent shall provide to the Borrower notice of any meeting held pursuant to Section 2.1.2 of the Intercreditor Agreement; provided, however, that the Borrower shall have no right to be present at or otherwise to vote or participate in the same. Notwithstanding the foregoing, the Borrower and each other party hereto hereby agrees that any delay in giving or any failure to give the notice referenced in this Section 7.06 shall not affect the rights of any Secured Party under this Common Agreement or any other Transaction Document or the validity of any poll, approval or other action taken or approved at any such meeting.

                                  ARTICLE VIII
                        THE FACILITY ADMINISTRATIVE AGENT

      Section 8.01. Authorization and Action. Each of the Lenders hereby appoints and authorizes the Facility Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Common Agreement and the Intercreditor Agreement as are delegated to the Facility Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by any Financing Document (including enforcement or collection thereof), the Facility Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all of the Lenders; provided, however, that the Facility Administrative Agent shall not be required to take any action that exposes the Facility Administrative Agent to personal liability or that is contrary to this Common Agreement or applicable law; and provided, further, that the Facility Administrative Agent shall not be required to take any action if it shall not first be indemnified to its reasonable satisfaction against any and all liability and expense that may be incurred by it by reason of taking such action. The Facility Administrative Agent agrees to deliver promptly to each Lender notice of each notice given to it by the Borrower pursuant to the terms of this Common Agreement.

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      Section 8.02. Facility Administrative Agent's Reliance, Etc. Neither the
Facility Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Financing Document, except for its or their own gross negligence or willful misconduct. Notwithstanding any provision to the contrary elsewhere in the Financing Documents, the Facility Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in the Financing Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions or responsibilities shall be read into the Financing Documents or otherwise exist against the Facility Administrative Agent. Without limitation of the generality of the foregoing, the Facility Administrative Agent: (i) may treat the payee of any Facility Note as the holder thereof until the Facility Administrative Agent receives and accepts an Assignment or other assignment or transfer documentation entered into by the Lender that is the payee of such Facility Note, as assignor or transferor, and an Assignee, as assignee or transferee, as provided in Section 9.06(a) of the Credit Agreement; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Creditor and shall not be responsible to any Creditor for any statements, warranties or representations made in or in connection with any Financing Document; (iv) makes no representations as to the nature of title or value of any of the Accounts nor as to the title thereto, nor as to the rights and interests granted or the security afforded by this Common Agreement, the Security Documents or any other Transaction Documents nor as to the validity, execution (except by itself), enforceability, legality or sufficiency of this Common Agreement, the Security Documents or any other Transaction Documents; (v) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Financing Document on the part of the Borrower or to inspect the Project or any other property (including the books and records) of the Borrower; (vi) shall not be responsible to any Creditor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document or any other instrument or document furnished pursuant hereto or thereto; (vii) shall incur no liability under or in respect of any Financing Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (viii) may employ agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

      Section 8.03. Rights of Facility Administrative Agent.

            (a) The Facility Administrative Agent may execute any of its duties hereunder and under the Financing Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

            (b) Neither the Facility Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(A) liable for any action lawfully taken or omitted to be taken by it under or in connection with any Financing Document (except for its gross negligence or willful misconduct), or (B) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower or any representative thereof contained in any Financing Document or in any certificate, report,

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statement or other document referred to or provided for in, or received by the
Facility Administrative Agent under or in connection with, any Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Financing Documents or for any failure of the Borrower to perform its obligations thereunder. Except as expressly otherwise provided hereunder or under any Financing Document, the Facility Administrative Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Financing Document, or to inspect the properties, books or records of the Borrower.

            (c) The Facility Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, electronic mail, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Facility Administrative Agent. Without limitation to any other provision set forth in this Article VIII , the Facility Administrative Agent shall be fully justified in failing or refusing to take any action under any Financing Document (A) if such action would, in the opinion of the Facility Administrative Agent, be contrary to law or the terms of any Financing Document or (B) if such action is not specifically provided for in a Financing Document.

            (d) The Facility Administrative Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default or Event of Default unless and until the Facility Administrative Agent has received a notice or a certificate from a Secured Party or the Borrower stating that a Default or Event of Default has occurred. The Facility Administrative Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether an Event of Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. No provision of this Common Agreement or any other Financing Document shall require the Facility Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or under any Financing Document or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. In the event that the Facility Administrative Agent receives such a notice of the occurrence of any Default or Event of Default, the Facility Administrative Agent shall promptly give notice thereof to the Secured Parties.

            (e) The Borrower will pay upon demand to the Facility Administrative Agent the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel (and any local counsel) and of any experts and agents, which the Facility Administrative Agent may reasonably incur in connection with (A) the administration of this Common Agreement and the other Financing Documents, (B) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Facility Administrative Agent or the Lenders hereunder or under the other Financing Documents or (C) the failure by the Borrower to perform or observe any of the provisions hereof or of any of the other Financing Documents.

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            (f) Each of the Lenders and the other Secured Parties expressly acknowledges that neither the Facility Administrative Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Facility Administrative Agent hereinafter taken, including, without limitation, any review of the Project or of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Facility Administrative Agent to any Secured Party. Each Lender and other Secured Party represents that it will, independently and without reliance upon the Facility Administrative Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Common Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Project and the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Facility Administrative Agent hereunder and under the other Financing Documents to which it is a party, including, without limitation, its obligations set forth in the immediately succeeding sentence, the Facility Administrative Agent shall not have any duty or responsibility to provide any Lender or other Secured Party with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Project and the Borrower which may come into the possession of the Facility Administrative Agent or any of its officers, directors, employees, agents or attorneys-in-fact. The Facility Administrative Agent shall have the obligation to deliver, promptly upon its receipt thereof, to all Lenders copies of any notice, report, certificate, letter or other document furnished to it by any Borrower counterparty (other than a Lender) to any Project Document, the Insurance Consultant or the Independent Engineer in connection with the transactions contemplated by the Financing Documents.

      Section 8.04. WestLB and Affiliates. With respect to its Commitment and the Facility Notes issued to it, WestLB shall have the same rights and powers under this Common Agreement as any other Lender and may exercise the same as though it were not the Facility Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include WestLB in its individual capacity for so long as WestLB continues to have any Commitment or to hold any Facility Note. WestLB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower and any Person who may do business with or own Securities of the Borrower, all as if WestLB were not the Facility Administrative Agent and without any duty to account therefor to the Lenders.

      Section 8.05. Indemnification. The Lenders agree to indemnify the Facility Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective aggregate principal amounts of the Loans outstanding and the unused portion of the Commitments then held or committed by each of them (or if no Facility Notes are at the time outstanding, ratably according to the respective Percentages of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Facility Administrative Agent in any way relating to or arising out of this Common Agreement or any other Financing Document or any action taken or omitted by the Facility Administrative Agent under this Common Agreement or any other Financing Document;

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provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Facility Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Common Agreement or any other Financing Document to the extent that the Facility Administrative Agent is entitled to reimbursement for such expenses pursuant to
Section 11.04 but is not reimbursed for such expenses by the Borrower. The provisions of this Section 8.05 shall survive the resignation or removal of the Facility Administrative Agent, the payment and performance of the Obligations and the satisfaction and discharge or other termination of this Common Agreement.

      Section 8.06. Successor Agent. The Facility Administrative Agent may resign at any time by giving written notice thereof to the Lenders and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower, and may be removed at any time with or without cause by the Required Lenders, with any such resignation or removal to become effective only upon the appointment of a successor Facility Administrative Agent pursuant to this
Section 8.06. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Facility Administrative Agent which shall be a Lender or another commercial bank, trust company or insurance company organized or licensed under the laws of the United States or of any State thereof reasonably acceptable (so long as no Default or Event of Default shall have occurred and be continuing) to the Borrower. If no successor Facility Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Facility Administrative Agent's giving of notice of resignation, then the retiring Facility Administrative Agent may, on behalf of the Lenders, appoint a successor Facility Administrative Agent, which shall be a Lender or another commercial bank, trust company or insurance company organized under the laws of the United States or of any State thereof reasonably acceptable (so long as no Default or Event of Default shall have occurred and be continuing) to the Borrower. Upon the acceptance of any appointment as Facility Administrative Agent hereunder by a successor Facility Administrative Agent, such successor Facility Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Facility Administrative Agent, and the retiring Facility Administrative Agent shall be discharged from its duties and obligations under this Common Agreement. After any retiring Facility Administrative Agent's resignation or removal hereunder as Facility Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Facility Administrative Agent under this Common Agreement.

                                   ARTICLE IX
                              THE COLLATERAL AGENTS

      Section 9.01. Appointment and Duties of Collateral Agents. Each of the Secured Parties (other than the Offshore Collateral Agent) hereby designates and appoints Banco Santander Central Hispano, S.A., New York Branch to act as the Offshore Collateral Agent

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hereunder and under the other Financing Documents to which it is a party, and the Secured Parties hereby authorize Banco Santander Central Hispano, S.A., New York Branch, as the Offshore Collateral Agent, to take such actions on their behalf under the provisions of the applicable Financing Documents to which it is a party and to exercise such powers and perform such duties as are expressly delegated to the Offshore Collateral Agent by the terms thereof, together with such other powers as are reasonably incidental thereto. Each of the Secured Parties (other than the Onshore Collateral Agent) hereby designates and appoints Banco Santander Mexicano, S.A. to act as the Onshore Collateral Agent hereunder and under the other Financing Documents to which it is a party, and the Secured Parties hereby authorize Banco Santander Mexicano, S.A., as the Onshore Collateral Agent, to execute the Mexican Security Documents and the other Financing Documents to which it is (or is to become) a party, on behalf of and for the benefit of the Secured Parties, and to take such actions on their behalf under the provisions of the applicable Financing Documents to which it is a party and to exercise such powers and perform such duties as are expressly delegated to the Onshore Collateral Agent by the terms thereof, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Financing Documents, neither of the Collateral Agents shall have any duties or responsibilities, except those expressly set forth in the Financing Documents to which it is a party, or any fiduciary relationship with any Secured Party, and no implied covenants, functions or responsibilities shall be read into this Common Agreement or the other Financing Documents or otherwise exist against either Collateral Agent. Each of the Collateral Agents may execute any of its duties under the Security Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties and shall not be responsible for the acts or omissions of any such agents, attorneys-in-fact and counsel selected by them in good faith without gross neglience, bad faith or willful misconduct on their part. An opinion of counsel may be based, insofar as it relates to factual matters of which the Borrower has knowledge, upon the certificate or opinion of or representation by an officer or officers of the Borrower unless such counsel knows the certificate, opinion or representation upon which such counsel's opinion may be based is erroneous, or in the exercise of reasonable care should have known the same was erroneous. Neither of the Collateral Agents shall be under any obligation to exercise any of the rights or powers vested in it by this Common Agreement in any manner that would be contrary to applicable Law.

      Section 9.02. Direction of Collateral Agents by Majority Creditors; Action by Collateral Agents.

            (a) Except as expressly provided in this Common Agreement or in the Intercreditor Agreement, each Collateral Agent shall not be required to exercise (and shall refrain from exercising) any rights or remedies under any of the Financing Documents or give any consent under any of the Financing Documents or enter into any agreement amending, modifying, supplementing or waiving any provision of any Financing Document unless it shall have been directed to do so by the Majority Creditors.

            (b) Except as expressly provided in this Common Agreement or any other Financing Document to which it is a party, each Collateral Agent shall act only on the instructions of the Enforcing Required Creditors (or, if such action is not subject to Article 5 of the Intercreditor Agreement, on the instructions of the Majority Creditors) so directing the

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Intercreditor Agent. Each Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Financing Document in accordance with a request of the relevant Persons in accordance with terms of this Common Agreement and of the Intercreditor Agreement, and such request and any action taken or failure to act pursuant hereto or thereto shall be binding upon all of the Secured Parties.

            (c) Any Person which shall be designated as a duly authorized representative of any or all of the Secured Parties to act in connection with any matters pertaining to this Common Agreement or the Collateral shall present to the relevant Collateral Agent such documents, including opinions of counsel, as such Collateral Agent may reasonably request, in order to demonstrate to such Collateral Agent the authority of such Person to so act.

      Section 9.03. Administration of Collateral. Each of the Secured Parties hereby acknowledges and agrees that each Collateral Agent shall administer the Collateral (excluding the Note Collateral) or its part to be administered in the manner contemplated by this Common Agreement and the Financing Documents and each Collateral Agent shall exercise such rights and remedies with respect to the Collateral (excluding the Note Collateral) as are granted to it under the Financing Documents and applicable Law. No Secured Party and no class or classes of Secured Parties shall have any right (i) to direct either Collateral Agent to take any action in respect of the Collateral other than as provided in this Common Agreement or the Intercreditor Agreement or (ii) to take any action with respect to the Collateral (A) independently of the applicable Collateral Agent or (B) other than to direct the applicable Collateral Agent to take action in accordance with this Common Agreement or the Intercreditor Agreement.

      Section 9.04. Collateral Agent Reliance, Etc. Neither of the Collateral Agents nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Financing Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Collateral Agent: (i) may employ, retain and consult with legal counsel (including counsel for the Borrower) and other experts and advisers selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, experts or advisers; (ii) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations made in or in connection with any Financing Document; (iii) makes no representations as to the nature of title or value of any of the Accounts nor as to the title thereto, nor as to the rights and interests granted or the security afforded by this Common Agreement, the Security Documents or any other Transaction Documents nor as to the validity, execution (except by itself), enforceability, legality or sufficiency of this Common Agreement, the Security Documents or any other Transaction Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Financing Document on the part of the Borrower or any other Person party thereto or to inspect the Project or any other property (including the books and records) of the Borrower; (v) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Document or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of any Financing Document by acting upon any notice, consent, certificate or other instrument or writing (which may be personally delivered, sent by overnight courier or by facsimile

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transmission) believed by it to be genuine and signed or sent by the proper party or parties. Each Collateral Agent shall be fully justified in failing or refusing to take any action under any Financing Document (x) if such action would, in the opinion of such Collateral Agent, be contrary to law or the terms of such Financing Document, (y) if such action is not specifically provided for in such Financing Document or, if such Collateral Agent shall determine in good faith that the provisions of such Financing Document relating to the functions or responsibilities or discretionary powers of such Collateral Agent are or may be ambiguous or inconsistent, it shall not have received any such advice or concurrence of the Majority Creditors or the Enforcing Required Creditors as it deems appropriate, or (z) if, in connection with the taking of any such action that would constitute an exercise of remedies under such Financing Document, it shall not first be indemnified to its satisfaction by the Borrower or the Secured Parties against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

      Section 9.05. Knowledge of Event of Default. Neither of the Collateral Agents shall be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default or Event of Default unless and until such Collateral Agent has received a notice or a certificate from another Secured Party or the Borrower stating that a Default or Event of Default has occurred. Neither of the Collateral Agents shall have any obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether a Default or Event of Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. No provision of this Common Agreement or any Security Document shall require either Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. In the event that either Collateral Agent receives such a notice of the occurrence of any Default or Event of Default, such Collateral Agent shall give notice thereof to the Secured Parties. The applicable Collateral Agent shall take such action with respect to such Default or Event of Default as set forth in the Financing Documents to which it is a party.

      Section 9.06. Successor Collateral Agents.

            (a) Each Collateral Agent may resign as Offshore Collateral Agent or Onshore Collateral Agent, as applicable, upon thirty (30) days' notice to the Intercreditor Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower and may be removed at any time with or without cause by the Required Creditors, with any such resignation or removal to become effective only upon the appointment of a successor Offshore Collateral Agent or Onshore Collateral Agent, as applicable, under this Section 9.07(a). If the applicable Collateral Agent shall resign or be removed as Offshore Collateral Agent or Onshore Collateral Agent, as applicable, then the Required Creditors shall (and if no such successor shall have been appointed within thirty (30) days of such Collateral Agent's resignation or removal, such Collateral Agent may) appoint a successor agent for the Secured Parties, which successor agent shall, unless an Event of Default has occurred and is continuing, be acceptable to the Borrower, acting reasonably or, in the case of the Offshore Collateral Agent, petition a court of competent jurisdiction for a replacement agent for the Secured Parties.

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            (b) Without limiting anything set forth in Section 9.07(a), if at any time the Collateral Agents and the Offshore Depositary Bank cease to be Affiliates of each other, the Intercreditor Agent shall have the right to remove the Onshore Collateral Agent and/or the Offshore Collateral Agent upon thirty
(30) days' prior written notice to the Borrower, the Offshore Collateral Agent and the Onshore Collateral Agent, with any such removals to become effective only upon the appointment of a successor Offshore Collateral Agent and/or a successor Onshore Collateral Agent. Upon any removal of any Collateral Agent under this Section 9.07(b), the Intercreditor Agent may appoint a successor agent for the Secured Parties, which successor agent shall, unless an Event of Default has occurred and is continuing, be acceptable to the Borrower, acting reasonably.

            (c) Upon the appointment of any successor agent under this Section 9.07, such successor agent shall succeed to the rights, powers and duties of the "Offshore Collateral Agent" or "Onshore Collateral Agent", as applicable, and the term "Offshore Collateral Agent" or "Onshore Collateral Agent" shall mean such successor agent effective upon its appointment, and the rights, powers and duties of the former Offshore Collateral Agent or Onshore Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Collateral Agent (except that the applicable Collateral Agent that is resigning or being removed shall deliver all Collateral then in its possession to the successor Offshore Collateral Agent or Onshore Collateral Agent, as applicable) or any of the other Secured Parties. After any Collateral Agent's resignation or removal hereunder as Offshore Collateral Agent or Onshore Collateral Agent, as applicable, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Offshore Collateral Agent or Onshore Collateral Agent, as applicable.

      Section 9.07. Damages. Anything in this Common Agreement to the contrary notwithstanding, in no event shall the Offshore Collateral Agent be liable under or in connection with this Common Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Offshore Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

                                   ARTICLE X
                             THE INTERCREDITOR AGENT

      Section 10.01. Appointment and Duties of Intercreditor Agent.

            (a) Appointment and Duties of Intercreditor Agent. Each of the Secured Parties (other than the Intercreditor Agent) hereby designates and appoints WestLB to act as the initial Intercreditor Agent hereunder and under the other Financing Documents to which it is a party, and each of the Secured Parties hereby authorizes WestLB, as the Intercreditor Agent, to take such actions on its behalf under the provisions of the applicable Financing Documents to which it is a party and to exercise such powers and perform such duties as are expressly delegated to the Intercreditor Agent by the terms thereof, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Financing Documents, the Intercreditor Agent shall not have any duties or responsibilities, except those expressly set forth in the Financing Documents to which it is a party, or any fiduciary

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

relationship with any Secured Party, and no implied covenants, functions or responsibilities shall be read into this Common Agreement or the other Financing Documents or otherwise exist against the Intercreditor Agent. The Intercreditor Agent shall not be liable for any action taken or omitted to be taken by it hereunder or under the Financing Documents, or in connection herewith or therewith, or in connection with the Collateral, unless caused by its gross negligence or willful misconduct.

            (b) Rights of Intercreditor Agent.

                  (i) The Intercreditor Agent may execute any of its duties hereunder and under the Financing Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties and shall not be responsible for the acts or omissions of any such agents, attorneys-in-fact and counsel selected by it in good faith without gross negligence, bad faith or willful misconduct on its part. An opinion of counsel may be based, insofar as it relates to factual matters of which the Borrower has knowledge, upon the certificate or opinion of or representation by an officer or officers of the Borrower unless such counsel knows the certificate, opinion or representation upon which such counsel's opinion may be based is erroneous, or in the exercise of reasonable care should have known the same was erroneous.

                  (ii) Neither the Intercreditor Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (A) liable for any action lawfully taken or omitted to be taken by it under or in connection with any Financing Document (except for its gross negligence or willful misconduct), or (B) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower or any representative of either of them contained in any Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Intercreditor Agent under or in connection with, any Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Financing Documents or for any failure of the Borrower to perform its obligations thereunder. Except as expressly otherwise provided hereunder or under any Financing Document, the Intercreditor Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Financing Document, or to inspect the properties, books or records of the Borrower or to exercise any of the rights or powers vested in it by this Common Agreement in any manner that would be contrary to applicable Law.

                  (iii) The Intercreditor Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, electronic mail, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Intercreditor Agent. The Intercreditor Agent shall be fully justified in failing or refusing to take any action under any Financing Document (A) if such action would, in the opinion of the Intercreditor

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      Agent, be contrary to law or the terms of any Financing Document or (B) if such action is not specifically provided for in a Financing Document.

                  (iv) The Intercreditor Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default or Event of Default unless and until the Intercreditor Agent has received a notice or a certificate from a Secured Party or the Borrower stating that a Default or Event of Default has occurred. The Intercreditor Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether an Event of Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. No provision of this Common Agreement or any other Financing Document shall require the Intercreditor Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or under any Financing Document or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. In the event that the Intercreditor Agent receives such a notice of the occurrence of any Default or Event of Default, the Intercreditor Agent shall promptly but no later than three
      (3) Business Days thereafter give notice thereof to the other Secured Parties. Notwithstanding the foregoing, each party hereto hereby agrees that any delay in giving or any failure to give the notice referenced in this Section 10.01(b)(iv) shall not affect the rights of any Secured Party under this Common Agreement or any other Transaction Document or the validity of any poll, approval or other action taken or approved at any meeting.

                  (v) The Borrower will pay upon demand to the Intercreditor Agent the amount of any and all out-of-pocket expenses, including the fees and expenses of its counsel (and any local counsel) and of any experts and agents, which the Intercreditor Agent may incur in connection with (A) the administration of this Common Agreement and the other Financing Documents,
      (B) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Intercreditor Agent or the Secured Parties hereunder or under the other Financing Documents or
      (C) the failure by the Borrower to perform or observe any of the provisions hereof or of any of the other Financing Documents.

            (c) Lack of Reliance on the Intercreditor Agent. Each of the Secured Parties expressly acknowledges that neither the Intercreditor Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Intercreditor Agent hereinafter taken, including, without limitation, any review of the Project or of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Intercreditor Agent to any Secured Party. Each Secured Party represents that it will, independently and without reliance upon the Intercreditor Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Common Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Project and the Borrower. Except for notices, reports and other documents expressly required to

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be furnished to the Secured Parties by the Intercreditor Agent hereunder and under the other Financing Documents to which it is a party, including, without limitation, its obligations set forth in the immediately succeeding sentence, the Intercreditor Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Project and the Borrower which may come into the possession of the Intercreditor Agent or any of its officers, directors, employees, agents or attorneys-in-fact. The Intercreditor Agent shall have the obligation to deliver, promptly upon its receipt thereof, to all Creditor Representatives copies of any notice, report, certificate, letter or other document furnished to it by any Borrower counterparty (other than a Secured Party) to any Project Document, the Insurance Consultant or the Independent Engineer in connection with the transactions contemplated by the Financing Documents.

            (d) Resignation or Removal of the Intercreditor Agent. The Intercreditor Agent may resign as Intercreditor Agent upon sixty (60) days' notice to the Secured Parties and may be removed at any time with or without cause by the Required Creditors, with any such resignation or removal to become effective only upon the appointment of a successor Intercreditor Agent under this Section 10.01(d). If the Intercreditor Agent shall resign or be removed as Intercreditor Agent, then the Required Creditors shall (and if no such successor shall have been appointed within sixty (60) days of the Intercreditor Agent's resignation or removal, the Intercreditor Agent may) appoint a successor agent for the Secured Parties which successor shall, unless a Default or an Event of Default has occurred and is continuing, be acceptable to the Borrower, acting reasonably, whereupon such successor agent shall succeed to the rights, powers and duties of the "Intercreditor Agent", and the term "Intercreditor Agent" shall mean such successor agent effective upon its appointment, and the former Intercreditor Agent's rights, powers and duties as Intercreditor Agent shall be terminated, without any other or further act or deed on the part of such former Intercreditor Agent (except that the Intercreditor Agent that is resigning or being removed shall deliver all written information then in its possession which it deems to be material to the successor Intercreditor Agent) or any of the other Secured Parties. Notwithstanding anything herein to the contrary, in the event that (i) no Affiliate of the Intercreditor Agent is a Lender hereunder and
(ii) the Intercreditor Agent has given sixty (60) days' notice in accordance with this Section 10.01(d), no approval of the Borrower or any Secured Party shall be required in order for the Intercreditor Agent to exercise its right to resign hereunder. After any Intercreditor Agent's resignation or removal hereunder as Intercreditor Agent, the provisions of this Common Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Intercreditor Agent.

            (e) Intercreditor Agent Reliance; Etc. Neither the Intercreditor Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Financing Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Intercreditor Agent: (i) may employ, retain and consult with legal counsel (including counsel for the Borrower) and other experts and advisers selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, experts or advisers;
(ii) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations made in or in connection with any Financing Document; (iii) makes no

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representations as to the nature of title or value of any of the Accounts nor as to the title thereto, nor as to the rights and interests granted or the security afforded by this Common Agreement, the Security Documents or any other Transaction Documents nor as to the validity, execution (except by itself), enforceability, legality or sufficiency of this Common Agreement, the Security Documents or any other Transaction Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Financing Document on the part of the Borrower or any other Person party thereto or to inspect the Project or any other property (including the books and records) of the Borrower; (v) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Document or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of any Financing Document by acting upon any notice, consent, certificate or other instrument or writing (which may be personally delivered, sent by overnight courier or by facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties. The Intercreditor Agent shall be fully justified in failing or refusing to take any action under any Financing Document (x) if such action would, in the opinion of the Intercreditor Agent, be contrary to law or the terms of such Financing Document, (y) if such action is not specifically provided for in such Financing Document or, if the Intercreditor Agent shall determine in good faith that the provisions of such Financing Document relating to the functions or responsibilities or discretionary powers of the Intercreditor Agent are or may be ambiguous or inconsistent, it shall not have received any such advice or concurrence of the Majority Creditors or the Enforcing Required Creditors as it deems appropriate, or (z) if, in connection with the taking of any such action that would constitute an exercise of remedies under such Financing Document, it shall not first be indemnified to its satisfaction by the Borrower or the Secured Parties against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

            (f) Indemnification. The Lenders agree to indemnify the Intercreditor Agent (to the extent not reimbursed by the Borrower), ratably, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Intercreditor Agent in any way relating to or arising out of this Common Agreement or any Financing Document or any action taken or omitted by the Intercreditor Agent under any Financing Document; provided, that none of the Lenders, the Facility Administrative Agent, the Note Trustee, the Offshore Collateral Agent and the Onshore Collateral Agent shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Intercreditor Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Intercreditor Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Intercreditor Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Financing Document to the extent that the Intercreditor Agent is entitled to reimbursement for such expenses pursuant to Section 11.04 but is not reimbursed for such expenses by the Borrower. The provisions of this Section 10.01 shall survive the resignation or removal of the Intercreditor Agent, the payment and performance of the Obligations and the satisfaction and discharge or other termination of this Common Agreement.

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Anything in this Common Agreement to the contrary notwithstanding, in no event shall the Intercreditor Agent be liable under or in connection with this Common Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Intercreditor Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

            (g) Authority. Any person which shall be designated as a duly authorized representative to act in connection with any matters pertaining to this Common Agreement, the Intercreditor Agreement or any other Financing Document shall present to the Intercreditor Agent such documents, including opinions of counsel, as the Intercreditor Agent may reasonable request, in order to demonstrate to the Intercreditor Agent the authority of such person to so act.

                                   ARTICLE XI
                                  MISCELLANEOUS

      Section 11.01. Amendments, Etc.

            (a) Neither the Common Agreement nor any other Financing Document, nor any terms hereof or thereof, may be amended, supplemented, modified, waived or cancelled and no consent or approval required hereunder shall be effected except in accordance with the provisions of this Section 11.01.

            (b) Subject to paragraph (c) below:

                  (i) the Common Agreement and each Security Document may only be amended or cancelled with the agreement of the Majority Creditors and the Borrower or other relevant parties thereto;

                  (ii) the provisions of the Common Agreement and any Security Document may only be waived with the agreement of, and for such period of time as, determined by the Majority Creditors and the Borrower and any other Person (other than a Secured Party) party thereto;

                  (iii) the Credit Agreement may only be amended and any of its provisions may only be waived with the agreement of that percentage of the Lenders specified in the Credit Agreement and the Borrower;

                  (iv) any of the Note Documents may only be amended and any of their provisions may only be waived in accordance with the provisions of the Note Indenture; and

                  (v) no amendment to a Financing Document that adversely affects the rights, duties or obligations of a Creditor Representative shall be made without the consent of such Creditor Representative.

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            (c) Notwithstanding the provisions of paragraph (b) above,

                  (i) no amendment, supplement, modification, determination, waiver, cancellation, consent or approval which is or effects a Fundamental Decision shall be effective without the consent of each Creditor; provided, however, that no consent of any Note Holder shall be required to effect any reduction in the amount of any Fees or the interest rate on any Funded Debt other than the Investor Notes;

                  (ii) any amendment, supplement, modification, determination, waiver, cancellation, consent or approval which is or effects an Administrative Decision may be effected by the Intercreditor Agent;

                  (iii) any amendment, supplement, modification, determination, waiver, cancellation, consent or approval which is or effects (A) a Material Decision may not be effected without the consent of the Majority Creditors, (B) a Supermajority Decision may not be effected without the consent of the Required Creditors, or (C) an EHS Decision may not be effected without the consent of the Majority Creditors, including, if one or more Lenders individually holding Commitments and Loans in an aggregate amount not less than $15,000,000 at the time shall then be a signatory to the Equator Principles, each such signatory Lender individually holding Commitments and Loans in an aggregate amount not less than $15,000,000 at the time; provided, however, that if such Material Decision, EHS Decision or Supermajority Decision shall relate to an Enforcement Action (other than with respect to a Bankruptcy Event of Default), such Material Decision, Supermajority Decision or EHS Decision may not be effected without the consent of the Enforcing Required Creditors under the Intercreditor Agreement;

                  (iv) any amendment, supplement, modification, determination, waiver, cancellation, consent or approval which is or effects a Designated Bank Event and which requires the consent of (A) the Designated Creditor Agents or the Intercreditor Agent shall only be effected if the Designated Creditor Agents (other than the Note Trustee) or the Intercreditor Agent, as applicable, shall have given their consent, (B) the Majority Creditors (or where no level is specified) shall only be effected if the Majority Lenders shall have given their consent, and (C) all of the Lenders shall only be effected if all of the Lenders shall have given their consent; and

                  (v) any amendment, supplement, modification, determination, cancellation, consent or approval that would have the effect of causing the Scheduled Provisional Acceptance Date to be later than the date set forth therefor in the Construction Schedule (as such date may be extended not more than two hundred seventy (270) days for Permissible Provisional Acceptance Delays) but before the Note Maturity Date or causing the Scheduled Project Completion Date to be later than the date set forth therefor in the Construction Schedule (as such date may be extended not more than two hundred seventy (270) days for Permissible Project Completion Days) but before the Note Maturity Date shall only be affected if the Required Lenders shall have given their consent.

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            (d) Any such amendment, supplement, modification, determination, waiver, cancellation, consent or approval provided in accordance with the foregoing shall apply equally to each of the Secured Parties and shall be binding upon the Borrower, the Secured Parties and all other Persons party to the Financing Documents. In the case of any waiver, the Borrower, the Secured Parties and the other Persons party to the Financing Documents shall be restored to their former positions and rights hereunder and under the other Financing Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; provided that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Any amendment, supplement, modification, consent or approval of any Financing Document which has the effect of waiving any continuing Default or Event if Default shall be subject to the same Creditor consent requirements as the waiver of such Default or Event of Default, as applicable.

            (e) No amendment to any of the Financing Documents shall be effective unless the requisite consent of such number or percentage of the Secured Parties as is provided herein shall have been obtained. Upon any amendment to any Financing Document, including the Intercreditor Agreement, becoming effective, the Intercreditor Agent, if party thereto, or the applicable Designated Creditor Agent shall provide copies thereof to each of the Creditors' Representatives and the Borrower.

            (f) The Borrower will not directly or indirectly pay or cause to be paid any remuneration in any manner whatsoever to any Secured Party within a given Credit Facility as consideration for or as an inducement to the entering into by any Secured Party of any waiver or amendment of any of the terms and provisions of the Transaction Documents unless such remuneration is concurrently paid ratably to each Creditor in such Credit Facility even if any such Secured Party is not required to or did not consent to such waiver or amendment.

            (g) The Intercreditor Agent shall promptly conduct polls of the affected Creditors in respect of the foregoing decisions and shall advise the Creditors and the Borrower on a timely basis as to the results of each such determination. Notwithstanding the foregoing and without limiting the generality of any other provision set forth herein, the Borrower and each other party hereto hereby agrees that any delay in conducting any such poll or advising any Creditor or the Borrower of the result of any such poll or determination shall not affect the rights of any Secured Party under this Common Agreement or any other Transaction Document or the validity of any poll, approval or other action taken or approved.

      Section 11.02. Notices, Etc. All notices and other communications provided for hereunder and under the other Financing Documents required or permitted to be given to a party hereto shall be in writing and shall be personally delivered, sent by an overnight courier or by facsimile transmission, as follows: (i) if to the Borrower, at the address specified under its name on the signature pages hereto; (ii) if to any Lender, at the "Address for Notices" or, as applicable, at the Domestic Lending Office or LIBOR Lending Office, as the case may be, specified under its name on the signature pages of the Credit Agreement or specified in the Assignment or other transfer or assignment documentation pursuant to which it became a Lender; and (iii) if to any other Creditor or any Creditor Representative, at the address specified under its name on the signature pages hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. Notices that are delivered by hand or overnight

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courier shall be deemed received upon delivery. Notices that are delivered by facsimile shall be deemed delivered upon receipt. Notwithstanding the preceding provisions of this Section 11.02, notices and communications to the Facility Administrative Agent pursuant to this Common Agreement shall not be effective until actually received by the Facility Administrative Agent.

      Section 11.03. No Waiver of Remedies. No failure on the part of any Creditor or Creditor Representative to exercise, and no delay in exercising, any right hereunder, under any Facility Note, Investor Note or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      Section 11.04. Costs, Expenses and Indemnification.

            (a) All statements, reports, certificates, opinions and other documents or information required to be furnished by the Borrower to any Secured Party under this Common Agreement or any other Financing Document shall be supplied without cost to such Secured Party. The Borrower shall pay, within five
(5) Business Days after receipt of an invoice by the Borrower, (i) all reasonable out-of-pocket costs and expenses of each Creditor Representative (including the reasonable fees and disbursements of its counsel), incurred in connection with (1) the negotiation, preparation, execution and delivery of the Transaction Documents or any waiver or amendment of, or supplement or modification to, the Transaction Documents, (2) the review of any of the other agreements, instruments or documents referred to in this Common Agreement or any other Financing Document or relating to the transactions contemplated hereby or thereby, and (3) the filing or recording of any Financing Document and of any other document or instrument required to be filed in connection therewith; (ii) the reasonable fees and disbursements of the Independent Engineer, the Environmental Consultant and the Insurance Consultant for their services rendered to the Secured Parties from time to time; (iii) all reasonable out-of-pocket costs and expenses of the Creditor Representatives incurred in connection with the ongoing administration of the transactions contemplated hereby; and (iv) all costs and expenses (including the fees and disbursements of counsel, including in-house counsel) of any Creditor Representative incident to
(x) the investigation of any Default or Event of Default, (y) the enforcement, collection, protection or preservation of any right or claim under the Transaction Documents or the custody or preservation of, the sale of, collection from, or other realization upon, any of the Collateral (whether through negotiations, legal proceedings or otherwise), or (z) any workout or restructuring of the transactions contemplated by the Financing Documents; provided that (A) the out-of-pocket costs and expenses of each Creditor Representative incurred on or before the Closing Date in connection with (1) the negotiation, preparation, execution and delivery of the Transaction Documents or any waiver or amendment of, or supplement or modification to, the Transaction Documents, (2) the review of any of the other agreements, instruments or documents referred to in this Common Agreement or any other Financing Document or relating to the transactions contemplated hereby or thereby, and (B) the reasonable fees and disbursements of the Independent Engineer, the Environmental Consultant and the Insurance Consultant for their services rendered to the Secured Parties from time to time (other than fees and disbursements incurred in connection with (1) any investigation of any Default or Event of Default, (2) the enforcement, collection, protection or preservation of any right or claim under the Transaction Documents or the custody or preservation of, the sale of,

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collection from, or other realization upon, any of the Collateral (whether through negotiations, legal proceedings or otherwise), or (3) any workout or restructuring of the transactions contemplated by the Financing Documents) shall be subject to the limitations, if any, set forth in the applicable Fee Letter. In the event that any Secured Party incurs any costs or expenses or renders any services in connection with a Bankruptcy Event of Default, such costs and expenses (including the reasonable charges and expenses of counsel) and the compensation for such services are intended to constitute expenses of administration under any applicable bankruptcy, insolvency or other similar law.

            (b) The Borrower shall pay upon demand any transfer fee payable in connection with any Guarantee.

            (c) The Borrower hereby agrees to indemnify and hold each Secured Party and their respective officers, directors, employees, agents, professional advisors and affiliates (each an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses) that any of them may incur or that may be claimed against any of them by any Person by reason of or in connection with any Funded Debt, Investor Note or other Obligation, any Transaction Document or any investigation, litigation or other proceeding relating to the Project (each, a "Project Matter"), initiated by a Person other than the parties hereto, other than as a result of the Indemnified Person's gross negligence or willful misconduct.

            (d) To the fullest extent permitted by applicable law, the Borrower hereby agrees to defend, indemnify, and hold harmless each Indemnified Person from and against any and all loss, cost, expense, claim, liability, or asserted liability incurred in connection with any and all claims or proceedings for bodily injury, death, property damage, abatement or remediation, or any other injury or damage resulting from or relating, directly or indirectly, to (i) any Contaminant currently located or that came to be located upon the Property (whether or not such Release was caused by the Borrower, a tenant, subtenant, or a prior owner or tenant of the Property and whether or not the alleged liability is attributable to the handling, storage, generation, transportation, or disposal of such Contaminants or the mere presence of such Contaminants on the Property), (ii) any Contaminant that has migrated, leached, or traveled on to or off of the Property, from any source or (iii) the breach or alleged breach of any EHS Requirements by the Borrower, or any EHS Damages (each, an "Environmental Matter").

            (e) The agreements of the Borrower in subsections (b), (c) and (d) above shall be in addition to any liabilities that the Borrower may otherwise have and shall apply whether or not a Secured Party or any other Indemnified Party is a formal party to any lawsuit, claim or other proceeding. Solely for purposes of enforcing the agreements set forth in subsections (b), (c) and (d) above, the Borrower hereby consents, to the extent permitted by law, to personal jurisdiction, service and venue in any court in which any claim or proceeding that relates to a Project Matter or an Environmental Matter is brought against an Indemnified Party.

            (f) The Borrower's obligations under this Section 11.04 shall survive the payment or satisfaction in full of the Obligations. If and to the extent that the obligations of the Borrower under this Section 11.04 are unenforceable for any reason, the Borrower agrees to

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make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable law.

            (g) To the maximum extent permitted by law, the Borrower agrees not to assert, and hereby waives, any claim against the Indemnified Parties, on any theory of liability, for special, indirect, consequential, or punitive damages of any kind whatsoever and whether or not foreseeable, even if the Indemnified Parties have been advised of the possibility thereof and regardless of the form of action in which such damages are sought, arising out of or otherwise relating to the Transaction Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loans or the Investor Notes.

      Section 11.05. Right of Set-off.

            (a) In addition to any rights and remedies of the Secured Parties provided by law or otherwise, upon (i) the occurrence and during the continuance of any Event of Default and (ii) the delivery by the Intercreditor Agent of the notices specified in Section 7.02 to authorize the Facility Administrative Agent to declare the Facility Notes, the Investor Notes, all interest, all Obligations and all other amounts payable under this Common Agreement and the other Financing Documents due and payable pursuant to the provisions of Section 7.02 (provided, that in the case of any Event of Default specified in Section 7.01(g), no such consent shall be necessary), each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Common Agreement, any other Financing Document, any Investor Note or any Facility Note held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Common Agreement, any other Financing Document, such Investor Note or such Facility Note and although such obligations may be unmatured; provided, however, that any amounts obtained by any Secured Party through its right of set-off shall be shared, ratably, by the Secured Parties in accordance with the terms of the Intercreditor Agreement and of Section 7.04 hereof. Each Secured Party agrees promptly to notify the Borrower after any such set-off and application made by such Secured Party; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 11.05 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have.

            (b) The Borrower agrees that, to the extent permitted by applicable law, it shall have no right of set-off, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Secured Parties hereunder are several and not joint.

      Section 11.06. Binding Effect. This Common Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the Secured Parties; provided, however, that, except for the assignment by the Borrower to CFE, and the assumption by CFE, of all of the rights and obligations of the Borrower under the Financing Documents pursuant to and in accordance with the CFE Side Letter (which assignment and assumption shall not release the Borrower from any

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of its obligations under the Financing Documents and shall be subject to the prior written consent of the Intercreditor Agent and following which assignment and assumption the Borrower shall remain jointly and severally liable with CFE for the payment and performance of all such obligations under the Financing Documents), the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all of the Creditors.

      Section 11.07. Use of Name. The Borrower shall not use the name of any Secured Party in any advertisement without the express written consent of such party.

      Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS COMMON AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

      Section 11.09. GOVERNING LAW, SUBMISSION TO JURISDICTION, ETC.

            (a) THIS COMMON AGREEMENT AND EACH OF THE OTHER FINANCING DOCUMENTS (UNLESS SUCH FINANCING DOCUMENT EXPRESSLY STATES OTHERWISE THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            (b) Each of the parties hereto hereby (i) expressly and irrevocably submits and consents to the jurisdiction of any State or Federal court located in the Borough of Manhattan, and any appellate court having jurisdiction over appeals from any of such courts, in any action to resolve any controversy or claim arising out of this Common Agreement or any other Financing Document, (ii) agrees that all claims in such action may be decided in any such court, (iii) irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iv) irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Common Agreement or any other Financing Document in any such court, (v) to the extent the Borrower has or hereafter may acquire any immunity (sovereignty or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Borrower irrevocably waives and agrees not to plead or claim such immunity in respect of its Obligations under this Common Agreement and the other Financing Documents, and (vi) consents to the service of process by registered or certified mail (or any substantially similar form of mail), postage prepaid and return receipt requested, or by personal service within or without the State of New York, at the address for notices referred to in Section
11.02. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Furthermore, each party hereby submits to the competent courts of its corporate domicile in any action or proceeding against it in connection with this Common Agreement or any other Financing Document. Nothing herein shall affect the right of any party to bring legal action or proceedings in any other competent jurisdiction.

            (c) The Borrower hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on its behalf and on behalf of its properties, service of process that may be served in any such action. Service upon the Process Agent shall be deemed to be personal service on the Borrower and shall be legal and binding upon the Borrower for all purposes notwithstanding any failure to mail copies of such legal process to the Borrower, or any failure on the part of the Borrower to receive the same. The Borrower agrees that it shall at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties, and, in the event that for any reason the Process Agent shall not serve as agent for the Borrower to receive service of process in the State of New York on its behalf, the Borrower shall promptly appoint a successor satisfactory to the Facility Administrative Agent so to serve, advise the Facility Administrative Agent thereof, and deliver to the Facility Administrative Agent evidence in writing of the successor agent's acceptance of such appointment. Nothing herein shall affect the right of any party to effect service of process in any other manner permitted by applicable Law.

            (d) To the extent the Borrower may, in any action or proceeding arising out of or relating to any of the Financing Documents brought in Mexico or elsewhere, be entitled under applicable Law to require or claim that any Secured Party post security for costs or take similar action, the Borrower hereby irrevocably waives and agrees not to claim the benefit of such entitlement.

      Section 11.10. Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Financing Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of any Financing Document shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties thereto.

      Section 11.11. Execution in Counterparts. This Common Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      Section 11.12. Severability. Any provision of this Common Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

      Section 11.13. Waiver of Immunity. To the extent that the Borrower may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Common Agreement or any other Financing Document, to claim for itself or its revenues, assets or properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed to the Borrower such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the Law of the applicable jurisdiction.

      Section 11.14. English Language. This Common Agreement and the other Financing Documents shall be in the English language, except as required by the laws of Mexico (in which event English translations, certified by the Borrower to be true, correct and complete, thereof shall be provided by the Borrower to the Intercreditor Agent). All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Common Agreement or any other Financing Document shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the parties hereto shall have the right to rely for all purposes of this Common Agreement and the other Financing Documents; provided, however, that (i) each Principal Subcontract, (ii) all financial statements (other than the audited annual financial statements of each of ICA, Energo and CFE) delivered as a condition to the initial Funding, (iii) the organizational documents, all copies of resolutions or other appropriate actions of the Borrower, each Shareholder and each Sponsor and all powers of attorney delivered as a condition to the initial Funding and (iv) all insurance policies, binders and endorsements delivered as a condition to the initial Funding may be delivered in Spanish, Portuguese or Russian, as applicable, provided that the Borrower shall, no later than the date that is sixty (60) days after the Execution Date, deliver to the Intercreditor Agent English translations thereof, certified by the Borrower as being a true, correct and complete. Notwithstanding the foregoing, (i) the Annexes to the Public Works Contract (other than annex 14), the Bid and the RFP and (ii) copies of any notices, documents or reports delivered or received by the Borrower pursuant to the Public Works Contract may be provided in Spanish; provided, that the Borrower shall deliver to the Intercreditor Agent an accurate English translation thereof within ten (10) days of its request therefor.

      Section 11.15. Judgment Currency. This is an international transaction in which the specification of U.S. Dollars and payment in New York City is of the essence, and the obligations of the Borrower under this Common Agreement and under the other Financing Documents to make payment to (or for the account of) each Secured Party in U.S. Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Secured Party in New York City of the full amount of U.S. Dollars payable to such Secured Party under the Financing Documents to which such Secured Party is party. If for the purpose of obtaining or enforcing judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into another currency (for the purposes of this Section 11.15, hereinafter the "judgment currency"), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures such Secured Party could purchase such U.S. Dollars in New York with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to such Secured Party hereunder (in this Section 11.15 called an "Entitled Person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that, on the Business Day following the receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer U.S. Dollars to New York City with the amount of the judgment currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person on demand, in U.S. Dollars, for the amount (if any) by which the sum originally due to such Entitled Person in U.S. Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

      Section 11.16. Execution of Other Documents; Conflicts. Simultaneously with the execution and delivery of this Common Agreement, the Facility Administrative Agent shall enter into the Intercreditor Agreement on behalf of itself and all Lenders. Each of the Lenders acknowledges solely for the benefit of the other Creditors that it shall be bound by the terms of the Intercreditor Agreement and that all rights, powers and remedies available to each of the Lenders with respect to the Collateral, or otherwise pursuant to the Security Documents, shall be subject to the Intercreditor Agreement. In the event of any conflict or inconsistency between the terms and provisions of this Common Agreement and the terms and provisions of the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall, solely as among the Creditors, and not with respect to the Borrower, govern and control.

      IN WITNESS WHEREOF, the parties hereto have caused this Common Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                     THE BORROWER:

                     CONSTRUCTORA INTERNACIONAL DE
                     INFRAESTRUCTURA, S.A. DE C.V., as the Borrower

                     By:________________________________________________________
                     Name:
                     Title:

                     Address for Notices:

                     Constructora Internacional de Infraestructura, S.A. de C.V. c/o Empresas ICA, Sociedad Controladora, S.A. de C.V. Mineria 145, Edificio D, 3 Piso
                     11800 Mexico, D.F., Mexico
                     Attention: Dr. Jose Luis Guerrero A.
                     Telephone:  (5255) 5272-9991 ext. 2060
                     Telecopier: (5255) 5227-5043

                      [Signature Page to Common Agreement]

                                  THE INTERCREDITOR AGENT:

                                  WESTLB AG, NEW YORK BRANCH,
                                  as Intercreditor Agent

                                  By:___________________________________________
                                  Name: Jared Brenner
                                  Title: Director

                                  By:___________________________________________
                                  Name: Susana Vivares
                                  Title: Associate Director

                                  Address for Notices:

                                  WestLB AG, New York Branch
                                  1211 Avenue of the Americas
                                  New York, New York 10036
                                  Attention: Jared Brenner
                                  Telephone:  1 (212) 852-6116
                                  Telecopier: 1 (212) 852-6386

                      [Signature Page to Common Agreement]

                                  THE LENDERS:

                                  WESTLB AG, NEW YORK BRANCH, as a Lender

                                  By:___________________________________________
                                  Name: Jared Brenner
                                  Title: Director

                                  By:___________________________________________
                                  Name: Susana Vivares
                                  Title: Associate Director

                      [Signature Page to Common Agreement]

                                  BBVA Bancomer, S.A., INSTITUCION DE BANCA
                                  MULTIPLE, GRUPO FINANCIERO BBVA
                                  BANCOMER, SUCURSAL GRAN CAIMAN, as a Lender

                                  By:___________________________________________
                                  Name:
                                  Title:

                                  By:___________________________________________
                                  Name:
                                  Title:

                      [Signature Page to Common Agreement]

                                  HSBC MEXICO S.A., INSTITUCION DE BANCA
                                  MULTIPLE, GRUPO FINANCIERO HSBC, as a Lender

                                  By:___________________________________________
                                  Name:
                                  Title:

                      [Signature Page to Common Agreement]

                                  BANCO SANTANDER CENTRAL HISPANO, S.A.,
                                  NEW YORK BRANCH, as a Lender

                                  By:___________________________________________
                                  Name:
                                  Title:

                                  By:___________________________________________
                                  Name:
                                  Title:

                      [Signature Page to Common Agreement]

                                  DEPFA INVESTMENT BANK LIMITED,
                                  as a Lender

                                  By:___________________________________________
                                  Name:
                                  Title:

                                  By:___________________________________________
                                  Name:
                                  Title:

                      [Signature Page to Common Agreement]

                                  NORDDEUTSCHE LANDESBANK
                                  GIROZENTRALE, NEW YORK BRANCH,
                                  as a Lender

                                  By:___________________________________________
                                  Name:
                                  Title:

                                  By:___________________________________________
                                  Name:
                                  Title:

                      [Signature Page to Common Agreement]

                                  GENERAL ELECTRIC CAPITAL CORPORATION,
                                  as a Lender

                                  By:___________________________________________
                                  Name:
                                  Title:

                      [Signature Page to Common Agreement]

                                 BANCO INTERACCIONES, S.A., INSTITUCION DE
                                 BANCA MULTIPLE, GRUPO FINANCIERO INTERACCIONES, as a Lender

                                 By:____________________________________________
                                 Name:
                                 Title:

                                 By:____________________________________________
                                 Name:
                                 Title:

                      [Signature Page to Common Agreement]

                                  THE FACILITY ADMINISTRATIVE AGENT:

                                  WESTLB AG, NEW YORK BRANCH,
                                  as Facility Administrative Agent

                                  By:___________________________________________
                                  Name: Jared Brenner
                                  Title: Director

                                  By:___________________________________________
                                  Name: Susana Vivares
                                  Title: Associate Director

                                  Address for Notices:

                                  WestLB AG, New York Branch
                                  1211 Avenue of the Americas
                                  New York, New York 10036
                                  Attention: Jared Brenner
                                  Telephone:  1 (212) 852-6116
                                  Telecopier: 1 (212) 852-6386

                      [Signature Page to Common Agreement]

                                  THE NOTE TRUSTEE:

                                  CITIBANK, N.A.,
                                  as Note Trustee

                                  By:___________________________________________
                                  Name:
                                  Title:

                                  Address for Notices:

                                  Citibank, N.A.
                                  111 Wall Street, 14th Floor
                                  New York, New York  10005
                                  Attention:  Citibank Agency & Trust
                                  Telephone:  1 (212) 657 5252
                                  Telecopier: 1 (212) 657 3862

                      [Signature Page to Common Agreement]

                          THE OFFSHORE COLLATERAL AGENT:

                          BANCO SANTANDER CENTRAL HISPANO, S.A.,
                          NEW YORK BRANCH,
                          as Offshore Collateral Agent

                          By:___________________________________________
                          Name:
                          Title:

                          By:___________________________________________
                          Name:
                          Title:

                          Address for Notices:

                          Banco Santander Central Hispano, S.A., New York Branch 45 East 53rd Street
                          New York, New York 10022
                          Attention: Ligia Castro
                          Telephone:   1 (212) 350 3677
                          Telecopier:  1 (212) 350 3647

                      [Signature Page to Common Agreement]

                          THE ONSHORE COLLATERAL AGENT:

                          BANCO SANTANDER MEXICANO, S.A.,
                          as Onshore Collateral Agent

                          By:___________________________________________________
                          Name:
                          Title:

                          By:___________________________________________________
                          Name:
                          Title:

                          Address for Notices:

                          Banco Santander Mexicano, S.A.,
                          as Onshore Collateral Agent
                          Prolongacion Paseo de la Reforma No. 500 Piso 2
                          Mod. 209
                          Col. Lomas de Santa Fe
                          01219 Mexico, D.F.
                          Mexico
                          Attention:  Trinidad Guadalupe Caso Robles
                          Telephone:  (5255) 5257 8000
                          Telecopier: (5255) 5269 1956

                      [Signature Page to Common Agreement]

                                                                  SCHEDULE 1.01A
                            ADMINISTRATIVE DECISIONS

      The following are the Administrative Decisions in respect of which the Intercreditor Agent has discretion:

Common Agreement

      1. Section 6.01(d) (Maintenance of Insurance): in cooperating with the Insurance Consultant and the Facility Administrative Agent, opining as to availability of insurance coverages and reasonableness of premiums and policies and establishing of financial requirements for insurance carriers if Best ratings cease to be published generally;

      2. Section 6.02(k) (Amendments to Project Documents; PWC Change Orders): consents, waivers and approvals in respect of PWC Change Orders of $10 million or less on an individual basis or $20 million or less in the aggregate;

      3. Section 6.02(l) (Subcontractor Change Orders): consents, waiver and approvals in respect of Subcontractor Change Orders of $10 million or less on an individual basis or $20 million or less in the aggregate;

      4. Section 6.02(m) (Transactions with Affiliates): approving certain Affiliate transactions requested by the Borrower after consultation with appropriate third party consultants;

      5. Section 7.03(b)(x) (Remedies): communicating with the Borrower's auditors during the continuance of any Event of Default;

      6. Article III (Prepayments; Taxes): calculations of all payments (other than payments in favor of the Note Trustee or any Note Holder) under Article III;

      7. Section 3.03 (Taxes): processing requests for tax indemnification payments;

      8. Section 10.01 (Appointment and Duties of Intercreditor Agent): exercising the rights and performing the duties of the Intercreditor Agent set forth in this Section;

      9. Section 6.01(q) (Cost Overrun Guarantee): determining whether it is foreseeable that the projected aggregate amount of all Project Costs to be incurred by the Borrower prior to the Project Completion Date exceeds the calculated sum set forth in Section 6.01(q);

      10. Section 6.02(v) (Senior Managers): accepting the replacement to any senior manager removed or replaced thereunder;

      11. Section 4.02 (Conditions Precedent to Each Funding): determining satisfaction or non-satisfaction of a condition precedent contained in Section 4.02 of the Common Agreement other than in respect of the initial Funding;

      12. Definition of Borrower Pledge Agreement: requesting that any Additional Project Contract (other than the Performance Guaranty and Quality Guaranty) be pledged under the Borrower Pledge Agreement; and

      13. Clause (o) of Definition of Fundamental Decision; Section 6.01(q) (Cost Overrun Guarantee): calculating the amount of insurance proceeds available to the Borrower in accordance with the terms of the Common Agreement to be applied to the repair or replacement of Works.

      14. Section 9.07 (Successor Agents): removal of any Collateral Agent and appointment of any successor pursuant to Section 9.07(b).

      15.   Definition of Cost Overrun LC, Disbursement LCs, Junior Performance
            LC: determining whether the relevant letter of credit is in form and substance satisfactory to the Intercreditor Agent (but excluding the determination of whether a financial institution that is not an Acceptable LC Provider is acceptable to the Intercreditor Agent as a Cost Overrun LC Provider or Disbursement LC Provider).

      16. Definition of Permissible Critical Event Delay, Permissible Project Completion Delay and Permissible Provisional Acceptance Delay: approving the form and substance of CFE's written recognition of its obligation to pay all documented financial costs incurred by the Borrower as a result of the applicable delay.

      17. Definition of Subordinated Debt: directing the Borrower to establish a perfected, first priority Lien in favor of the Onshore Collateral Agent or the Onshore Collateral Agent.

      18. Section 4.01(l) (Opinions): determining whether the date as of which any of the legal opinions required thereunder is dated is acceptable, determining whether special New York counsel to the Onshore Collateral Agent, the Onshore Collateral Agent and the Offshore Depositary Bank is acceptable for purposes of providing the legal opinion set forth in Section 4.01(l)(viii), and determining whether special Mexican counsel to the Onshore Collateral Agent is acceptable for purposes of providing the legal opinion set forth in
            Section 4.01(l)(ix).

      19. Section 7.01(w) (Independent Engineer Testing Report): determining whether the report of the Independent Engineer referred to in
            Section 7.01(w) is in form and substance satisfactory to the Intercreditor Agent.

Depositary Agreement

      1. Section 4.04(a) (Allocations from the Dollar Loss Proceeds Account): approving the certificate of the Borrower's Representative certifying as to the satisfaction of requirements and conditions set forth in Section 6.01(d)(v) of the Common Agreement.

      2. Section 4.04(b) (Allocations from the Dollar Loss Proceeds Account): determining the amount of insurance proceeds or Taking proceeds on deposit in the Dollar Loss Proceeds Account that is required to be applied as a repayment of the Loans and redemption of the Investor Notes pursuant to Section 3.01(b)(i) of the Common Agreement.

      3. Section 4.04(c) (Allocations from the Dollar Loss Proceeds Account): determining the amount on deposit in the Dollar Loss Proceeds Account received pursuant to the last sentence of Section 3.01(c) of the Common Agreement.

      4. Section 5.03(A)(i) (Release): determining whether or not a Cost Overrun Amount exists and calculating any such Cost Overrun Amount.

      5. Section 6.01(a) (Investments): Following delivery to the Offshore Depositary Bank of a Notice of Exclusive Contract and until written revocation of such notice is delivered to the Offshore Depositary Bank by the Intercreditor Agent, determining how to invest amounts held by the Offshore Depositary Bank in any Offshore Account and so instructing the Offshore Collateral Agent to direct the Offshore Depositary Bank.

      6. Section 7.03 (Resignation and Removal of Offshore Depositary Bank): removal of the Offshore Depositary Bank under Section 7.03(b) of the Depositary Agreement; appointment of a successor Offshore Depositary Bank pursuant to Section 7.03(a) or (b) of the Depositary Agreement.

      7. Section 9.09(c) (Governing Law; Submission to Jurisdiction): approving any successor to the Process Agent appointed by the Borrower.

General Provision

      All other routine, administrative or ministerial matters under the Financing Documents, the decision (i) with respect to which matters could not reasonably be expected to result in an Event of Default or have a material adverse effect on the interests of any Secured Party and (ii) which does not constitute a Fundamental Decision or a Supermajority Decision and is not a decision with respect to which the Common Agreement or the Intercreditor Agreement requires the instruction or direction of the Intercreditor Agent by any Creditor or Creditors or their Designated Creditor Agents or their approval or consent.

                                                                SCHEDULE 4.01(r)

                                 SENIOR MANAGERS

                                SCHEDULE 4.01 (r)
                                EL CAJON PROJECT
                              ORGANIZATIONAL CHART

                             [ORGANIZATIONAL CHART]

                                                                SCHEDULE 5.01(c)

                             GOVERNMENTAL APPROVALS

                           PART A OF SCHEDULE 5.01(c)

GOVERNMENTAL APPROVALS REQUIRED TO BE OBTAINED ON OR BEFORE THE CLOSING DATE THAT HAVE BEEN DULY OBTAINED AND VALIDLY ISSUED AND ARE IN FULL FORCE AND EFFECT

                                                                                                  DATE OF THE
                         APPROVAL                                    AUTHORITY     ADDRESSEE       APPROVAL
                         --------                                    ---------     ---------       --------
A.1. Conditioned Environmental Impact Authorization for the          SEMARNAT          CFE         August 23, 00
construction, operation and maintenance of the Access Road
(Autorizacion condicionada en Materia de Impacto Ambiental
("RIA") para la construccion, operacion y mantenimiento del
Camino de Acceso)

A.2. Conditioned Environmental Impact Authorization for the          SEMARNAT          CFE        August 27,02
construction, operation and maintenance of the Project
(Autorizacion condicionada en Materia de Impacto Ambiental para la construccion, operacion y mantenimiento del Proyecto)

A.3. Conditioned authorization to modify the use of forest lands     SEMARNAT          CFE         February 25,
- Access Road (Autorizacion condicionada de cambio de utilizacion                                  02
de terrenos forestales para el Camino de Acceso)

A.4. Partial and conditioned authorization to modify the use of      SEMARNAT         Resident     April 23, 03
forest lands - Project (Autorizacion parcial condicionada de cambio de utilizacion de terrenos forestales para el Proyecto)

A.5. Registration with the National Forest Registry - Access Road    SEMARNAT         Resident      November
(Inscripcion en el Registro Forestal Nacional-Camino de Acceso)                                     26, 2002

A.6. Registration with the National Forest Registry - Project        SEMARNAT         Resident      June 3,
(Inscripcion en el Registro Forestal Nacional-Proyecto)                                             2003

A.7. Use of Soil and Construction License - Santa Maria del Oro     Municipality      Resident     Undated but
Municipality (Autorizacion de Cambio de Uso de Suelo y Licencia     Bureau of                      received on
de , Construccion- Terreno de uso comun a infraestructura           Public Works                   May 26, 03
hidraulica)                                                         and Services

A.8. Use of Soil and Construction License - La Yesca Municipality   Municipality      Resident     Undated but
(Autorizacion de Cambio de Uso de Suelo y Licencia de                                              received on
Construccion - Terreno de uso comun a infraestructura hidraulica)   Bureau of                     April 29, 03
                                                                    Public Works
                                                                    and Services

A.9. Permits for the Extraction of Materials (Permisos para la      CNA               Borrower      Eleven
Extraccion de Materiales)                                                                         approvals
                                                                                                 for extraction
                                                                                                 (see attached list)

A.10. Authorization for the final disposal of non-hazardous solid   Santa Maria       Borrower     August 5,
waste (deriving from the dining rooms at the Project)                del Oro                       03 (1)
(Autorizacion para deposito de residuos solidos)                    Municipality

A.11. Waste Waters Discharge Authorization - Movable Sanitary       Santa Maria     Sani Movil    August 26, 03
Cabinets (Autorizacion para descarga de aguas negras provenientes    del Oro          2000
de casetas sanitarias portatiles) (2)                               Municipality

A.12. Registration as Hazardous Waste Generator and Authorization    SEMARNAT         Borrower        May 9,
for Temporary Storage of Hazardous Waste (Inscripcion como                                          2003 (3)
Generador de Residuos Peligrosos- Registro Ambiental)

A.13. Certificates of Non-interference of the Works corresponding                      CFE
to the Access Roads with works in construction or planned by other Federal, State and

--------------------------
(1) The Borrower and Sani Movil 2000, S.A. de C.V., a service provider contracted by the Borrower, obtain monthly authorizations for the final disposal of solid waste deriving from the dining rooms, at the municipal solid waste dumpsite; the Municipality has also issued authorizations for Sani Movil to transport such waste to the dumpsite; the Borrower has applied for an environmental impact authorization of a sanitary landfill for the final disposal of non-hazardous solid waste generated at the site; such landfill application is in process.

(2) CIISA filed on December 17, 2003 with the CNA, the corresponding services request and application for permit of wastewaters discharge; for current discharge of wastewaters from temporary sanitary cabinets, Sani Movil 2000, S.A. de C.V., a service provider hired by CIISA for such purpose, has been obtaining the corresponding monthly permits.

(3) Due to the nature of the hazardous waste that will be generated at the Site, and as such hazardous waste will not be finally disposed of at the site nor stored there for long periods, the Borrower must obtain registration as generator of hazardous waste, which it has obtained and will need to be supplemented each time the generated waste (either in type, volume and other characteristics) changes. Such registration includes the permit to temporarily store such waste. As of the date hereof, the Borrower has reported generation of the following hazardous waste: oils and oil polluted materials including containers, biological/infectious waste, piercing-cutting waste and filters and batteries. The Borrower has contracted and will contract as required, the services of persons that have been granted with permits for the transportation, storage and final disposal of such hazardous waste.

Municipal entities (Certificados de no interferencia de los trabajos del Camino de Acceso con obras y planes) :

      Secretaria de Comunicaciones y Transportes                       SCT            CFE          September
                                                                                                   27, 00  and
                                                                                                   September
                                                                                                   21, 01

      Secretaria de Obras Publicas-Nayarit                             SOP            CFE          September
                                                                                                   25, 01

      Secretaria de Desarrollo Economico, Turismo, Nayarit             SDE            CFE          October 2,
                                                                                                   01

      Secretaria de Planeacion-Nayarit                                 SP             CFE          October 11,
                                                                                                   01

A.14. Certificates of non-interference of the works corresponding to the Project with works or plans of other Federal, State and Municipal entities (Certificados de no interferencia de los trabajos del Proyecto con obras y planes):

      Santa Maria del Oro Municipality, State of Nayarit            Santa Maria     Resident      May 24, 02
                                                                      del Oro

      Comision Nacional del Agua                                       CNA          Resident      April 11,95

      Jala Municipality, State of Nayarit;                             Jala         Resident      May 22,02

      Ixtlan del Rio Municipality, State of Nayarit;                  Ixtlan        Resident      May 22,02

      La Yesca Municipality, State of Nayarit                         Yesca         Resident      April 29,03

      Hostotipaquillo Municipality, State of Jalisco.            Hostotipaquillo    Resident      May 22 and
                                                                                                  24, 02

A.15. Non-objection Official Communication from the Instituto
Nacional de Antropologia e Historia - Access Roads                    INAH            CFE         May  13, 02

A.16. Non-objection Official Communication from the Instituto
Nacional de Antropologia e Historia - Project                         INAH            CFE          March 28,
                                                                                                   03

A.17. Authorization for purchase, storage and use of explosives (3)   SEDENA          CECSA         December
(Autorizacion para la compra, almacenamiento y uso de explosivos)                                   29, 03

A.18. Authorization for the use of land and installation and        Santa Maria       CECSA         November
construction of the camps known as "Mesa de los Remolinos" and       del Oro                        17, 03
"Km 28" - Access Road (Licencia de uso de suelo para la             Municipality
instalacion de campamentos y licencia de construccion).
                                                                    Bureau of
                                                                    Public Works

A.19. Registration of the Investor Notes in the Special Section        CNBV           Borrower      November
of the Mexican Securities Registry (Registro de los Pagares en la                                   3, 03
Seccion Especial del Registro Nacional de Valores)

A.20. Filing of Training Programs with the Ministry of Labor or        STPS            CECSA      Applied for
adhesion to Training Programs of such Ministry (Presentacion de                                   adhesion on
Programas de Capacitacion y Adiestramiento ante la Secretaria de                                  October 7,03
Trabajo y Prevision Social para su aprobacion o adhesion a los sistemas de la Secretaria)

A.21. Authorization for the construction or modification of works in Federal areas (Autorizacion para la construccion o
modificacion de obras en zonas federales)                             CNA              CFE          Obtained
                                                                                                     from a
                                                                                                 hydraulic and
                                                                                                   hydrologic
                                                                                                  perspective
                                                                                                  on July 16,
                                                                                                      2002

_____________________________
(3) By means of official communication dated December 29, 2003, the Ministry of National Defense renewed the permit for the acquisition and storage of explosives to the Borrower; the permit will be effective for one year and specifies volumes, use and storage sites. When required, the Borrower shall continue using dully authorized service providers for the acquisition, supply, use and storage of explosives such as Explosivos y Servicios para la Construccion, S.A. de C.V. or Explosivos de Norteamerica, S.A. de C.V. For the transportation of explosives, the Borrower has hired the services of Transporte Especializado de Explosivos, S.A. de C.V.

                                                                SCHEDULE 5.01(c)
                                                 Attachment to Part A - See A.9.

         LIST OF AUTHORIZATIONS REQUIRED AND OBTAINED IN CONNECTION WITH
                  THE EXTRACTION OF MATERIALS IN FEDERAL AREAS

The National Waters Commission ("CNA") has authorized the extraction of materials at 11 different areas ("bancos"). The permits are effective for five years and make reference to the authorized volumes of materials to be extracted. Duties for the obtaining of the relevant concession must be, and have been, paid before initiating the extraction. Duties must also be paid regarding volume of materials extracted. The authorizations provide for the prohibition to keep materials in Federal areas.

                                                                  DATE OF
      APPROVAL                            AREA                    APPROVAL
      --------                            ----                    --------
CNA's official communication No.   Palmita                      June 30, 2003
BOO.00.R09.04.3/5357/2003 04624

CNA's official communication No.   Palmilla margen derecho      June 30, 2003
BOO.00.R09.04.3/5355/2003 04622

CNA's official communication No.   Palmilla margen izquierdo    June 30, 2003
BOO.00.R09.04.3/5354/2003 04620

CNA's official communication No.   El Arroyo                    June 30, 2003
BOO.00.R09.04.3/5356/2003 04623

CNA's official communication No.   Pena Morada                  June 30, 2003
BOO.00.R09.04.3/5360/2003 04625

CNA's official communication No.   Agua Caliente                June 30, 2003
BOO.00.R09.04.3/5359/2003 04626

CNA's official communication No.   El Brasil                    June 30, 2003
BOO.00.R09.04.3/5358/2003 04627

CNA's official communication No.   La Pena                      July 3, 2003
BOO.E.33.1.-0853 02783

CNA's official communication No.   Los Cantiles                 July 9, 2003
BOO.E.33.1.-0858 03041

CNA's official communication No.   El Remanso                   July 3, 2003
BOO.E.33.1.-0859 02785

CNA's official communication No.   La Islita                    July 3, 2003
BOO.E.33.1.-0855 02814

                                                                SCHEDULE 5.01(c)

                             GOVERNMENTAL APPROVALS

                           PART B OF SCHEDULE 5.01(c)

      GOVERNMENTAL APPROVALS REQUIRED TO BE OBTAINED AFTER THE CLOSING DATE

                                                                   STAGE
                                                                   WHEN
                    APPROVAL/ISSUING AUTHORITY                  REQUIRED(4)      RESPONSIBLE               COMMENTS
                    --------------------------                  -----------      -----------               --------
B.1.  Concession for the use and exploitation of underground                      Borrower       Applications for the use of
and surface waters (Titulo de concesion para el uso,                                             underground waters were submitted
aprovechamiento y explotacion de aguas subterraneas y                                            on November 6, 03 and January 19,
superficiales) - CNA                                                                             04 and are in process

B.2. Registration of concession with the Public Registry of
Rights to Use Waters                                             Upon              Borrower
(Inscripcion del titulo de concesion de uso de aguas en el      obtaining
Registro Publico de Derechos de Agua) - RPDEA                   concession

B.3. Concession or assignment for the use of  waters            07/2006             CFE          Assignment obtained, October 7, 02
(Concesion o asignacion para el uso o aprovechamiento                                            (annual volume 2,888 million
de aguas nacionales) - CNA                                                                       cubic meters)

B.4. Environmental impact authorization for the final
disposal of non-hazardous solid waste (Autorizacion en                             Borrower      An environmental impact statement
materia ambiental para la disposicion final deresiduos                                           is being prepared by engineers
solidos)- SEMARNAT                                                                               and environmental experts of the
                                                                                                 Borrower to apply for a sanitary
                                                                                                 landfill for such  final
                                                                                                 disposal

--------------------------
(4) All those approvals of which the "Stage when required" is not determined herein, will be required at more advanced construction or operation stages, when the natural resource/activity they refer to is either used, disposed of, exploited, operated, generated, disposed of or as applicable. The Borrower has filed or will file the corresponding applications in due course; in the event a relevant approval is required for a resource nearly to be used or exploited or an activity near to start without the approval having been obtained, then the Borrower will contract the services of an acceptable and duly authorized service provider.

B.5. Environmental impact authorization for the exploitation                      Borrower       Application regarding the Cerro
of the "Cerro Blanco"material mines (Autorizacion en materia                                     Blanco bank was filed on October
ambiental para la explotacion del banco de material petreo                                       28, 03.
Cerro Blanco) -  INADES

B.6. Environmental impact authorization for the "El Vertedor"     08/2004           CFE           Obtained May 26, 03
material mine (Autorizacion para la apertura del banco de
materiales "El Vertedor y relleno sanitario
correspondiente) - INADES

B.7. Authorization for the occupation of Federal area           At the              CFE           Applied for by CFE on April 4, 02.
(Titulo de concesion de ocupacion de zona federal) - CNA.      operations
                                                               stage.

B.8. Operating License (Licencia de Funcionamiento) -            05/2007            CFE
 MUNICIPALITY

B.9. Relocation of affected population program (Programa de      2006               CFE          Upon finalizing the expropriation
reacomodo de comunidades) - MUNICIPALITY                                                         process the construction of new
                                                                                                 towns will be defined.

B.10. Delimitation of Federal area and area to be                                   CFE          It has been done by CNA but will
protected - CNA                                                                                  be modified at the end of the
                                                                                                 expropriation process.

B.11. Semiannual report on monitored wastewater (Analisis                          Borrower      Once the permits for the discharge
semestral de descargas deaguas residuales) - CNA                                                 of waste waters are obtained, the
                                                                                                 Borrower will start submitting
                                                                                                 these reports.

B.12. Semiannual report on hazardous waste (Reporte                                Borrower      First report submitted on December
semestral de residuos peligrosos) - SEMARNAT                                                     9, 2003; the following reports
                                                                                                 will be submitted on July and
                                                                                                 January of each year.

B.13. Control of emissions to the atmosphere Program                               Borrower
(Programa de control de emisiones  a la atmosfera)
- SEMARNAT

B.14. Sole Environmental License (Licencia ambiental unica)      To be              CFE
and related operating license - SEMARNAT                       applied for
                                                                6 months
                                                                before
                                                               operation

B.15. General Compliance with all other conditions-programs                          CFE
-monitoring and reporting requirements provided in the RIAs                       Borrower
as well as all other  obligations provided in the                                   and
environmental laws, regulations and official rules                              subcontract to
-RELEVANT AUTHORITY                                                                  rs

B.16. Registration of the Borrower Pledge Agreement with the     05/12/04          Borrower
Public Registry of  Property and Commerce
of Mexico City, Federal District (Inscripcion del contrato
de prenda sin transmison de posesion en el Registro Publico
de la Propiedad y del Comercio del D.F.)

                                                                SCHEDULE 5.01(j)

                          ENVIRONMENTAL NON-COMPLIANCE

                                      NONE

                                                                SCHEDULE 5.01(r)

                                 EASEMENTS, ETC

The two expropriation processes of the lands to become federal areas related to
1) the area of principal structures and basic infrastructure and 2) the Access Road have not been completed. However, CFE has entered into advanced occupation agreements (convenios de ocupacion anticipada) with the owners, holders of legal title, ejidatarios, comuneros, agrarian communities or ejidos of the required lands for the construction of the Access Road and the early stages of the construction of the Project.

In a later stage of the Project, the reservoir area (area de embalse) will affect the Ejido Los Mezquites, Municipality of Ixtlan del Rio, the Ejido Cofradia de Buenos Aires, Municipality of Jala and Ejido Juanacaxtle, Municipality of La Yesca. The files corresponding to the initiation of the expropriation process of these lands are being integrated. The reservoir area will also affect four owners of the so called "pequena propiedad" in the Municipality of Hostotipaquillo, State of Jalisco and four more in the Municipality of La Yesca, State of Nayarit. The respective files are being prepared in order for CFE to acquire legal title of those lands.

In any case, CFE has obtained consent of the owners, holders of legal title, ejidatarios, comuneros, ejidos and agrarian communities for the construction of the Project and Access Road.

                                                               SCHEDULE 5.01(hh)

                               POWERS OF ATTORNEY

      As of the Closing Date, the Borrower has granted the following powers of attorney:

I. Pursuant to the Borrower's articles of incorporation as evidenced by public deed number 158,595, granted before Mr. Jesus Castro Figueroa, notary public number 38 of Mexico, Federal District, on February 6, 2003:

      1.    Jorge Arturo Santoyo Vazquez;

      2.    Enrique Gavaldon Enciso;

      3.    Jose de Jesus Salazar Torres;

      4.    Luis Carlos Romandia Garcia;

      5.    Luis Horcasitas Manjarrez;

      6.    Pedro Martinez Becerril;

      7.    Rafael Perez Hernandez;

      8.    Enrique Torres Salazar;

      9.    Juan Jose Luis Grageda Salinas; and

      10.   Jorge Bernardo Aguirre Quintana.

      Such powers of attorney confer authority for lawsuits and collections and acts of administration. In the case of Luis Horcasitas Manjarrez, Jorge Bernardo Aguirre Quintana and Jorge Arturo Santoyo Vazquez the powers of attorney include the authority to grant and revoke powers of attorney.

II. Pursuant to the resolution by the board of directors of Borrower dated March 19, 2003:

      1.    Jose Luis Guerrero Alvarez;

      2.    Jorge Bernardo Aguirre Quintana;

      3.    Luis Horcasitas Manjarrez;

      4.    Victor Humberto Bravo Martin; and

      5.    Gabriel de la Concha Guerrero.

      Such special powers of attorney confer authority to carry out all necessary actions for the negotiation, execution and fulfillment of the Public Works Contract, the Credit Agreement and promissory notes thereunder, the Stock Pledge Agreements and any other documents related thereto.

III. Pursuant to the resolution by the board of directors of Borrower dated March 19, 2003, the board of directors granted a special power of attorney in favor of CT Corporation System to receive on behalf of the Borrower, in any jurisdiction, all kinds of notifications in relation to any judicial, administrative or arbitration proceedings derived from or related to the Credit Agreement.

IV. Pursuant to the resolution by the board of directors of Borrower dated January 21, 2004.

      1.    Jose Luis Guerrero Alvarez;

      2.    Jorge Bernardo Aguirre Quintana;

      3.    Luis Horcasitas Manjarrez;

      4.    Victor Humberto Bravo Martin; and

      5.    Gabriel de la Concha Guerrero.

      Such special powers of attorney confer authority to carry out all necessary actions for the negotiation, execution and fulfillment of the Public Works Contract, the corresponding Financing Documents and any other documents related thereto.

V. Pursuant to the resolution by the board of directors of Borrower dated January 21, 2004, the board of directors granted a special power of attorney in favor of CT Corporation System to receive on behalf of the Borrower, in any jurisdiction, all kinds of notifications in relation to any judicial, administrative or arbitration proceedings derived from or related to the corresponding Financing Documents.

VI. Pursuant to the resolution by the board of directors of Borrower dated February 24, 2004, the board of directors granted a power of attorney in favor of WestLB, AG New York Branch and Banco Santander Central Hispano, S.A. New York Branch to operate and administer the accounts that the Borrower will open with Banco Santander Central Hispano, S.A. New York Branch pursuant to the Depositary Agreement.

                                                               SCHEDULE 5.01(jj)

                                  CAPITAL STOCK

                                CAPITAL STRUCTURE
           CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V.

                                                                                              PERCENTAGE
                                     NO. OF                                                   OF SHARES OF
                                SHARES OF CAPITAL                 STOCK                         CAPITAL
                                STOCK ISSUED AND                CERTIFICATE                     STOCK
       SHAREHOLDER                 OUTSTANDING       CAPITAL       NO.           VALUE          OWNED
       -----------                 -----------       -------       ---           -----          -----
Promotora e Inversora
ADISA, S.A. de C.V.           175 - Series A           Fixed        1           $17,500.00       35%
("Piadisa")

La Peninsular Compania        25 - Series A            Fixed        2           $ 2,500.00
Constructora, S.A. de C.V.    75 - Series B            Fixed        2           $ 7,500.00       20%
("Peninsular")

Ingenieros Civiles            55 - Series A            Fixed        3           $ 5,500.00
Asociados, S.A. de C.V.       75 - Series B            Fixed        1           $ 7,000.00       26%
("ICASA")                                                           4           $   500.00

Open Joint Stock
Company "Power                95 - Series B            Fixed        3           $    9,500       19%
machines - ZTL, LMZ,
Electrosila,
Energomachexport"
("Energo")
                                 ---                   ----        ----         ----------      ---
     TOTAL                       500                    N/A        N/A          $   50,000      100%
                                 ---                   ----        ----         ----------      ---

                             EQUITY OWNERS OF ICASA:

             SHAREHOLDER                                    PARTICIPATION %
             -----------                                    ---------------
Promotora e Inversora Adisa, S.A. de C.V.                    99.999999937%

Grupo ICA, S.A. de C.V.                                         .00000004%

Empresas ICA Sociedad Controladora, S.A. de C.V.               .000000003%

Asesoria Tecnica y Gestion Administrativa, S.A. de C.V.         .00000002%

                                                                ---------
         TOTAL                                                        100%
                                                                ---------

                            EQUITY OWNERS OF PIADISA:

             SHAREHOLDER                                   PARTICIPATION %
             -----------                                   ---------------
Constructoras ICA, S.A. de C.V.                            99.999999999%

Grupo ICA, S.A. de C.V.                                     0.000000001%
                                                           ------------
         TOTAL                                                      100%
                                                           ------------

                          EQUITY OWNERS OF PENINSULAR:

             SHAREHOLDER                                   PARTICIPATION %
             -----------                                   ---------------
Corporacion Coin, S.A. de C.V.                                  0.17%

La Nacional Compania Constructora, S.A. de C.V..               90.63%

HSBC Bank Mexico, S.A., en su caracter de fiduciario
del Fideicomiso FG047                                           9.20%
                                                              ------
         TOTAL                                                100.00%
                                                              ------

                             EQUITY OWNERS OF ENERGO

             SHAREHOLDER                                   PARTICIPATION %
             -----------                                   ---------------
Open Joint Stock Company "AKB Rosbank"                         69.15%

Close Joint Stock Company "ABN AMRO                             9.65%
BANK A.O."

Siemens Aktiengesellschaft                                      4.38%

Close Joint Stock Company "DDK"                                 4.21%

Commercial Bank "J. P. Morgan Bank International"
(Limited)                                                       2.52%

Close Joint Stock Company "ING Bank (Eurasia)"                2.3224%

Open Joint Stock Company "Baltic                                1.75%
Investment Bank"

Other legal entities(1)                                       3.6476%

Other individuals(1)                                            2.37%
                                                              ------
         TOTAL                                                   100%
                                                              ------

------------------------
(1) Each individual shareholder included in this category owns less that 1% of the Capital Stock of Energo

                                                                SCHEDULE 6.01(d)

                             INSURANCE REQUIREMENTS

            (a) Insurance Maintained by the Principal Subcontractors. The Borrower shall cause each Principal Subcontractor to maintain in full force and effect at all times on and after the Closing Date and continuing until the Project Completion Date insurance policies as specified in, and otherwise complying with the insurance requirements set forth in, the Principal Subcontract to which such Principal Subcontractor is a party. The insurance policies required by this clause (a) of this Schedule 6.01(d) shall be amended, except in the case of Workers' Compensation Insurance, to waive any rights by the insurer to subrogate against all sub-contractors, the Borrower, the Secured Parties and their respective officers and employees and to include as additional insureds all sub-contractors, the Borrower, the Secured Parties and their respective officers and employees.

            (b) Insurance Maintained by the Borrower.

            The Borrower shall procure at its own expense and maintain in full force and effect at all times on and following the Closing Date (except, with respect to the transit insurance described in Clause (b)(G)(iii) of this
Schedule 6.01(d), as noted in Clause (b)(G) below) and continuing so long as any Loan shall remain unpaid, any Investor Note shall remain Outstanding, any Lender shall have any Commitment under the Credit Agreement or any Obligation shall remain unpaid or unperformed, insurance policies with insurance carriers meeting the requirements set forth in Section 6.01(d)(iii)(A) of the Common Agreement, with limits and coverage provisions sufficient to satisfy the requirements set forth in each of the Project Documents, but in no event less than the limits and coverage provisions set forth below:

            A. Workers' Compensation Insurance: On or prior to the date on which the Borrower first employs any personnel, workers' compensation insurance as required by applicable Mexican laws and, to the extent exposure exists for ex-patriots, US Longshoremen & Harbor Workers and the Jones Act.

            B. Employer's Liability Insurance: On or prior to the date on which the Borrower first employs any personnel, employer's liability insurance (including Occupational Disease) as required by applicable Mexican laws and, to the extent exposure exists for ex-patriots, such employer's liability will be in a limit of not less than U.S.$1,000,000 per accident. A maximum deductible or self-insured retention of U.S.$25,000 shall be allowed.

            C. General Liability Insurance: Liability insurance on an occurrence basis, unless otherwise approved by the Administrative Agent, against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, blanket contractual, premises/operation, explosion, collapse and underground hazards coverage, broad form property damage, broad form contractual liability, personal injury insurance, independent contractors liability and hostile fire liability with a U.S.$1,000,000 minimum limit per occurrence and U.S.$1,000,000 in the aggregate, for combined bodily injury and property damage; provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Project. A maximum deductible or self-insured retention of U.S.$5,000 shall be allowed.

            D. Automobile Liability Insurance: Automobile liability insurance against claims for personal injury (including bodily injury and death) and property damage covering all owned, leased non-owned and hired motor vehicles, as applicable, including loading and unloading, with a U.S.$1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate Mexican insurance provisions wherever applicable.

            E. Umbrella Excess Liability Insurance: Umbrella Excess Liability Insurance of not less than U.S.$100,000,000 per occurrence and in the aggregate. Such coverages shall be over and above coverage provided by the policies described in paragraphs (B), (C) and (D) above whose limits shall apply toward the U.S.$100,000,000 limits set forth in this section. The umbrella and/or excess policies shall not contain endorsements which restrict coverages as set forth in paragraphs (B), (C) and (D) above, and which are provided in the underlying policies. If the policy or policies provided under this paragraph (E) contain(s) aggregate limits applying to other operations of Borrower other than the Project, and such limits are diminished below U.S.$50,000,000 by any incident, occurrence, claim, settlement or judgment against such insurance which has caused the carrier to establish a reserve, the Borrower shall take immediate steps to restore such aggregate limits or shall provide other equivalent insurance protection for such aggregate limits.

            F. Aircraft/Watercraft Insurance: If the performance of any of the Project Documents requires the use of any aircraft or watercraft that is owned, leased or chartered by the Borrower, aircraft, marine or charterer's liability insurance, as the case may be, with a U.S.$50,000,000 minimum limit per occurrence for combined property damage and bodily injury, including passengers and crew.

            G. Builder's Risk Insurance: From the point of groundbreaking (except, with respect to the transit insurance described in Clause (b)(G)(iii) of this Schedule 6.01(d), as noted in Clause (b)(G) below) and through the Project Completion Date, or until such time as cover is provided under an operational insurance coverage, builder's risk insurance on an "all risk basis" on a completed value form with "extended coverage" (including earthquake (subject to the next paragraph), flood, collapse, sinkhole and mine subsidence) and "soft cost coverage" on an "agreed amount" basis and providing (i) coverage for the Project, including removal of debris, insuring the buildings, structures, machinery, equipment, facilities, fixtures and other properties constituting a part of the Project in a minimum aggregate amount not less than full replacement value of the Project, subject to an annual aggregate limit of U.S.$25,000,000 for flood coverage and for earthquake coverage; (ii) off-site coverage with a per occurrence limit of U.S.$2,500,000 or such higher amount as is sufficient to cover off-site equipment for which there have been progress payments; (iii) transit coverage (including ocean cargo where ocean transit will be required) with a per occurrence limit sufficient to cover the full insurable value of any machinery, equipment or other properties constituting a part of the Project or that is anticipated to become a part of the Project (from the time that the same is ready to be shipped or otherwise transported from the premises of its manufacturer and continuing until the same is delivered to the Site and is covered by builder's risk insurance on an "all risk basis", including each loading and unloading of the same); (iv) coverage for operational testing and start-up with the same dollar coverage and modifications as set out in (G)(i) above; and (v) business interruption insurance (of a "delay", "delay in start-up" or "alop" nature) in a minimum aggregate amount no less than the sum of twelve (12) months debt service, fixed costs and other continuing expenses on an "all risk" basis, as set forth in (G)(i) through (G)(iv) above. All such policies may have deductibles of not greater than U.S.$100,000 per loss and business interruption/delay in start-up coverage shall have a deductible not greater than a sixty (60) day waiting period; operational testing and Acts of God shall have a deductible of not greater than U.S.$500,000. Notwithstanding the foregoing, the Borrower shall be required to procure and maintain in full force the transit insurance in described in subclause (iii) of this Clause (b)(G) commencing on the date that is not fewer than thirty (30) days prior to any actual shipment of property described in such subclause (iii).

            H. Earthquake Coverage: Earthquake coverage shall include coverage for movement, earthquakes, shocks, tremors, landslides, mine subsidence, volcanic activity, sinkhole coverage, or any other earth movement, all whether direct or indirect, approximate or remote or in whole or in part caused by, contributed to or aggravated by any physical damage insured against by such policy regardless of any other cause or event that contributes, concurrently or in sequence, to the loss.

            I. Flood Coverage: Flood coverage shall include, but not be limited to, coverage for waves, tide or tidal water, of lakes, ponds, reservoirs, rivers, harbors, streams, or other bodies of water, whether or not driven by wind.

            J. Endorsements: All policies of liability, physical damage and business interruption insurance to be maintained by the Borrower shall provide for waivers of subrogation in favor of the Secured Parties and their respective Affiliates, officers, agents and employees (and such other Persons as may be required by the Project Documents). All policies of liability insurance required to be maintained by the Borrower under this clause (b) shall be endorsed as follows:

                  (i) To provide a severability of interest and cross liability clause if more than one party is an insured.

                  (ii) That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Secured Parties.

                  (iii) To name the Secured Parties and their respective Affiliates, officers, employees and agents (and such other Persons as may be required by the Project Documents) as additional insureds (except in the case of workers' compensation).

            (c) Waiver of Subrogation. The Borrower hereby waives any and every claim for recovery from the Secured Parties for any and all loss or damage covered by any of the insurance policies to be maintained under this Common Agreement to the extent that such loss or damage is recovered under any such policy. Inasmuch as the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), the Borrower shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

            In the event any insurance (including the limits or deductibles thereof) hereby required to be maintained shall not be reasonably available and commercially feasible in the commercial insurance market, the Intercreditor Agent shall not unreasonably withhold its agreement to waive such requirement to the extent the maintenance thereof is not so available; provided, however, that
(i) the Borrower shall first request any such waiver in writing, which request shall be accompanied by written reports provided to each of the Intercreditor Agent and the Insurance Consultant and prepared by an insurance broker acceptable to the Intercreditor Agent certifying that such insurance is not reasonably available and commercially feasible in the commercial insurance market for hydroelectric facilities of similar type, location and capacity (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions; (ii) the Insurance Consultant shall have, after reviewing such written reports, provided a written statement to the Intercreditor Agent in form and substance reasonably acceptable to the Intercreditor Agent agreeing with such conclusions; (iii) at any time after the granting of any such waiver, but not more often than once every three (3) months, the Intercreditor Agent may request, and the Borrower shall furnish to the Intercreditor Agent and the Insurance Consultant within thirty (30) days after such request, supplemental reports reasonably acceptable to the Intercreditor Agent from such acceptable insurance broker updating its prior reports and reaffirming such conclusions; and (iv) any such waiver shall be effective only so long as such insurance shall not be reasonably available and commercially feasible in the commercial insurance market, it being understood that the failure of the Borrower to timely furnish any such supplemental report shall be evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such non-existence.